Exhibit 99.1
DEFINITIONS
The following is a listing of certain abbreviations, acronyms and other industry terminology that may be used throughout this Annual Report.

Measurements:
Barrel: One barrel of petroleum products that equals 42 U.S. gallons
Bcf : One billion cubic feet of natural gas
Bcf/d: One billion cubic feet of natural gas per day
British Thermal Unit (Btu): A unit of energy needed to raise the temperature of one pound of water by one degree
Fahrenheit
Dekatherms (Dth): A unit of energy equal to one million British thermal units
Mbbls/d: One thousand barrels per day
Mdth/d: One thousand dekatherms per day
MMcf/d: One million cubic feet per day
MMdth: One million dekatherms or approximately one trillion British thermal units
MMdth/d: One million dekatherms per day
Tbtu: One trillion British thermal units
Consolidated Entities:
Cardinal: Cardinal Gas Services, L.L.C.
Constitution: Constitution Pipeline Company, LLC
Gulfstar One: Gulfstar One LLC
Jackalope: Jackalope Gas Gathering Services, L.L.C.
Northwest Pipeline: Northwest Pipeline LLC
Transco: Transcontinental Gas Pipe Line Company, LLC
Partially Owned Entities: Entities in which we do not own a 100 percent ownership interest and, as of December 31, 2017, which we account for as an equity-method investment, including principally the following:
Aux Sable: Aux Sable Liquid Products LP
Caiman II: Caiman Energy II, LLC
Discovery: Discovery Producer Services LLC
Gulfstream: Gulfstream Natural Gas System, L.L.C.
Laurel Mountain: Laurel Mountain Midstream, LLC
OPPL: Overland Pass Pipeline Company LLC
UEOM: Utica East Ohio Midstream LLC
Government and Regulatory:
EPA: Environmental Protection Agency
Exchange Act: The Securities and Exchange Act of 1934, as amended
FERC: Federal Energy Regulatory Commission
GAAP: Generally accepted accounting principles

IRS: Internal Revenue Service
SEC: Securities and Exchange Commission
Other:
Williams: The Williams Companies, Inc. and, unless the context otherwise indicates, its subsidiaries (other than Williams Partners L.P. and its subsidiaries)
ACMP: Access Midstream Partners, L.P. prior to its merger with Pre-merger WPZ
DRIP: Distribution reinvestment program
Energy Transfer: Energy Transfer Equity, L.P.
ETC Merger: Merger wherein Williams would have been merged into ETC
Fractionation: The process by which a mixed stream of natural gas liquids is separated into its constituent products, such as ethane, propane, and butane
IDR: Incentive distribution right
LNG: Liquefied natural gas; natural gas which has been liquefied at cryogenic temperatures
MVC: Minimum volume commitment
NGLs: Natural gas liquids; natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels, and gasoline additives, among other applications
NGL margins:  NGL revenues less Btu replacement cost, plant fuel, transportation, and fractionation
NYSE: New York Stock Exchange
Pre-merger WPZ: Williams Partners L.P. prior to its merger with ACMP
RGP Splitter: Refinery grade propylene splitter
Throughput:  The volume of product transported or passing through a pipeline, plant, terminal, or other facility

The statements in this Annual Report that are not historical information, including statements concerning plans and objectives of management for future operations, economic performance or related assumptions, are forward-looking statements. Forward-looking statements may be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions and other words and terms of similar meaning. Although we believe that our expectations regarding future events are based on reasonable assumptions, we can give no assurance that such expectations or assumptions will be achieved. Additional information regarding forward-looking statements and important factors that could cause actual results to differ materially from those in the forward-looking statements are described under Part I, Item 1A in this Annual Report.

PART II

Item 6. Selected Financial Data
The following financial data at December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, should be read in conjunction with Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8, Financial Statements and Supplementary Data of this Form 10-K. All other financial data has been prepared from our accounting records.

	2017	2016	2015	2014	2013
	(Millions, except per-unit amounts)
Revenues (1)	$8,010	$7,491	$7,331	$7,409	$6,835
Net income (loss) (1) (2)	975	519	(1,358)	1,284	1,119
Net income (loss) attributable to controlling interests (1) (2)	871	431	(1,449)	1,188	1,116
Net income (loss) per common unit (1) (2)	.90	(.17)	(3.27)	.99	1.76
Total assets at December 31 (1)	45,903	46,265	47,870	49,248	23,513
Commercial paper and long-term debt due within one year at December 31 (3)	501	878	675	802	225
Long-term debt at December 31 (1)	15,996	17,685	19,001	16,252	8,999
Total equity at December 31 (1)	23,689	23,203	24,606	28,685	11,567
Cash distributions declared per common unit	2.650	3.400	3.400	3.642	3.415
____________

(1)
The increase in 2014 reflects the merger with ACMP. Because ACMP was under the common control of Williams, effective July 1, 2014, the merger was accounted for as a common control transaction, whereby ACMP’s assets and liabilities were combined with ours at Williams’ historical carrying values and the historical results of ACMP’s operations were combined with ours beginning with the date (July 1, 2014) Williams obtained control of ACMP. Net income (loss) per common unit was recast for years prior to 2014 to reflect the surviving entity’s equity structure. The 2014 increase in Long-term debt reflects $2.8 billion in issuances as well as $4.1 billion in debt assumed as the result of the merger with ACMP.

(2)	Net income (loss):

•	For 2017 includes $1.156 billion of impairments of certain assets, a $1.095 billion gain on the sale of our Geismar interest, and $713 million of regulatory charges resulting from Tax Reform;

•	For 2016 includes a $457 million impairment of certain assets and a $430 million impairment of certain equity-method investments;

•	For 2015 includes a $1.4 billion impairment of certain equity-method investments and a $1.1 billion impairment of goodwill.

(3)	The increase in 2014 reflects borrowings under our commercial paper program, which was initiated in 2013.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
We are an energy infrastructure master limited partnership focused on connecting North America’s significant hydrocarbon resource plays to growing markets for natural gas and NGLs through our gas pipeline and midstream businesses. WPZ GP LLC, a Delaware limited liability company wholly owned by Williams, is our general partner.
Our interstate natural gas pipeline strategy is to create value by maximizing the utilization of our pipeline capacity by providing high quality, low cost transportation of natural gas to large and growing markets. Our gas pipeline businesses’ interstate transmission and storage activities are subject to regulation by the FERC and as such, our rates and charges for the transportation of natural gas in interstate commerce, and the extension, expansion or abandonment of jurisdictional facilities and accounting, among other things, are subject to regulation. The rates are established through the FERC’s ratemaking process. Changes in commodity prices and volumes transported have limited near-term impact on these revenues because the majority of cost of service is recovered through firm capacity reservation charges in transportation rates.
The ongoing strategy of our midstream operations is to safely and reliably operate large-scale midstream infrastructure where our assets can be fully utilized and drive low per-unit costs. We focus on consistently attracting new business by providing highly reliable service to our customers. These services include natural gas gathering, processing, treating, and compression, NGL fractionation and transportation, crude oil production handling and transportation, marketing services for NGL, oil and natural gas, as well as storage facilities.
Consistent with the manner in which our chief operating decision maker evaluates performance and allocates resources, our reportable segments are Northeast G&P, Atlantic-Gulf, West, and NGL & Petchem Services, which are comprised of the following businesses:

•
Northeast G&P is comprised of our midstream gathering and processing businesses in the Marcellus Shale region primarily in Pennsylvania, New York, and West Virginia and the Utica Shale region of eastern Ohio, as well as a 66 percent interest in Cardinal (a consolidated entity), a 62 percent equity-method investment in UEOM, a 69 percent equity-method investment in Laurel Mountain, a 58 percent equity-method investment in Caiman II, and Appalachia Midstream Services, LLC, which owns equity-method investments with an approximate average 66 percent interest in multiple gas gathering systems in the Marcellus Shale (Appalachia Midstream Investments).

•
Atlantic-Gulf is comprised of our interstate natural gas pipeline, Transco, and significant natural gas gathering and processing and crude oil production handling and transportation assets in the Gulf Coast region, including a 51 percent interest in Gulfstar One (a consolidated entity), which is a proprietary floating production system, and various petrochemical and feedstock pipelines in the Gulf Coast region, as well as a 50 percent equity-method investment in Gulfstream, a 60 percent equity-method investment in Discovery, and a 41 percent interest in Constitution (a consolidated entity), which is developing a pipeline project (see Note 3 – Variable Interest Entities of Notes to Consolidated Financial Statements).

•
West is comprised of our interstate natural gas pipeline, Northwest Pipeline, and our gathering, processing and treating operations in New Mexico, Colorado, and Wyoming, as well as the Barnett Shale region of north-central Texas, the Eagle Ford Shale region of south Texas, the Haynesville Shale region of northwest Louisiana, and the Mid-Continent region which includes the Anadarko, Arkoma, Delaware, and Permian basins. This segment also includes our NGL and natural gas marketing business, storage facilities, an undivided 50 percent interest in an NGL fractionator near Conway, Kansas and a 50 percent equity-method investment in OPPL, as well as our previously owned 50 percent equity-method investment in the Delaware basin gas gathering system (DBJV) in the Mid-Continent region (see Note 6 – Investing Activities of Notes to Consolidated Financial Statements).

•
NGL & Petchem Services is comprised of previously owned operations, including an 88.5 percent undivided interest in an olefins production facility in Geismar, Louisiana, which was sold in July 2017 (see Note 2 –

Acquisitions and Divestitures of Notes to Consolidated Financial Statements), and a refinery grade propylene splitter in the Gulf region, which was sold in June 2017. This segment also includes our previously owned Canadian assets which included an oil sands offgas processing plant near Fort McMurray, Alberta, and a NGL/olefin fractionation facility at Redwater, Alberta. In September 2016, these Canadian operations were sold.
Financial Repositioning
In January 2017, we entered into agreements with Williams, wherein Williams permanently waived the general partner’s IDRs and converted its 2 percent general partner interest in us to a noneconomic interest in exchange for 289 million newly issued common units. Pursuant to this agreement, Williams also purchased approximately 277 thousand common units for $10 million. Additionally, Williams purchased approximately 59 million common units at a price of $36.08586 per unit in a private placement transaction. According to the terms of this agreement, concurrent with our quarterly distributions in February 2017 and May 2017, Williams paid additional consideration totaling $56 million to us for these units. Following these transactions and as of December 31, 2017, Williams owns a 74 percent limited partner interest in us.
Unless indicated otherwise, the following discussion and analysis of critical accounting estimates, results of operations, and financial condition and liquidity should be read in conjunction with the consolidated financial statements and notes thereto included in Part II, Item 8 of this report.
Distributions
On February 9, 2018, we paid a quarterly distribution of $0.60 per common unit to unitholders of record as of February 2, 2018.
Overview
Net income (loss) attributable to controlling interests for the year ended December 31, 2017, increased $440 million compared to the year ended December 31, 2016, reflecting the absence of $430 million of impairments of equity-method investments incurred in 2016, a $252 million increase in Other investing income (loss) – net primarily associated with the disposition of certain equity-method investments in 2017, and reduced interest expense, partially offset by a decrease of $264 million in operating income and an increase of $86 million in the provision for income taxes. The decrease in operating income is primarily due to a $699 million increase in Impairments of certain assets, $674 million of regulatory charges resulting from Tax Reform, and a $172 million decrease in product margins primarily due to the loss of olefins volumes as a result of the sales of our Gulf Olefins and Canadian operations, partially offset by a gain of $1.095 billion from the sale of our Geismar Interest and increased service revenue primarily associated with expansion projects.
Tax Reform
In December 2017, the Tax Cuts and Jobs Act was enacted, which, among other things, reduced the federal corporate income tax rate from 35 percent to 21 percent (Tax Reform) . Transco and Northwest Pipeline have recognized regulatory liabilities to reflect the probable return to customers through future rates of the future decrease in income taxes payable associated with Tax Reform. These liabilities represent an obligation to return amounts directly to our customers. The regulatory liabilities were recorded in December 2017 through regulatory charges to operating income totaling $674 million. (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies of Notes to Consolidated Financial Statements.) The timing and actual amount of such return will be subject to future negotiations regarding this matter and many other elements of cost-of-service rate proceedings, including other costs of providing service.
Revenue Recognition
As a result of the adoption of Accounting Standards Update 2014-09, Revenues from Contracts with Customers (ASC 606), we expect that our 2018 revenues will increase in situations where we receive noncash consideration, which exists primarily in certain of our gas processing contracts where we receive commodities as full or partial consideration for services provided. This increase in revenues will be offset by a similar increase in costs and expenses when the commodities received are subsequently sold. Based on commodities received during 2017 as consideration for services and market prices during 2017, we estimate the impact to revenues and costs would have been approximately $350 million.
Additionally, we expect future revenues will be impacted by application of the new accounting standard to certain contracts for which we received prepayments for services and have recorded deferred revenue (contract liabilities). For these contracts, which underwent modifications in periods prior to January 1, 2018, the modification is treated as a termination of the existing contract and the creation of a new contract. The new accounting guidance requires that the transaction price, including any remaining deferred revenue from the old contract, be allocated to the performance obligations over the term of the new contract. As a result, we will recognize the deferred revenue over longer periods than application of revenue recognition under accounting guidance prior to January 1, 2018. The application of ASC 606 to prior periods related to these contracts would have resulted in lower revenues in 2016 and 2017. Revenues will also be lower in 2018 and 2019 than what would have been recorded under the previous guidance, offset by increased revenues in later reporting periods given the longer period of recognition.
We are adopting ASC 606 utilizing the modified retrospective transition approach, effective January 1, 2018, by recognizing the cumulative effect of initially applying ASC 606 for periods prior to January 1, 2018, which we expect to result in a decrease of approximately $315 million to the opening balance of Total equity in the Consolidated Balance Sheet. This adjustment is primarily associated with the impact to the timing of deferred revenue (contract liabilities) for certain contracts as noted above.
Atlantic-Gulf
Virginia Southside II
In December 2017, the Virginia Southside II expansion project to the Transco system was placed into service. The project expanded Transco’s existing natural gas transmission system together with greenfield facilities to provide incremental firm transportation capacity from our Station 210 in New Jersey and our Station 165 in Virginia to a new lateral extending from our Brunswick Lateral in Virginia. The project increased capacity by 250 Mdth/d.
New York Bay Expansion
In October 2017, the New York Bay expansion to the Transco system was placed into service. The project expanded Transco’s existing natural gas transmission system to provide incremental firm transportation capacity from Station 195 in Pennsylvania to the Rockaway Delivery Lateral transfer point and the Narrows meter station in New York. The project increased capacity by 115 Mdth/d.
Dalton
In August 2017, the Dalton expansion to the Transco system was placed into service. This project expanded Transco’s existing natural gas transmission system together with greenfield facilities to provide incremental firm transportation capacity from our Station 210 in New Jersey to markets in northwest Georgia. On April 1, 2017, we began providing firm transportation service through the mainline portion of the project on an interim basis and we placed the full project into service in August 2017. The project increased capacity by 448 Mdth/d.
Hillabee
In July 2017, Phase I of the Hillabee Expansion Project was placed into service. The project involves an expansion of Transco’s existing natural gas transmission system from our Station 85 in west central Alabama to a new interconnection with the Sabal Trail pipeline in Alabama. The project will be constructed in phases, and all of the project expansion capacity is dedicated to Sabal Trail pursuant to a capacity lease agreement. We placed a portion of Phase I into service in June of 2017 and the remainder of Phase I into service in July of 2017. Phase I increased capacity by 818 Mdth/d. The in-service date of Phase II is planned for the second quarter of 2020 and together they are expected to increase capacity by 1,025 Mdth/d.

In March 2016, we entered into an agreement with the member-sponsors of Sabal Trail to resolve several matters. In accordance with the agreement, the member-sponsors paid us an aggregate amount of $240 million in three equal installments as certain milestones of the project were met. The first $80 million payment was received in March 2016, the second installment was received in September 2016 and the third installment was received in July 2017. We expect to recognize income associated with these receipts over the term of the capacity lease agreement.
In August 2017, the Court of Appeals for the District of Columbia Circuit granted an appeal of the FERC certificate order for the Southeast Market Pipelines projects (a group of related projects, including the Hillabee Expansion Project) filed by certain non-governmental organizations. In doing so, the court (i) remanded the matter to the FERC for preparation of an Environmental Impact Statement (EIS) that conforms with the court’s opinion regarding quantifying certain greenhouse gas emissions, and (ii) vacated the FERC’s certificate order for the projects, which would be effective following the court’s mandate (by court order, the mandate will not issue until after disposition of all petitions for rehearing). We, along with other intervenors, and the FERC filed petitions for rehearing with the court to overturn the remedy that would involve vacating the FERC certificate order, but on January 31, 2018 the court denied the petitions. In compliance with the court’s directive, on February 5, 2018, the FERC issued a Final Supplemental EIS for the projects, reaffirming that while the projects would result in temporary and permanent impacts on the environment, those impacts would not be significant. On February 6, 2018, we, along with other intervenors, and the FERC filed motions with the court to stay the issuance of the mandate in order to give the FERC time to re-issue the authorizations for the projects. The filing of the motions automatically stays the effectiveness of the court’s mandate. If the court’s mandate is issued prior to the FERC re-issuing the authorizations for the projects, we believe that the FERC will take the necessary steps (which may include issuing temporary certificate authority) to avoid any lapse in federal authorization for the projects.
West
Exchange of DBJV Interest
During the first quarter of 2017, we exchanged all of our 50 percent interest in DBJV for an increased interest in two natural gas gathering systems that are part of the Appalachia Midstream Investments and $155 million in cash. Appalachia Midstream Investments is part of our Northeast G&P segment. Following this exchange, we have an approximate average 66 percent interest in the Appalachia Midstream Investments. We also sold all of our interest in Ranch Westex JV LLC for $45 million. These transactions resulted in a total gain of $269 million reflected in Other investing income (loss) – net in the Consolidated Statement of Comprehensive Income (Loss) within the West segment. (See Note 6 – Investing Activities of Notes to Consolidated Financial Statements.)
NGL & Petchem Services
Geismar olefins facility monetization
In July 2017, we completed the sale of our Geismar Interest for $2.084 billion in cash. We received a final working capital adjustment of $12 million in October 2017. Additionally, we entered into a long-term supply and transportation agreement with the purchaser to provide feedstock to the plant via our Bayou Ethane pipeline system, which is expected to provide a long-term fee-based revenue stream. (See Note 2 – Acquisitions and Divestitures of Notes to Consolidated Financial Statements.)
Following this sale, the cash proceeds were used to repay our $850 million term loan. Proceeds have also been funding a portion of the capital and investment expenditures that are a part of our growth portfolio.
Commodity Prices
NGL per-unit margins were approximately 62 percent higher in 2017 compared to 2016 due to a 42 percent increase in per-unit non-ethane prices. The per-unit margin increase also reflects the absence of our former Canadian operations which had lower per-unit non-ethane margins in the prior year compared to our domestic operations. These favorable impacts were partially offset by an approximate 26 percent increase in per-unit natural gas feedstock prices.

NGL margins are defined as NGL revenues less any applicable Btu replacement cost, plant fuel, and third-party transportation and fractionation. Per-unit NGL margins are calculated based on sales of our own equity volumes at the processing plants. Our equity volumes include NGLs where we own the rights to the value from NGLs recovered at our plants under both “keep-whole” processing agreements, where we have the obligation to replace the lost heating value with natural gas, and “percent-of-liquids” agreements whereby we receive a portion of the extracted liquids with no obligation to replace the lost heating value.
The following graph illustrates the NGL production and sales volumes, as well as the margin differential between ethane and non-ethane products and the relative mix of those products.

Gathering and Processing Per Unit NGL Margin with Production and Sales Volumes by Quarter
(excludes partially owned plants)
$ per gallon
Gallons (Millions)
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0.00
800
700
600
500
400
300
200
100
0
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16
Q1'17
Q2'17
Q3'17
Q4'17
Ethane production for others & change in inventory (millions of gallons)
Non-Ethane production for others & change in inventory (millions of gallons)
Equity Ethane sales (millions of gallons)
Equity Non-Ethane sales (millions of gallons)
Realized ethane margin ($ per gallon)
Realized non-ethane margin ($ per gallon)
Realized NGL margin ($ per gallon)

The potential impact of commodity prices on our business is further discussed in the following Company Outlook.
Company Outlook
Our strategy is to provide large-scale energy infrastructure designed to maximize the opportunities created by the vast supply of natural gas and natural gas products that exists in the United States. We accomplish this by connecting the growing demand for cleaner fuels and feedstocks with our major positions in the premier natural gas and natural gas products supply basins. We continue to maintain a strong commitment to safety, environmental stewardship, operational excellence, and customer satisfaction. We believe that accomplishing these goals will position us to deliver safe and reliable service to our customers and an attractive return to our unitholders.
Our business plan for 2018 includes a continued focus on growing our fee-based businesses, executing growth projects and accomplishing cost discipline initiatives to ensure operations support our strategy. We anticipate operating results will increase through organic business growth driven primarily by Transco expansion projects and continued growth in the Northeast region. We intend to fund planned growth capital with retained cash flow and debt, and based on currently forecasted projects, we do not expect to access public equity markets for the next several years.

Our growth capital and investment expenditures in 2018 are expected to be approximately $2.7 billion. Approximately $1.7 billion of our growth capital funding needs include Transco expansions and other interstate pipeline growth projects, most of which are fully contracted with firm transportation agreements. The remaining growth capital spending in 2018 primarily reflects investment in gathering and processing systems in the Northeast G&P segment limited primarily to known new producer volumes, including volumes that support Transco expansion projects including our Atlantic Sunrise project. In addition to growth capital and investment expenditures, we also remain committed to projects that maintain our assets for safe and reliable operations, as well as projects that meet legal, regulatory, and/or contractual commitments.
As a result of our significant continued capital and investment expenditures on Transco expansions and fee-based gathering and processing projects, fee-based businesses are a significant component of our portfolio and serve to reduce the influence of commodity price fluctuations on our operating results and cash flows. We expect to benefit as continued growth in demand for low-cost natural gas is driven by increases in LNG exports, industrial demand and power generation. For 2018, current forward market prices indicate oil prices are expected to be higher compared to 2017, while natural gas and NGL prices are expected to be lower or comparable with 2017. We continue to address certain pricing risks through the utilization of commodity hedging strategies. However, some of our customers may continue to curtail or delay drilling plans until there is a more sustained recovery in prices, which may negatively impact our gathering and processing volumes. The credit profiles of certain of our producer customers have been, and may continue to be, challenged as a result of lower energy commodity prices. Unfavorable changes in energy commodity prices or the credit profile of our producer customers may also result in noncash impairments of our assets.
In 2018, our operating results are expected to include increases from our regulated Transco fee-based business primarily related to projects recently placed in-service or expected to be placed in-service in 2018, including the Atlantic Sunrise project. For our non-regulated businesses, we anticipate increases in fee-based revenue in the Northeast G&P segment, partially offset by lower fee-based revenue in the West segment. As previously discussed, under the new accounting guidance for revenue recognition, deferred revenue under certain contracts will be recognized over longer periods than under the prior guidance, resulting in a decrease in revenue for the West segment. We expect overall gathering and processing volumes to grow in 2018 and increase thereafter to meet the growing demand for natural gas and natural gas products. We also anticipate lower general and administrative expenses due to the full year impact of prior year cost reduction initiatives.
Potential risks and obstacles that could impact the execution of our plan include:

•	Certain aspects of Tax Reform, including regulatory liabilities relating to reduced corporate federal income tax rates, could adversely impact the rates we can charge on our regulated pipelines;

•	Opposition to infrastructure projects, including the risk of delay or denial in permits and approvals needed for our projects;
•Unexpected significant increases in capital expenditures or delays in capital project execution;
•Counterparty credit and performance risk, including that of Chesapeake Energy Corporation and its affiliates;

•	Lower than anticipated demand for natural gas and natural gas products which could result in lower than expected volumes, energy commodity prices and margins;
•General economic, financial markets, or further industry downturn, including increased interest rates;
•Physical damages to facilities, including damage to offshore facilities by named windstorms;
•Production issues impacting offshore gathering volumes;

•	Other risks set forth under Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 22, 2018.

We seek to maintain a strong financial position and liquidity, as well as manage a diversified portfolio of energy infrastructure assets which continue to serve key growth markets and supply basins in the United States.
Expansion Projects
Our ongoing major expansion projects include the following:
Northeast G&P
Ohio River Supply Hub Expansion
We agreed to expand our services to a customer to provide 660 MMcf/d of processing wet gas capacity in the Marcellus and Upper Devonian Shale in West Virginia. Associated with this agreement, we expect to further expand the processing capacity of our Oak Grove facility, which has the ability to increase capacity by an additional 1.8 Bcf/d. Additionally, with the same customer, we secured a gathering dedication agreement to gather dry gas in this same region. These expansions will be supported by long-term, fee-based agreements and volumetric commitments.
Susquehanna Supply Hub Expansion
The Susquehanna Supply Hub Expansion, which involves two new compression facilities with an additional 49,000 horsepower and 59 miles of 12 inch to 24 inch pipeline, is expected to increase gathering capacity, allowing a certain producer to fulfill its commitment to deliver 850 Mdth/d to our Atlantic Sunrise development. We placed a portion of this project into service in January 2018 and anticipate this expansion will be fully commissioned in the first quarter of 2018.
Atlantic-Gulf
Atlantic Sunrise
In February 2017, we received approval from the FERC to expand Transco’s existing natural gas transmission system along with greenfield facilities to provide incremental firm transportation capacity from the northeastern Marcellus producing area to markets along Transco’s mainline as far south as Station 85 in west central Alabama. We placed a portion of the mainline project facilities into service in September 2017 and it increased capacity by 400 Mdth/d. We plan to place the full project into service during mid-2018, assuming timely receipt of all remaining regulatory approvals. The full project is expected to increase capacity by 1,700 Mdth/d.
Constitution Pipeline
We currently own 41 percent of Constitution with three other parties holding 25 percent, 24 percent, and 10 percent, respectively. We are the operator of Constitution. The 126-mile Constitution pipeline is proposed to connect our gathering system in Susquehanna County, Pennsylvania, to the Iroquois Gas Transmission and Tennessee Gas Pipeline systems in New York, as well as to a local distribution company serving New York and Pennsylvania.
In December 2014, Constitution received approval from the FERC to construct and operate its proposed pipeline, which will have an expected capacity of 650 Mdth/d. However, in April 2016, the New York State Department of Environmental Conservation (NYSDEC) denied the necessary water quality certification under Section 401 of the Clean Water Act for the New York portion of the pipeline. In May 2016, Constitution appealed the NYSDEC’s denial of the Section 401 certification to the United States Court of Appeals for the Second Circuit and in August 2017, the court issued a decision denying in part and dismissing in part Constitution’s appeal. The court expressly declined to rule on Constitution’s argument that the delay in the NYSDEC’s decision on Constitution’s Section 401 application constitutes a waiver of the certification requirement. The court determined that it lacked jurisdiction to address that contention, and found that jurisdiction over the waiver issue lies exclusively with the United States Court of Appeals for the District of Columbia Circuit. As to the denial itself, the court determined that NYSDEC’s action was not arbitrary or capricious. Constitution filed a petition for rehearing with the Second Circuit Court of Appeals, but in October the court denied our petition.

In October 2017, we filed a petition for declaratory order requesting the FERC to find that, by operation of law, the Section 401 certification requirement for the New York State portion of Constitution’s pipeline project was waived due to the failure by the NYSDEC to act on Constitution’s Section 401 application within a reasonable period of time as required by the express terms of such statute. In January 2018, the FERC denied our petition, finding that Section 401 provides that a state waives certification only when it does not act on an application within one year from the date of the application.
The project’s sponsors remain committed to the project, and, in that regard, we are pursuing two separate and independent paths in order to overturn the NYSDEC’s denial of the Section 401 certification. In January 2018, we filed a petition with the United States Supreme Court to review the decision of the Second Circuit Court of Appeals that upheld the merits of the NYSDEC’s denial of the Section 401 certification. And, in February 2018, we filed a request with the FERC for rehearing of its finding that the NYSDEC did not waive the Section 401 certification requirement. If the FERC denies such request, we will file a petition for review with the D.C. Circuit Court of Appeals.
We estimate that the target in-service date for the project would be approximately 10 to 12 months following any court or FERC decision that the NYSDEC denial order was improper or that the NYSDEC waived the Section 401 certification requirement. (See Note 3 – Variable Interest Entities of Notes to Consolidated Financial Statements.)
Garden State
In April 2016, we received approval from the FERC to expand Transco’s existing natural gas transmission system to provide incremental firm transportation capacity from Station 210 in New Jersey to a new interconnection on our Trenton Woodbury Lateral in New Jersey. The project will be constructed in phases and is expected to increase capacity by 180 Mdth/d. We placed the initial phase of the project into service in September 2017 and plan to place the remaining portion of the project into service during the first quarter of 2018.
Gateway
In November 2017, we filed an application with the FERC to expand Transco’s existing natural gas transmission system to provide incremental firm transportation capacity from PennEast Pipeline Company's proposed interconnection with Transco’s mainline south of Station 205 in New Jersey to other existing Transco meter stations within New Jersey. We plan to place the project into service in the first quarter of 2021, assuming timely receipt of all necessary regulatory approvals. The project is expected to increase capacity by 65 Mdth/d.
Gulf Connector
In November 2017, we received approval from the FERC allowing Transco to expand its existing natural gas transmission system to provide incremental firm transportation capacity from Station 65 in Louisiana to delivery points in Wharton and San Patricio Counties, Texas. The project will be constructed in two phases and we plan to place both phases into service during the first half of 2019, assuming timely receipt of all necessary regulatory approvals. The project is expected to increase capacity by 475 Mdth/d.
Hillabee
In February 2016, the FERC issued a certificate order for the initial phases of Transco’s Hillabee Expansion Project. The project involves an expansion of Transco’s existing natural gas transmission system from Station 85 in west central Alabama to a new interconnection with the Sabal Trail pipeline in Alabama. The project will be constructed in phases, and all of the project expansion capacity will be leased to Sabal Trail. We placed a portion of Phase I into service in June of 2017 and the remainder of Phase I into service in July of 2017. Phase I increased capacity by 818 Mdth/d. The in-service date of Phase II is planned for the second quarter of 2020 and together they are expected to increase capacity by 1,025 Mdth/d. See Atlantic-Gulf within Overview.

Norphlet Project
In March 2016, we announced that we have reached an agreement to provide deepwater gas gathering services to the Appomattox development in the Gulf of Mexico. The project will provide offshore gas gathering services to our existing Transco lateral, which will provide transmission services onshore to our Mobile Bay processing facility. We also plan to make modifications to our Main Pass 261 Platform to install an alternate delivery route from the platform, as well as modifications to our Mobile Bay processing facility. The project is scheduled to go into service during the second half of 2019.
Northeast Supply Enhancement
In March 2017, we filed an application with the FERC to expand Transco’s existing natural gas transmission system to provide incremental firm transportation capacity from Station 195 in Pennsylvania to the Rockaway Delivery Lateral transfer point in New York. We plan to place the project into service in late 2019 or during the first half of 2020, assuming timely receipt of all necessary regulatory approvals. The project is expected to increase capacity by 400 Mdth/d.
Rivervale South to Market
In August 2017, we filed an application with the FERC to expand Transco’s existing natural gas transmission system to provide incremental firm transportation capacity from the existing Rivervale interconnection with Tennessee Gas Pipeline on Transco’s North New Jersey Extension to other existing Transco locations within New Jersey. We plan to place the project into service as early as the fourth quarter of 2019, assuming timely receipt of all necessary regulatory approvals. The project is expected to increase capacity by 190 Mdth/d.
West
North Seattle Lateral Upgrade
In May 2017, we filed an application with the FERC to expand delivery capabilities on Northwest Pipeline’s North Seattle Lateral. The project consists of the removal and replacement of approximately 5.9 miles of 8-inch diameter pipeline with new 20-inch diameter pipeline. We plan to place the project into service as early as the fourth quarter of 2019. The project is expected to increase capacity by up to 159 Mdth/d.
Critical Accounting Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. We believe that the nature of these estimates and assumptions is material due to the subjectivity and judgment necessary, or the susceptibility of such matters to change, and the impact of these on our financial condition or results of operations.

Property, Plant, and Equipment and Other Identifiable Intangible Assets
We evaluate our property, plant, and equipment and other identifiable intangible assets for impairment when events or changes in circumstances indicate, in our judgment, that the carrying value of such assets may not be recoverable. When an indicator of impairment has occurred, we compare our estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether an impairment has occurred and we may apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes including selling in the near term or holding for the remaining estimated useful life. If an impairment of the carrying value has occurred, we determine the amount of the impairment recognized by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value. This evaluation is performed at the lowest level for which separately identifiable cash flows exist.
During the third quarter of 2017, we received solicitations and engaged in negotiations for the sale of certain gas gathering assets within the Mid-Continent region. As a result of these events, we evaluated the Mid-Continent asset group, which includes property, plant, and equipment and intangible assets, for impairment. Our evaluation considered the likelihood of divesting certain assets within the Mid-Continent region as well as information developed from the negotiation process that impacted our estimate of future cash flows associated with these assets. The estimated undiscounted future cash flows were determined to be below the carrying amount for these assets. We computed the estimated fair value using an income approach and incorporated market inputs based on ongoing negotiations for the potential sale of a portion of the underlying assets. For the income approach, we utilized a discount rate of 10.2 percent, reflecting an estimated cost of capital and risks associated with the underlying assets. As a result of this evaluation, we recorded an impairment charge of $1.019 billion for the difference between the estimated fair value and carrying amount of these assets.
Judgments and assumptions are inherent in estimating undiscounted future cash flows, fair values, and the probability-weighting of possible outcomes. The use of alternate judgments and assumptions could result in a different determination affecting the consolidated financial statements.
Equity-Method Investments
At December 31, 2017, our Consolidated Balance Sheet includes approximately $6.6 billion of investments that are accounted for under the equity-method of accounting. We evaluate these investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. We continue to monitor our equity-method investments for any indications that the carrying value may have experienced an other-than-temporary decline in value. When evidence of a loss in value has occurred, we compare our estimate of the fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. We generally estimate the fair value of our investments using an income approach where significant judgments and assumptions include expected future cash flows and the appropriate discount rate. In some cases, we may utilize a form of market approach to estimate the fair value of our investments.
If the estimated fair value is less than the carrying value and we consider the decline in value to be other-than-temporary, the excess of the carrying value over the fair value is recognized in the consolidated financial statements as an impairment charge. Events or changes in circumstances that may be indicative of an other-than-temporary decline in value will vary by investment, but may include:

•	A significant or sustained decline in the market value of an investee;

•	Lower than expected cash distributions from investees;

•	Significant asset impairments or operating losses recognized by investees;

•	Significant delays in or lack of producer development or significant declines in producer volumes in markets served by investees;

•	Significant delays in or failure to complete significant growth projects of investees.
As of December 31, 2017, the carrying value of our equity-method investment in Discovery is $534 million. During the fourth quarter of 2017, certain customers of Discovery terminated a significant offshore gas gathering agreement following the shut-in of production after the associated wells ceased flowing. As a result, we evaluated this investment for impairment and determined that no impairment was necessary.
We estimated the fair value of our investment in Discovery using an income approach that primarily considered probability-weighted assumptions of additional commercial development, the continued operation of the business under existing contracts, and a discount rate of 11.3 percent. Higher probabilities were generally assigned to those commercial development opportunities that were more advanced in the discussion and contracting process, utilizing existing infrastructure due to producer capital constraints, and/or we believe Discovery has a competitive advantage due to geographical proximity to the prospect. The estimated fair value of our investment in Discovery exceeded its carrying value by approximately 6 percent and thus no impairment was necessary.

Judgments and assumptions are inherent in our estimates of future cash flows, discount rates, and additional development probabilities. It is reasonably possible that an impairment could be required in the future if commercial development activities are not as successful or as timely as assumed. The use of alternate judgments and assumptions could result in a different calculation of fair value, which could ultimately result in the recognition of an impairment charge in the consolidated financial statements.
Constitution Pipeline Capitalized Project Costs
As of December 31, 2017, Property, plant, and equipment – net in our Consolidated Balance Sheet includes approximately $381 million of capitalized project costs for Constitution, for which we are the construction manager and own a 41 percent consolidated interest. As a result of the events discussed in Company Outlook, we evaluated the capitalized project costs for impairment as recently as December 31, 2017, and determined that no impairment was necessary. Our evaluation considered probability-weighted scenarios of undiscounted future net cash flows, including scenarios assuming construction of the pipeline, as well as a scenario where the project does not proceed. These scenarios included our most recent estimate of total construction costs. The probability-weighted scenarios also considered our assessment of the likelihood of success of the two separate and independent paths to obtain necessary certification, as described in Company Outlook. It is reasonably possible that future unfavorable developments, such as a reduced likelihood of success, increased estimates of construction costs, or further significant delays, could result in a future impairment.

Regulatory Liabilities resulting from Tax Reform
In December 2017, Tax Reform was enacted, which, among other things, reduced the corporate income tax rate from 35 percent to 21 percent. Rates charged to customers of our regulated natural gas pipelines are subject to the rate-making policies of the FERC, which permit the recovery of an income tax allowance that includes a deferred income tax component. As a result of the reduced income tax rate from Tax Reform and the collection of historical rates that reflected historical federal income tax rates, we expect that our regulated natural gas pipelines will be required to return amounts to certain customers through future rates and have established regulatory liabilities accordingly. These liabilities were recorded in December 2017 through regulatory charges to operating income totaling $674 million. (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies of Notes to Consolidated Financial Statements.) The timing and actual amount of such return will be subject to future negotiations regarding this matter and many other elements of cost–of–service rate proceedings, including other costs of providing service.
Our estimation of these regulatory liabilities incorporated the following significant judgments and assumptions involving income taxes collected from our customers.

•
We utilized current FERC guidance for the default income tax rate for non-corporate taxpayers, which is an element of our overall effective tax rate. It is possible that the FERC will provide updated implementation guidance in the future, including an updated default income tax rate for non-corporate taxpayers. We estimate that a decline of one percentage point in our assumed overall effective tax rate would increase our regulatory liabilities by approximately $42 million.

•
We made assumptions regarding the allocation of our taxable income between corporate and non-corporate taxpayers. This allocation is subject to annual variation that could impact the weighted average federal tax component of the overall income tax allowance rate.

•
We made assumptions regarding the allocation of our taxable income among the states in which we conduct business. This allocation is subject to annual variation that could impact the weighted average state tax component of the overall income tax allowance rate. It is possible that certain states may change their income tax laws and/or rates in the future in response to Tax Reform.

•
In determining the estimated liability that we currently believe is probable of return to customers through future rates, we considered the mix of services provided by our regulated natural gas pipelines, taking into consideration that certain of these services are provided under contractually-based rates, in lieu of recourse-

based rates. The contractually-based rates are designed to recover the cost of providing those services, with no expected future rate adjustment for the term of those contracts. We estimate that a one percent change in the relative mix of services would change the regulatory liability by approximately $8 million.
The use of alternative judgments and assumptions could result in the recognition of different regulatory liabilities and associated charges in the consolidated financial statements.

Results of Operations
Consolidated Overview
The following table and discussion is a summary of our consolidated results of operations for the three years ended December 31, 2017. The results of operations by segment are discussed in further detail following this consolidated overview discussion.

	Years Ended December 31,
	2017	$ Change from 2016*	% Change from 2016*	2016	$ Change from 2015*	% Change from 2015*	2015
	(Millions)
Revenues:
Service revenues	$5,292	+119	+2%	$5,173	+38	+1%	$5,135
Product sales	2,718	+400	+17%	2,318	+122	+6%	2,196
Total revenues	8,010			7,491			7,331
Costs and expenses:
Product costs	2,300	-572	-33%	1,728	+51	+3%	1,779
Operating and maintenance expenses	1,562	-14	-1%	1,548	+77	+5%	1,625
Depreciation and amortization expenses	1,700	+20	+1%	1,720	-18	-1%	1,702
Selling, general, and administrative expenses	610	+20	+3%	630	+54	+8%	684
Impairment of goodwill	—	—	—%	—	+1,098	+100%	1,098
Impairment of certain assets	1,156	-699	-153%	457	-312	NM	145
Gain on sale of Geismar Interest	(1,095)	+1,095	NM	—	—	—%	—
Regulatory charges resulting from Tax Reform	674	-674	NM	—	—	—%	—
Insurance recoveries – Geismar Incident	(9)	+2	+29%	(7)	-119	-94%	(126)
Other (income) expense – net	79	+39	+33%	118	-77	-188%	41
Total costs and expenses	6,977			6,194			6,948
Operating income (loss)	1,033			1,297			383
Equity earnings (losses)	434	+37	+9%	397	+62	+19%	335
Impairment of equity-method investments	—	+430	+100%	(430)	+929	+68%	(1,359)
Other investing income (loss) – net	281	+252	NM	29	+27	NM	2
Interest expense	(822)	+94	+10%	(916)	-105	-13%	(811)
Other income (expense) – net	55	-7	-11%	62	-31	-33%	93
Income (loss) before income taxes	981			439			(1,357)
Provision (benefit) for income taxes	6	-86	NM	(80)	+81	NM	1
Net income (loss)	975			519			(1,358)
Less: Net income attributable to noncontrolling interests	104	-16	-18%	88	+3	+3%	91
Net income (loss) attributable to controlling interests	$871			$431			$(1,449)
_________

*	+ = Favorable change; - = Unfavorable change; NM = A percentage calculation is not meaningful due to a change in signs, a zero-value denominator, or a percentage change greater than 200.
2017 vs. 2016
Service revenues increased due to higher transportation fee revenues at Transco and in the eastern Gulf reflecting expansion projects placed in-service in 2016 and 2017; partially offset by a decrease in gathering, processing, and fractionation revenue including lower rates, primarily in the Barnett Shale region associated with the restructuring of contracts in the fourth quarter of 2016; lower volumes in the western regions, driven by natural declines and extreme weather conditions in the Rocky Mountains in 2017; and the sale of our former Canadian and Gulf Olefins operations.
Product sales increased primarily due to higher marketing revenues reflecting significantly higher prices and volumes. Revenues from the sale of our equity NGLs increased primarily due to higher non-ethane NGL prices, partially offset by lower volumes. These increases were partially offset by lower olefin production sales due to lower volumes resulting from the sales of our former Gulf Olefins and Canadian operations.
The increase in Product costs is primarily due to the same factors that increased marketing sales, partially offset by lower olefin feedstock purchases associated with the sales of our Gulf Olefins and Canadian operations.
Operating and maintenance expenses increased primarily due to higher pipeline integrity testing and general maintenance at Transco and a settlement charge from a pension early payout program (see Note 9 – Benefit Plans of Notes to Consolidated Financial Statements), partially offset by the absence of costs associated with our former Canadian and Gulf Olefins operations and lower labor-related costs resulting from our workforce reductions that occurred late in first-quarter 2016, and ongoing cost containment efforts.
Depreciation and amortization expenses decreased primarily due to the absence of our former Canadian and Gulf Olefins operations, partially offset by new assets placed in-service.
Selling, general, and administrative expenses (SG&A) decreased primarily due to the absence of costs associated with our former Canadian and Gulf Olefins operations, lower labor-related costs resulting from our workforce reductions that occurred late in first-quarter 2016, and ongoing cost containment efforts. These decreases are partially offset by higher costs in 2017 related to severance, primarily associated with our Other segment, and organizational realignment, as well as a settlement charge from a pension early payout program.
The unfavorable change in Impairment of certain assets primarily reflects the 2017 impairment of certain gathering operations in the Mid-Continent and Marcellus South regions, partially offset by the absence of 2016 impairments of our former Canadian operations and certain Mid-Continent assets (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements).
The Gain on sale of Geismar Interest reflects the gain recognized on the sale of our Geismar Interest in July 2017. (See Note 2 – Acquisitions and Divestitures of Notes to Consolidated Financial Statements).
The Regulatory charges resulting from Tax Reform relates to the recognition of regulatory liabilities for the probable return to customers through future rates of the future decrease in income taxes payable associated with Tax Reform. (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies of Notes to Consolidated Financial Statements).
The favorable change in Other (income) expense – net within Operating income (loss) is primarily due to the absence of the 2016 loss on the sale of our Canadian operations, gains from certain contract settlements and terminations in 2017, a gain on the sale of our RGP Splitter in 2017, and the absence of an unfavorable change in foreign currency exchange associated with our former Canadian operations. These favorable changes are partially offset by additional expense associated with an annual revision to the ARO liability and the accrual of additional expenses in 2017 related to the Geismar Incident.
Operating income (loss) changed unfavorably primarily due to a regulatory charge resulting from Tax Reform, 2017 impairments of certain gathering operations in the Mid-Continent and Marcellus South regions, the absence of operating income associated with our former Gulf Olefins operations, and a settlement charge from a pension early payout program. These unfavorable changes were partially offset by the Gain on sale of Geismar Interest, the absence of the 2016 impairments of our former Canadian operations and certain Mid-Continent assets, higher service revenues primarily from expansion projects placed in-service in 2016 and 2017, as well as ongoing cost containment efforts, including the workforce reductions in first-quarter 2016. Operating income (loss) also improved due to absence of the 2016 loss on the sale of our Canadian operations, the absence of an operating loss associated with our former Canadian operations, gains from certain contract settlements and the sale of our RGP Splitter.

The favorable change in Equity earnings (losses) is due to an increase in ownership of our Appalachia Midstream Investments and improved results at Aux Sable due to favorable pricing and higher volumes, partially offset by lower UEOM results driven by lower processing volumes from the Utica gathering system and lower Discovery results due to lower volumes.
The decrease in Impairment of equity-method investments reflects the absence of 2016 impairment charges associated with our Appalachia Midstream Investments, DBJV, Laurel Mountain, and Ranch Westex equity-method investments. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements.)
Other investing income (loss) – net reflects the gain on disposition of our investments in DBJV and Ranch Westex JV LLC in 2017, partially offset by the absence of a 2016 gain on the sale of an equity-method investment interest in a gathering system that was part of our Appalachia Midstream Investments gathering system. (See Note 6 – Investing Activities of Notes to Consolidated Financial Statements.)
Interest expense decreased due to lower Interest incurred primarily attributable to debt retirements and the absence of borrowings on our credit facility in 2017. (See Note 13 – Debt, Banking Arrangements, and Leases of Notes to Consolidated Financial Statements.)
Other income (expense) – net below Operating income (loss) changed unfavorably primarily due to $39 million of regulatory charges resulting from Tax Reform, offset by a net gain on early debt retirements in 2017, which is included in our Other segment. (See Note 7 – Other Income and Expenses of Notes to Consolidated Financial Statements.)
Provision (benefit) for income taxes changed unfavorably primarily due to the absence of a 2016 income tax benefit associated with the impairment of our former Canadian operations. See Note 8 – Provision (Benefit) for Income Taxes of Notes to Consolidated Financial Statements for a discussion of the effective tax rates compared to the federal statutory rate for both periods.
The unfavorable change in Net income (loss) attributable to noncontrolling interests is primarily due to improved results in our Gulfstar operations, partially offset by lower results for our Cardinal gathering system.
2016 vs. 2015
Service revenues increased primarily due to expansion projects placed in service in 2015 and 2016, including those associated with Transco’s natural gas transportation system and new transportation and fractionation revenue associated with Williams’ Horizon liquids extraction plant in Canada. The Canadian operations were sold in late September 2016. These increases were partially offset by a decrease in gathering, processing, and fractionation revenue primarily due to lower volumes primarily in the Barnett Shale and Anadarko basin.
Product sales increased primarily due to higher olefins sales reflecting increased volumes at our former Geismar plant as a result of the plant operating at higher production levels in 2016, partially offset by lower olefin sales from other olefin operations associated with lower volumes and per-unit sales prices. Product sales also reflect higher marketing revenues associated with higher NGL and propylene prices and natural gas and crude oil volumes, partially offset by lower NGL volumes and crude oil prices.
The decrease in Product costs includes lower olefin feedstock purchases and lower costs associated with other product sales, partially offset by higher marketing purchases primarily due to the same factors that increased marketing sales. The decline in olefin feedstock purchases is primarily associated with lower per-unit feedstock costs and volumes at our other olefin operations, partially offset by an increase in olefin feedstock purchases at our former Geismar plant reflecting increased volumes resulting from higher production levels in 2016.
Operating and maintenance expenses decreased primarily due to lower labor-related and outside service costs resulting from our first-quarter 2016 workforce reductions and cost containment efforts, lower costs associated with general maintenance activities in the Marcellus Shale, as well as the absence of ACMP transition-related costs recognized in 2015. These decreases are partially offset by $16 million of severance and related costs recognized in 2016 and higher pipeline testing and general maintenance costs at Transco.

Depreciation and amortization expenses increased primarily due to depreciation on new assets placed in service, including Transco pipeline projects, partially offset by lower depreciation related to Canadian operations sold in 2016.
SG&A decreased primarily due to the absence of ACMP merger and transition-related costs recognized in 2015 and lower labor-related costs resulting from our first-quarter 2016 workforce reductions and cost containment efforts, partially offset by $21 million of severance and related costs recognized in 2016.
Impairment of goodwill decreased due to the absence of a 2015 impairment charge associated with certain goodwill. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements.)
Impairment of certain assets reflects 2016 impairments of our former Canadian operations, certain Mid-Continent assets, and other assets. Impairments recognized in 2015 relate primarily to previously capitalized development costs and surplus equipment write-downs. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements.)
Insurance recoveries – Geismar Incident changed unfavorably reflecting the receipt of $126 million of insurance proceeds in the second quarter of 2015, as compared to the receipt of $7 million of proceeds in the fourth quarter of 2016.
The unfavorable change in Other (income) expense – net within Operating income (loss) includes a loss on the sale of our Canadian operations that were sold in September 2016, project development costs at Constitution as we discontinued capitalization of these costs in April 2016, and an unfavorable change in foreign currency exchange that primarily relates to losses incurred on foreign currency transactions and the remeasurement of the U.S. dollar-denominated current assets and liabilities within our former Canadian operations.
Operating income (loss) changed favorably primarily due to the absence of a goodwill impairment in 2015, higher olefin margins related to the Geismar plant operating at higher production levels in 2016, lower costs related to the merger and integration of ACMP, lower costs and expenses associated with cost containment efforts, and higher service revenues reflecting new projects placed in service in 2015 and 2016. These favorable changes are partially offset by higher impairments of assets and loss on sale of certain assets in 2016, a decrease in insurance proceeds received, and higher depreciation expenses related to new projects placed in service.
Equity earnings (losses) changed favorably primarily due to a $30 million increase at Discovery driven by the completion of the Keathley Canyon Connector in the first quarter of 2015. Additionally, equity earnings from OPPL, Laurel Mountain, and DBJV improved $16 million, $11 million, and $10 million, respectively.
Impairment of equity-method investments reflects 2016 impairment charges associated with Appalachia Midstream Investments, DBJV, Laurel Mountain and Ranch Westex equity-method investments, while the 2015 impairment charges relate to our equity-method investments in Appalachia Midstream Investments, DBJV, UEOM, and Laurel Mountain. (See Note 6 – Investing Activities of Notes to Consolidated Financial Statements.)
Other investing income (loss) – net reflects a 2016 gain on the sale of an equity-method investment interest in a gathering system that was part of our Appalachia Midstream Investments. (See Note 6 – Investing Activities of Notes to Consolidated Financial Statements.)
Interest expense increased due to higher Interest incurred of $85 million primarily attributable to new debt issuances in 2016 and 2015, as well as lower Interest capitalized of $20 million primarily related to construction projects that have been placed into service, partially offset by lower interest due to 2015 and 2016 debt retirements. (See Note 13 – Debt, Banking Arrangements, and Leases of Notes to Consolidated Financial Statements.)
Other income (expense) – net below Operating income (loss) changed unfavorably primarily due to a decrease in allowance for equity funds used during construction (AFUDC) due to decreased spending on Constitution and the absence of a $14 million gain on early debt retirement in 2015.

Provision (benefit) for income taxes changed favorably primarily due to lower foreign pre-tax income associated with our former Canadian operations. See Note 8 – Provision (Benefit) for Income Taxes of Notes to Consolidated Financial Statements for a discussion of the effective tax rates compared to the federal statutory rate for both years.
The favorable change in Net income attributable to noncontrolling interests is primarily due to project development costs for Constitution, partially offset by the absence of a 2015 goodwill impairment at Cardinal.
Year-Over-Year Operating Results – Segments
We evaluate segment operating performance based upon Modified EBITDA. Note 18 – Segment Disclosures of Notes to Consolidated Financial Statements includes a reconciliation of this non-GAAP measure to Net income (loss). Management uses Modified EBITDA because it is an accepted financial indicator used by investors to compare company performance. In addition, management believes that this measure provides investors an enhanced perspective of the operating performance of our assets. Modified EBITDA should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP.
Northeast G&P

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Service revenues	$872	$870	$823
Product sales	291	162	128
Segment revenues	1,163	1,032	951

Product costs	(286)	(159)	(121)
Other segment costs and expenses	(386)	(364)	(387)
Impairment of certain assets	(124)	(13)	(32)
Proportional Modified EBITDA of equity-method investments	452	357	359
Northeast G&P Modified EBITDA	$819	$853	$770
2017 vs. 2016
Modified EBITDA decreased primarily due to higher Impairment of certain assets and Other segment costs and expenses, partially offset by higher Proportional Modified EBITDA of equity-method investments.
Service revenues increased slightly reflecting:

•	A $38 million increase in gathering fee revenue at Susquehanna Supply Hub driven by 11 percent higher gathered volumes reflecting increased customer production;

•	A $23 million increase in fee revenue at Ohio Valley Midstream reflecting the absence of shut-in volumes from the first half of 2016, as well as new production coming online;

•
A $56 million decrease in Utica gathering fee revenues primarily due to 14 percent lower gathered volumes driven by natural declines in the wet gas areas, partially offset by higher volumes from new development in the dry gas areas.

Product sales increased primarily due to higher non-ethane and ethane prices and higher non-ethane volumes within our marketing activities. The changes in marketing revenues are offset by similar changes in marketing purchases, reflected above as Product costs.
Other segment costs and expenses increased due to a $31 million increase in operating and maintenance expenses primarily resulting from higher costs related to various maintenance expenses and ad valorem taxes, and $7 million related to a settlement charge from a pension early payout program (see Note 9 – Benefit Plans of Notes to Consolidated Financial Statements). These increases are partially offset by $16 million lower general and administrative expenses primarily due to a reduced share of allocated support costs, ongoing cost containment efforts, and 2016 workforce reductions.
Impairment of certain assets increased primarily due to a $115 million impairment of certain gathering operations in the Marcellus South region.
Proportional Modified EBITDA of equity-method investments changed favorably primarily due to a $100 million increase at Appalachia Midstream Investments reflecting our increased ownership acquired late in the first quarter of 2017 and higher gathering volumes reflecting the absence of shut-in volumes from 2016 and increased customer production, a $20 million increase at Aux Sable due to increased customer production and the absence of the $9 million impairment in 2016, an $8 million increase at Laurel Mountain Midstream associated with higher gathering revenue due to higher rates reflecting higher natural gas prices, partially offset by a $34 million decrease at UEOM driven by lower processing volumes from the wet gas areas of the Utica gathering system as noted above.
2016 vs. 2015
Modified EBITDA increased primarily due to higher service revenues, lower operating and maintenance expenses, and lower impairment charges.
Service revenues include a $27 million increase in Susquehanna Supply Hub gathering revenues resulting from fewer producer shut-ins associated with improved regional natural gas prices. In addition, revenues associated with compression and reimbursements for management services from certain equity-method investees also contributed to increased service revenues. These increases were partially offset by a $19 million decrease from our Ohio Valley Midstream operations primarily associated with lower volumes and rates driven by producer shut-ins and temporarily reduced gathering and processing rates with certain producers.
Product sales increased primarily due to $33 million higher marketing sales associated with our Ohio Valley Midstream operations, due primarily to higher non-ethane marketing sales prices, partially offset by lower non-ethane volumes. The changes in marketing revenues are offset by similar changes in marketing purchases, reflected above as Product costs.
Product costs increased primarily due to $35 million higher marketing costs associated with our Ohio Valley Midstream operations, due primarily to higher non-ethane marketing sales prices, partially offset by lower non-ethane volumes. The changes in marketing purchases are offset by similar changes in marketing revenues, reflected above as Product sales.
Other segment costs and expenses decreased primarily due to a $34 million decrease in operating and maintenance expenses primarily resulting from lower costs related to supplies, outside services, and repairs, partially offset by slightly higher general and administrative expenses.
Impairment of certain assets changed favorably primarily due to lower impairment charges associated with certain surplus equipment within our Ohio Valley Midstream business (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements).
Proportional Modified EBITDA of equity-method investments changed unfavorably due to a decrease from Appalachia Midstream Investments primarily due to lower fee revenues driven by lower rates, partially offset by lower impairments in 2016 and higher volumes. This decrease is substantially offset by a $20 million increase from Caiman II resulting from higher volumes due to assets placed into service in 2015, an $11 million increase from UEOM primarily associated with an increase in our ownership percentage, and a $10 million increase from Laurel Mountain primarily due to lower impairments incurred in 2016.

Atlantic-Gulf

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Service revenues	$2,239	$1,998	$1,923
Product sales	484	450	463
Segment revenues	2,723	2,448	2,386

Product costs	(437)	(405)	(434)
Other segment costs and expenses	(819)	(707)	(665)
Impairment of certain assets	—	(2)	(5)
Regulatory charges resulting from Tax Reform	(493)	—	—
Proportional Modified EBITDA of equity-method investments	264	287	257
Atlantic-Gulf Modified EBITDA	$1,238	$1,621	$1,539

NGL margin	$41	$38	$27
2017 vs. 2016
Modified EBITDA decreased primarily due to regulatory charges associated with the impact of Tax Reform at our regulated entities, higher Other segment costs and expenses, and lower Proportional Modified EBITDA from Discovery; partially offset by higher Service revenues.
Service revenues increased primarily due to:

•
A $135 million increase in Transco’s natural gas transportation fee revenues primarily due to a $150 million increase associated with expansion projects placed in-service in 2016 and 2017, partially offset by lower volume-based transportation services revenues;

•
A $103 million increase in eastern Gulf Coast region fee revenues primarily related to the impact of new volumes at Gulfstar One related to the Gunflint expansion placed in-service in the third quarter of 2016, the absence of the temporary shut-down and subsequent ramp-up of Gulfstar One in the second and third quarters of 2016 to tie-in Gunflint, and the absence of producers’ operational issues in the Tubular Bells field during the first quarter of 2016, partially offset by lower volumes as a result of a temporary increase in 2016 due to disrupted operations of a competitor;

•	A $15 million increase in Transco’s storage revenue primarily related to the absence of an accrual for potential refunds associated with a ruling received in certain rate case litigation in 2016;

•	A $15 million decrease in western Gulf Coast region fee revenues due to lower volumes primarily associated with producer maintenance.
Product sales increased primarily due to:

•
A $31 million increase in NGL and crude oil marketing revenues primarily due to a $72 million increase driven by higher prices, partially offset by a $41 million decrease driven by lower volumes. Average realized non-ethane prices were 47 percent higher and average realized crude prices were 18 percent higher. Non-ethane volumes were 16 percent lower and crude volumes were 13 percent lower driven by shut-ins of certain wells behind Devils Tower as a result of production issues and temporary hurricane-related shut-ins. (Increases in marketing revenues are substantially offset by higher Product costs);

•	A $12 million increase in system management gas sales from Transco. System management gas sales are offset in Product costs and, therefore, have no impact on Modified EBITDA;

•
A $5 million decrease in revenues associated with our equity NGLs due to a $19 million decrease driven by lower volumes, partially offset by a $14 million increase driven by higher prices. Realized non-ethane prices increased by 32 percent. Non-ethane volumes decreased by 31 percent primarily as a result of a temporary increase in 2016 due to disrupted operations of a competitor.

Product costs increased primarily due to:

•	A $28 million increase in marketing purchases (more than offset in Product sales);

•	A $12 million increase in system management gas costs (offset in Product sales);

•	An $8 million decrease in natural gas purchases associated with the production of equity NGLs primarily due to lower volumes.
Other segment costs and expenses increased primarily due to $89 million higher operating costs, primarily associated with Transco pipeline integrity testing and general maintenance, a $17 million increase in expense associated with an annual revision to the ARO liability, $9 million of higher general and administrative costs due to an increased share of allocated support costs, and a $15 million expense in 2017 related to a settlement charge from a pension early payout program (see Note 9 – Benefit Plans of Notes to Consolidated Financial Statements). These increases are partially offset by a $14 million favorable change in equity AFUDC associated with an increase in Transco’s capital spending, which is offset by an $8 million decrease in Constitution’s equity AFUDC. Other favorable changes include $12 million lower project development costs at Constitution and favorable impacts related to gains on asset retirements.
Regulatory charges resulting from Tax Reform reflects $493 million of regulatory charges associated with the impact of Tax Reform at Transco (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies of Notes to Consolidated Financial Statements).
The decrease in Proportional Modified EBITDA of equity-method investments includes a $12 million decrease from Discovery, a $7 million decrease in Cardinal Pipeline Company, LLC and a $5 million decrease in Pine Needle LNG Company, LLC. The decrease in Discovery is primarily associated with lower fee revenue driven by significant production issues at certain wells, higher turbine maintenance expenses, temporary hurricane-related shut-ins, and maintenance on the Keathley Canyon connector pipeline. The decrease in Cardinal Pipeline Company, LLC and Pine Needle LNG Company, LLC is primarily due to $11 million of regulatory charges associated with the impact of Tax Reform.
2016 vs. 2015
Modified EBITDA increased primarily due to higher service revenues and higher earnings at Discovery due to the completion of the Keathley Canyon Connector in the first quarter of 2015, partially offset by higher segment costs and expenses.
Service revenues increased primarily due to:

•
A $79 million increase in Transco’s natural gas transportation fee revenues primarily associated with expansion projects placed in service in 2015 and 2016, partially offset by lower volume-based transportation services revenues;

•
A $20 million increase in eastern Gulf Coast region fee revenues primarily related to the impact of new volumes at Gulfstar One related to the Gunflint expansion (which was placed in service in the third quarter of 2016), higher volumes at Devils Tower related to the Kodiak field (which began production in early 2016), and higher volumes from a temporary increase related to disrupted operations of a competitor. These increases were partially offset by lower volumes from the impact of 2016 producers’ operational issues and suspending operations in order to facilitate the tie-in of the Gunflint expansion at Gulfstar One;

•	A $15 million decrease in Transco’s storage revenue related to potential refunds associated with a ruling received in certain rate case litigation in 2016;

•	A $12 million decrease in western Gulf Coast region fee revenues primarily related to lower volumes associated with producer maintenance in 2016 and natural declines in certain production areas.
Product sales decreased primarily due to:

•	A $39 million decrease in system management gas sales from Transco. System management gas sales are offset in Product costs and, therefore, have no impact on Modified EBITDA;

•
A $12 million decrease in crude oil and NGL marketing revenues. Crude oil marketing sales decreased $5 million primarily due to 13 percent lower crude oil per barrel sales prices, partially offset by 11 percent higher volumes. NGL marketing sales also decreased $7 million primarily due to 13 percent lower non-ethane volumes, partially offset by 35 percent higher ethane volumes and slightly higher ethane and non-ethane per-unit sales prices. These changes in marketing revenues are offset by similar changes in marketing purchases;

•	A $36 million increase in revenues from our equity NGLs primarily due to a temporary increase in keep-whole volumes due to disrupted operations of a competitor.
Product costs decreased primarily due to:

•	A $39 million decrease in system management gas costs (offset in Product sales);

•	A $17 million decrease in marketing purchases (substantially offset in Product sales);

•	A $25 million increase in natural gas purchases associated with the production of equity NGLs primarily due to higher volumes.
The increase in Other segment costs and expenses includes $28 million higher operating expenses at Transco, primarily due to higher contract services for pipeline testing and general maintenance, as well as higher operating taxes, and $28 million higher Constitution project development costs as we discontinued capitalization of these costs beginning in April 2016. AFUDC also changed unfavorably by $11 million primarily associated with a decrease in spending on Constitution, and $8 million was incurred in first-quarter 2016 for severance and related costs associated with workforce reductions. These increases are partially offset by $22 million lower general and administrative expenses driven by first-quarter 2016 workforce reductions and ongoing cost containment efforts and an $11 million gain on an asset retirement in 2016.
The increase in Proportional Modified EBITDA of equity-method investments includes a $30 million increase from Discovery primarily due to higher fee revenues attributable to the completion of the Keathley Canyon Connector in the first quarter of 2015.

West

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Service revenues	$2,246	$2,328	$2,399
Product sales	2,013	1,380	1,220
Segment revenues	4,259	3,708	3,619

Product costs	(1,842)	(1,256)	(1,105)
Other segment costs and expenses	(832)	(918)	(1,008)
Impairment of certain assets	(1,032)	(100)	(108)
Regulatory charges resulting from Tax Reform	(220)	—	—
Proportional Modified EBITDA of equity-method investments	79	110	83
West Modified EBITDA	$412	$1,544	$1,481

NGL margin	$154	$112	$105
2017 vs. 2016
Modified EBITDA decreased primarily due to higher Impairment of certain assets, regulatory charges associated with the impact of Tax Reform at Northwest Pipeline, lower gathering rates, and lower volumes as a result of natural declines, partially offset by lower segment costs and expenses, higher per-unit NGL margins, and higher amortization of deferred revenue associated with the up-front cash payment received in conjunction with the fourth quarter 2016 Barnett Shale contract restructuring.
Service revenues decreased primarily due to:

•
A $79 million decrease related to net lower gathering rates, primarily in the Barnett Shale area primarily due to the fourth quarter 2016 contract restructuring, as well as lower rates recognized in the Niobrara, Eagle Ford Shale, and Haynesville Shale regions. These rate decreases are offset by higher commodity-based fee revenues in the Piceance area primarily due to higher per-unit NGL margins and higher rates in the Wamsutter area as a result of renegotiated rates in conjunction with infrastructure expansions. Rates recognized in the Niobrara region represent a portion of the total contractual rate that is received, with the difference reflected as deferred revenue;

•
A $34 million decrease driven by lower volumes in most gathering and processing regions primarily as a result of natural declines and more extreme weather conditions in the Rocky Mountains in the first quarter of 2017, partially offset by higher volumes in the Haynesville Shale region as a result of increased drilling in certain areas;

•
A $39 million increase related to the rate of amortization of deferred revenue associated with the up-front cash payment received in conjunction with the fourth quarter 2016 Barnett Shale contract restructuring.

Product sales increased primarily due to:

•
A $532 million increase in marketing revenues primarily due to a $450 million increase driven by higher prices and an $82 million increase driven by higher volumes. The average non-ethane per-unit sales price increased by 43 percent, the average ethane per-unit sales prices increased by 30 percent, and the average natural gas per-unit sales price increased by 13 percent. Ethane and non-ethane sales volumes were 28 percent and six percent higher, respectively, partially offset by 17 percent lower natural gas sales volumes. (Higher marketing sales revenues are substantially offset by higher Product costs);

•
A $72 million increase in revenues associated with our equity NGLs primarily due to an $80 million increase driven by higher prices, partially offset by an $8 million decrease driven by lower volumes. Realized non-ethane prices increased by 42 percent and realized ethane prices increased by 46 percent. Non-ethane volumes decreased by six percent primarily due to natural declines and to severe winter conditions in the first quarter of 2017;

•	A $24 million increase in other product sales related to certain fabricated equipment sales to affiliates (more than offset by higher other Product costs).
Product costs increased primarily due to:

•	A $529 million increase in marketing purchases (more than offset in Product sales);

•	A $30 million increase in natural gas purchases associated with the production of equity NGLs primarily due to a 26 percent increase in per-unit natural gas prices;

•	A $25 million increase in other product costs related to certain fabricated equipment sales to affiliates (offset by higher other Product sales).
The decrease in Other segment costs and expenses reflects a $56 million decline in operating expenses, a $27 million reduction in general and administrative expenses, and $15 million of gains from contract settlements and terminations in Other (income) expense – net within Operating income (loss). The reductions in operating and general and administrative expenses are primarily due to the 2016 workforce reductions, ongoing cost containment efforts, lower compression expenses, favorable system gains and gas imbalance revaluations, and a reduced share of allocated support costs. These items are partially offset by a $13 million expense in 2017 related to a settlement charge from a pension early payout program (See Note 9 – Benefit Plans of Notes to Consolidated Financial Statements of Notes to Consolidated Financial Statements).
Impairment of certain assets increased primarily due to the $1.032 billion impairment of certain gathering operations primarily in the Mid-Continent region in 2017, partially offset by the absence of $100 million in impairments of certain Mid-Continent gathering assets and impairments or write-downs of other certain assets that may no longer be in use or are surplus in nature in 2016.
Regulatory charges resulting from Tax Reform reflects $220 million of regulatory charges associated with the impact of Tax Reform at Northwest Pipeline (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies of Notes to Consolidated Financial Statements).
Proportional Modified EBITDA of equity-method investments decreased primarily due to the divestiture of our interests of DBJV and Ranch Westex LLC late in the first quarter of 2017.
2016 vs. 2015
Modified EBITDA increased primarily due to the absence of a $94 million impairment charge in 2015 (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements) associated with previously capitalized project development costs for a gas processing plant and lower costs and expenses driven by ongoing cost containment efforts, partially offset by $91 million in impairments in 2016 of certain Mid-Continent gathering assets and impairments or write-downs of other certain assets that may no longer be in use or are surplus in nature and lower Service revenues.
Service revenues decreased primarily due to $69 million lower fee revenues in the Barnett Shale, Anadarko and Eagle Ford Shale areas driven by volume declines in the Barnett Shale and Anadarko areas as well as a net decrease in fee rates in the Barnett Shale, Anadarko, and Eagle Ford Shale areas, a $20 million reduction associated with lower gathering and processing fees in the Piceance region attributable to reduced producer volumes, and $12 million lower gathering and processing fees in the Four Corners region associated with system downtime and a natural decline in producer volumes. These reductions are partially offset by increased gathering and processing revenues of $14 million associated with higher gathering and processing rates in our Niobrara operations, which is partially offset by 25 percent lower gathering volumes, and $15 million higher fee revenues in the Haynesville Shale area driven by higher rates and volumes primarily attributable to a contract executed in 2015 and additional volumes from new wells.
Product sales increased primarily due to:

•
A $149 million increase in marketing revenues primarily due to higher natural gas and NGL volumes and higher ethane prices, partially offset by lower natural gas and non-ethane prices (offset in Product costs);

•	A $21 million increase in revenues from our equity NGLs associated with higher NGL volumes, partially offset by $5 million of lower NGL prices.
Product costs increased primarily due to:

•	A $145 million increase in marketing purchases primarily due the same drivers as marketing sales (offset in Product sales);

•	A $9 million increase in natural gas purchases associated with the production of equity NGLs due to higher volumes, partially offset by lower natural gas prices.
Other segment costs and expenses decreased due to lower labor-related costs driven by first-quarter 2016 workforce reductions and ongoing cost containment efforts, as well as a $45 million decrease in ACMP Merger and transition expenses.
Impairment of certain assets changed favorably primarily due to the absence of a $94 million impairment charge associated with previously capitalized project development costs for a gas processing plant, partially offset by $91 million in impairments in 2016 of certain Mid-Continent gathering assets and impairments or write-downs of other certain assets that may no longer be in use or are surplus in nature.
The increase in Proportional Modified EBITDA of equity-method investments reflects a $16 million improvement at OPPL primarily due to higher transportation volumes, as well as lower expenses in 2016 due to cost reduction efforts, and a $9 million increase at DBJV related to increased gathering revenue from higher volumes.
NGL & Petchem Services

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Service revenues	$7	$50	$20
Product sales	365	778	712
Segment revenues	372	828	732

Product costs	(238)	(428)	(474)
Other segment costs and expenses	(77)	(210)	(166)
Gain on sale of Geismar Interest	1,095	—	—
Insurance recoveries – Geismar Incident	9	7	126
Impairment of certain assets	—	(342)	—
NGL & Petchem Services Modified EBITDA	$1,161	$(145)	$218

Olefins margin	$125	$337	$226
NGL margin	—	12	21

The NGL & Petchem Services segment is comprised of previously owned operations. On July 6, 2017, we completed the sale of Williams Olefins, L.L.C., a wholly owned subsidiary which owned our Geismar Interest. In June 2017, we sold our RGP Splitter operations, and in September 2016, we sold our Canadian operations.
2017 vs. 2016
Modified EBITDA increased primarily due to the $1.095 billion gain on the sale of our Geismar Interest, the absence of a $341 million impairment of our former Canadian operations in second-quarter 2016, and the absence of a $34 million loss on the sale of our former Canadian operations in 2016, partially offset by the absence of results from our former Gulf Olefins (Geismar Olefins and RGP Splitter plants) and Canadian operations.
Service revenues declined primarily due to the absence of revenues associated with our former Canadian operations.
Product sales decreased primarily due to:

•
A $377 million decrease in olefin sales primarily due to a $340 million decrease reflecting the absence of third- and fourth-quarter sales of our Gulf Olefins operations, a $29 million decrease due to the sale of the Canadian operations in 2016 and a $16 million decrease at our Geismar plant in the first half of 2017 primarily due to lower volumes associated with the electrical outage in second-quarter 2017, as well as planned maintenance downtime in first-quarter 2017. These items were partially offset by $8 million higher sales at the RGP Splitter in the first half 2017 primarily due to higher propylene prices;

•	A $36 million decrease due to the absence of NGL production revenues associated with our former Canadian operations;

•
A $3 million increase in marketing revenues primarily due to a $58 million increase in the first half of 2017 due to higher olefin volumes and prices, partially offset by a $55 million decrease in the second half of 2017 associated with the absence of marketing activity due to the sale of our Geismar Interest (offset by higher Product costs).

Product costs decreased primarily due to:

•
A $166 million decrease in olefin feedstock purchases primarily due to the absence of $163 million in feedstock purchases in the second half of 2017 reflecting the sale of our Gulf Olefins operations, as well as the absence of $9 million in costs associated with our former Canadian operations, partially offset by $6 million higher feedstock costs associated with our Gulf Olefins operations in the first half of 2017;

•	A $24 million decrease due to the absence of NGL product costs associated with our former Canadian operations;

•
A $2 million increase in marketing product costs primarily due to a $54 million increase in the first half of 2017 primarily due to higher olefin feedstock prices and volumes, partially offset by a $52 million decrease in the second half of 2017 associated with the absence of marketing activity due to the sale of our Geismar plant (offset by higher Product sales).

The favorable change in Other segment costs and expenses is primarily due to the absence of $61 million in operating and other expenses associated with our former Canadian operations, a reduction of $56 million in operating and general and administrative expenses in the second half of 2017 associated with the sale of our Gulf Olefins operations, the absence of a $34 million loss on the sale of our former Canadian operations in 2016, and a $12 million gain on the sale of the RGP Splitter. These favorable changes are partially offset by $16 million of additional expense in 2017 associated with the 2013 Geismar Incident and $12 million higher operating and other expenses in the first half of 2017 primarily due to selling expenses associated with our Geismar Interest and higher operating expenses associated with repairs of the electrical outage noted above.

Gain on sale of Geismar Interest reflects the gain recognized on the sale of our Geismar Interest in July 2017. (See Note 2 – Acquisitions and Divestitures of Notes to Consolidated Financial Statements.)
The decrease in Impairment of certain assets primarily reflects the absence of the 2016 impairment of our former Canadian operations (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements).
2016 vs. 2015
Modified EBITDA decreased primarily due to the impairment and loss on sale of our Canadian operations and lower insurance proceeds related to the Geismar Incident, partially offset by higher olefin margins driven by higher production levels at the Geismar facility and higher ethylene prices in 2016 than in 2015, as well as higher service revenues associated with the expansion of the Redwater facilities in Canada.
Service revenues improved primarily due to the expansion of the Redwater facilities in March 2016 to provide transportation and fractionation services associated with the Williams Horizon liquids extraction plant. These operations were sold in September 2016.
Product sales increased primarily due to:

•
A $24 million increase in marketing revenues primarily due to higher non-ethane and propylene volumes and higher propylene prices, partially offset by lower ethane volumes (substantially offset by higher Product costs);

•
A $94 million increase in olefin sales comprised of a $170 million increase from the Geismar plant that returned to service in late March 2015, partially offset by a $76 million decrease from our other former olefin operations. The increase at Geismar includes $153 million associated with increased volumes as a result of the plant operating at higher production levels in 2016 than when production resumed in March 2015 following the Geismar Incident and $17 million primarily associated with higher ethylene per-unit sales prices. The decrease in other olefin sales includes a $14 million reduction due to the absence of our former Canadian operations in the fourth quarter of 2016, as well as lower volumes and lower per-unit sales prices within the other olefin operations;

•
A $49 million decrease in Canadian NGL production revenues comprised of a $41 million decrease associated with lower volumes and an $8 million decrease associated with lower prices across all products. The lower volumes include a $20 million reduction in the fourth quarter due to the sale of our former Canadian operations in September 2016. The volume declines also reflect the shut-down and evacuation of the liquids extraction plant because of wild fires in the Fort McMurray area during the second quarter of 2016, and a longer period of planned maintenance in 2016.

Product costs decreased primarily due to:

•
A $40 million decrease in NGL product costs due to a $29 million decrease in primarily propane and ethane volumes and an $11 million decrease reflecting a decline in the price of natural gas associated with the production of equity NGLs. The $29 million decline associated with lower volumes includes $13 million attributable to the fourth quarter of 2016, subsequent to the sale of our former Canadian operations;

•
A $17 million decrease in olefin feedstock purchases is primarily comprised of $78 million in lower purchases at our former other olefins operations, partially offset by $61 million of higher purchases due primarily to increased volumes at the Geismar plant resulting from higher productions levels. The lower costs at the other olefin operations are comprised of $54 million in lower per-unit feedstock costs and $24 million in primarily lower propylene volumes;

•	A $6 million decrease in Canadian condensate product costs primarily due to lower volumes as a result of the sale of our former Canadian operations;

•	A $17 million increase in marketing product costs primarily due to the same drivers as marketing sales (more than offset by higher Product sales).
The increase in Other segment costs and expenses is primarily due to a $34 million loss on the sale of our Canadian operations in September 2016, as well as a $20 million unfavorable change in foreign currency exchange that primarily relates to losses on foreign currency transactions and the remeasurement of U.S. dollar denominated current assets and liabilities within our former Canadian operations, partially offset by slightly lower maintenance and general and administrative costs associated with our ongoing cost reduction efforts.
Insurance recoveries – Geismar Incident decreased due to a 2015 receipt of $126 million of insurance proceeds, partially offset by a $7 million receipt in 2016.
Impairment of certain assets primarily reflects the second-quarter 2016 impairment of our former Canadian operations (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements).

Management’s Discussion and Analysis of Financial Condition and Liquidity
Overview
In 2017, we exceeded our target for asset sales, significantly improved our balance sheet to provide ample available liquidity, and continued to focus on growth in our businesses by identifying, contracting, permitting, and constructing attractive expansion projects. Examples of this activity included:

•	Sale of our Geismar Interest (See Note 2 – Acquisitions and Divestitures of Notes to Consolidated Financial Statements.);

•	Repayment of our $850 million variable interest rate term loan that was due December 2018, and early retirement of our $750 million of 6.125 percent senior unsecured notes that were due in 2022;

•	Repayment of our $1.4 billion of 4.875 percent senior unsecured notes that were due in 2023 with proceeds from the issuance of our $1.45 billion of 3.75 percent senior unsecured notes due in 2027;

•	Extension to 2021 for the maturity date of our long-term credit facility;

•
Expansion of Transco’s interstate natural gas pipeline system through completion of 2017 strategic projects (Gulf Trace, Hillabee Phase 1, Dalton, New York Bay, and Virginia Southside II) to meet the demand of growth markets.

Outlook
Fee-based businesses are a significant component of our portfolio and serve to reduce the influence of commodity price fluctuations on our cash flows. We expect to benefit as continued growth in demand for low-cost natural gas is driven by increases in LNG exports, industrial demand, and power generation.
As previously discussed in Company Outlook, our growth capital and investment expenditures in 2018 are expected to be approximately $2.7 billion. Approximately $1.7 billion of our growth capital funding needs include Transco expansions and other interstate pipeline growth projects, most of which are fully contracted with firm transportation agreements. The remaining growth capital spending in 2018 primarily reflects investment in gathering and processing systems in the Northeast G&P segment limited primarily to known new producer volumes, including volumes that support Transco expansion projects including our Atlantic Sunrise project. In addition to growth capital and investment expenditures, we also remain committed to projects that maintain our assets for safe and reliable operations, as well as projects that meet legal, regulatory, and/or contractual commitments. We intend to fund the planned 2018 growth capital with retained cash flow and debt. We retain the flexibility to adjust planned levels of growth capital and investment expenditures in response to changes in economic conditions or business opportunities.
Liquidity
Based on our forecasted levels of cash flow from operations and other sources of liquidity, we expect to have sufficient liquidity to manage our businesses in 2018. Our potential material internal and external sources of liquidity for 2018 are as follows:

•	Cash and cash equivalents on hand;

•	Cash generated from operations;

•	Distributions from our equity-method investees;

•	Cash proceeds from issuance of debt and/or equity securities;

•	Utilization of our credit facility and/or commercial paper program;

•	Proceeds from asset monetizations.
We anticipate our material internal and external uses of liquidity to be:

•	Working capital requirements;

•	Capital and investment expenditures;

•	Debt service payments, including payments of long-term debt;

•	Quarterly distributions to our unitholders.
Potential risks associated with our planned levels of liquidity discussed above include those previously discussed in Company Outlook.
As of December 31, 2017, we had a working capital deficit of $307 million. Our available liquidity is as follows:

Available Liquidity	December 31, 2017
(Millions)
Cash and cash equivalents	$881
Capacity available under our $3.5 billion credit facility, less amounts outstanding under our $3 billion commercial paper program (1)	3,500
$4,381
______________

(1)
In managing our available liquidity, we do not expect a maximum outstanding amount in excess of the capacity of our credit facility inclusive of any outstanding amounts under our commercial paper program. As of December 31, 2017, no Commercial paper was outstanding under our commercial paper program. The highest amount outstanding under our commercial paper program and credit facility during 2017 was $178 million. At December 31, 2017, we were in compliance with the financial covenants associated with this credit facility. See Note 13 – Debt, Banking Arrangements, and Leases of Notes to Consolidated Financial Statements for additional information on our credit facility and commercial paper program. Borrowing capacity available under our $3.5 billion credit facility as of February 20, 2018, was $3.5 billion.

Registrations
In September 2016, we filed a registration statement for our distribution reinvestment program. (See Note 14 – Partners’ Capital of Notes to Consolidated Financial Statements.)
In February 2015, we filed a shelf registration statement, as a well-known seasoned issuer, registering common units representing limited partner interests and debt securities. Also in February 2015, we filed a shelf registration statement for the offer and sale from time to time of common units representing limited partner interests in us having an aggregate offering price of up to $1 billion. These sales are to be made over a period of time and from time to time in transactions at prices which are market prices prevailing at the time of sale, prices related to market price, or at negotiated prices. Such sales are to be made pursuant to an equity distribution agreement between us and certain banks who may act as sales agents or purchase for their own accounts as principals. During 2016 and 2015, we received net proceeds of approximately $115 million and approximately $59 million, respectively, from equity issued under this registration; there was no activity during 2017.
Distributions from Equity-Method Investees
The organizational documents of entities in which we have an equity-method investment generally require distribution of their available cash to their members on a quarterly basis. In each case, available cash is reduced, in part, by reserves appropriate for operating their respective businesses. (See Note 6 – Investing Activities of Notes to Consolidated Financial Statements for our more significant equity-method investees.)

Credit Ratings
Our ability to borrow money is impacted by our credit ratings. Our current ratings are as follows:

Rating Agency	Outlook	Senior Unsecured Debt Rating	Corporate Credit Rating
S&P Global Ratings	Stable	BBB	BBB
Moody’s Investors Service	Positive	Baa3	N/A
Fitch Ratings	Positive	BBB-	N/A
During March 2017, S&P Global Ratings upgraded its rating for WPZ. These credit ratings are included for informational purposes and are not recommendations to buy, sell, or hold our securities, and each rating should be evaluated independently of any other rating. No assurance can be given that the credit rating agencies will continue to assign us investment-grade ratings even if we meet or exceed their current criteria for investment-grade ratios. A downgrade of our credit rating might increase our future cost of borrowing and would require us to provide additional collateral to third parties, negatively impacting our available liquidity.
Cash Distributions to Unitholders
We paid a cash distribution of $0.60 per common unit on February 9, 2018, to unitholders of record at the close of business on February 2, 2018.

Sources (Uses) of Cash
The following table summarizes the sources (uses) of cash and cash equivalents for each of the periods presented (see Notes to Consolidated Financial Statements for the Notes referenced in the table):

	Cash Flow	Years Ended December 31,
	Category	2017	2016	2015
		(Millions)
Sources of cash and cash equivalents:
Operating activities – net	Operating	$3,373	$4,423	$3,069
Proceeds from sales of common units (see Note 1)	Financing	2,184	614	59
Proceeds from sale of businesses, net of cash divested (see Note 2)	Investing	2,070	672	—
Proceeds from long-term debt (see Note 13)	Financing	1,698	998	3,842
Contributions in aid of construction	Investing	426	218	87
Proceeds from dispositions of equity-method investments (see Note 6)	Investing	200	34	—
Contributions from noncontrolling interests	Financing	17	29	111
Proceeds from credit-facility borrowings	Financing	—	3,250	3,832
Special distribution from Gulfstream (see Note 6)	Financing	—	—	396

Uses of cash and cash equivalents:
Payments of long-term debt (see Note 13)	Financing	(3,785)	(375)	(1,533)
Distributions paid (1)	Financing	(2,471)	(2,531)	(2,686)
Capital expenditures	Investing	(2,374)	(1,944)	(2,795)
Distributions to noncontrolling interests	Financing	(212)	(92)	(87)
Purchases of and contributions to equity-method investments	Investing	(132)	(177)	(594)
Payments of commercial paper – net	Financing	(93)	(409)	(306)
Payments on credit-facility borrowings	Financing	—	(4,560)	(3,162)
Contribution to Gulfstream for repayment of debt (see Note 6)	Financing	—	(148)	(248)
Purchases of businesses, net of cash acquired	Investing	—	—	(112)

Other sources / (uses) – net	Financing and Investing	(165)	47	52
Increase (decrease) in cash and cash equivalents		$736	$49	$(75)
____________

(1)	Includes $1.861 billion, $1.693 billion, and $1.846 billion to Williams in 2017, 2016, and 2015, respectively.
Operating activities
The factors that determine operating activities are largely the same as those that affect Net income (loss), with the exception of noncash items such as Depreciation and amortization, Provision (benefit) for deferred income taxes, Equity (earnings) losses, Net (gain) loss on disposition of equity-method investments, Impairment of goodwill, Impairment of equity-method investments, Impairment of and net (gain) loss on sale of assets and businesses, Gain on sale of Geismar Interest, and Regulatory charges resulting from Tax Reform.
Our Net cash provided (used) by operating activities in 2017 decreased from 2016 primarily due to the absence in 2017 of receipts from 2016 contract restructurings, partially offset by higher operating income and increased distributions from unconsolidated affiliates in 2017.

Our Net cash provided (used) by operating activities in 2016 increased from 2015 primarily due to the impact of higher operating income, net favorable changes in operating working capital, and receipts from contract restructurings.
Off-Balance Sheet Arrangements and Guarantees of Debt or Other Commitments
We have various other guarantees and commitments which are disclosed in Note 3 – Variable Interest Entities, Note 10 – Property, Plant, and Equipment, Note 13 – Debt, Banking Arrangements, and Leases, Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk, and Note 17 – Contingent Liabilities and Commitments of Notes to Consolidated Financial Statements. We do not believe these guarantees and commitments or the possible fulfillment of them will prevent us from meeting our liquidity needs.
Contractual Obligations
The table below summarizes the maturity dates of our contractual obligations at December 31, 2017:

	2018	2019 - 2020	2021 - 2022	Thereafter	Total
	(Millions)
Long-term debt: (1)
Principal	$502	$2,104	$2,504	$11,489	$16,599
Interest	805	1,514	1,304	6,177	9,800
Operating leases	35	59	50	126	270
Purchase obligations (2)	1,109	835	595	276	2,815
Other obligations (3)	1	1	—	—	2
Total	$2,452	$4,513	$4,453	$18,068	$29,486
____________

(1)	Includes any outstanding borrowings under our credit facility, but does not include any related variable-rate interest payments.

(2)
Includes approximately $348 million in open property, plant, and equipment purchase orders. Includes an estimated $314 million long-term ethane purchase obligation with index-based pricing terms that is reflected in this table at December 31, 2017 prices. This obligation is part of an overall exchange agreement whereby volumes we transport on OPPL are sold at a third-party fractionator near Conway, Kansas, and we are subsequently obligated to purchase ethane volumes at Mont Belvieu. The purchased ethane volumes may be utilized or sold at comparable prices in the Mont Belvieu market. Includes an estimated $454 million long-term ethane purchase obligation with index-based pricing terms that primarily supplies third parties at their plants and is valued in this table at a price calculated using December 31, 2017 prices. Any excess purchased volumes may be sold at comparable market prices. Includes an estimated $765 million long-term mixed NGLs purchase obligation with index-based pricing terms that is reflected in this table at December 31, 2017 prices. Includes an estimated $278 million long-term ethane purchase obligation with index-based pricing terms that primarily supplies a third party for consumption at their plant and is reflected in this table at a price calculated using December 31, 2017 prices. Any excess purchased volumes may be sold at comparable market prices. In addition, we have not included certain natural gas life-of-lease contracts for which the future volumes are indeterminable. We have not included commitments, beyond purchase orders, for the acquisition or construction of property, plant, and equipment or expected contributions to our jointly owned investments. (See Company Outlook – Expansion Projects.)

(3)	We have not included income tax liabilities in the table above. See Note 8 – Provision (Benefit) for Income Taxes of Notes to Consolidated Financial Statements for a discussion of income taxes.
Effects of Inflation
Our operations have historically not been materially affected by inflation. Approximately 44 percent of our gross property, plant, and equipment is comprised of our interstate natural gas pipeline assets. They are subject to regulation, which limits recovery to historical cost. While amounts in excess of historical cost are not recoverable under current FERC practices, we anticipate being allowed to recover and earn a return based on increased actual cost incurred to replace existing assets. Cost-based regulations, along with competition and other market factors, may limit our ability to recover such increased costs. For our gathering and processing assets, operating costs are influenced to a greater extent by both competition for specialized services and specific price changes in crude oil and natural gas and related commodities than by changes in general inflation. Crude oil, natural gas, and NGL prices are particularly sensitive to the market perceptions concerning the supply and demand balance in the near future, as well as general economic conditions. However, our exposure to certain of these price changes is reduced through the fee-based nature of certain of our services and the use of hedging instruments.
Environmental
We are a participant in certain environmental activities in various stages including assessment studies, cleanup operations, and/or remedial processes at certain sites, some of which we currently do not own (see Note 17 – Contingent Liabilities and Commitments of Notes to Consolidated Financial Statements). We are monitoring these sites in a coordinated effort with other potentially responsible parties, the EPA, or other governmental authorities. We are jointly and severally liable along with unrelated third parties in some of these activities and solely responsible in others. Current estimates of the most likely costs of such activities are approximately $15 million, all of which are included in Other accrued liabilities and Regulatory liabilities and other in the Consolidated Balance Sheet at December 31, 2017. We will seek recovery of the accrued costs related to remediation activities by our interstate gas pipelines totaling approximately $7 million through future natural gas transmission rates. The remainder of these costs will be funded from operations. During 2017, we paid approximately $4 million for cleanup and/or remediation and monitoring activities. We expect to pay approximately $6 million in 2018 for these activities. Estimates of the most likely costs of cleanup are generally based on completed assessment studies, preliminary results of studies, or our experience with other similar cleanup operations. At December 31, 2017, certain assessment studies were still in process for which the ultimate outcome may yield different estimates of most likely costs. Therefore, the actual costs incurred will depend on the final amount, type, and extent of contamination discovered at these sites, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.
The EPA and various state regulatory agencies routinely promulgate and propose new rules, and issue updated guidance to existing rules. More recent rules and rulemakings include, but are not limited to, rules for reciprocating internal combustion engine maximum achievable control technology, air quality standards for one hour nitrogen dioxide emissions, and volatile organic compound and methane new source performance standards impacting design and operation of storage vessels, pressure valves, and compressors. On October 1, 2015, the EPA issued its rule regarding National Ambient Air Quality Standards for ground-level ozone, setting a stricter standard of 70 parts per billion. We are monitoring the rule's implementation as the reduction will trigger additional federal and state regulatory actions that may impact our operations. Implementation of the regulations is expected to result in impacts to our operations and increase the cost of additions to Property, plant, and equipment – net in the Consolidated Balance Sheet for both new and existing facilities in affected areas. We are unable to reasonably estimate the cost of additions that may be required to meet the regulations at this time due to uncertainty created by various legal challenges to these regulations and the need for further specific regulatory guidance.
Our interstate natural gas pipelines consider prudently incurred environmental assessment and remediation costs and the costs associated with compliance with environmental standards to be recoverable through rates.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
Our current interest rate risk exposure is related primarily to our debt portfolio. Our debt portfolio is primarily comprised of fixed rate debt, which mitigates the impact of fluctuations in interest rates. Any borrowings under the credit facilities and any issuances under the commercial paper program could be at a variable interest rate and could expose us to the risk of increasing interest rates. The maturity of our long-term debt portfolio is partially influenced by the expected lives of our operating assets. (See Note 13 – Debt, Banking Arrangements, and Leases of Notes to Consolidated Financial Statements.)
The tables below provide information by maturity date about our interest rate risk-sensitive instruments as of December 31, 2017 and 2016. The fair value of our publicly traded long-term debt is valued using indicative year-end traded bond market prices. Private debt is valued based on market rates and the prices of similar securities with similar terms and credit ratings.

	2018	2019	2020	2021	2022	Thereafter (1)	Total	Fair Value December 31, 2017
	(Millions)
Long-term debt, including current portion:
Fixed rate	$502	$2	$2,102	$502	$2,002	$11,387	$16,497	$18,112
Weighted-average interest rate	4.9%	4.9%	4.9%	4.9%	5.0%	5.5%

	2017	2018	2019	2020	2021	Thereafter (1)	Total	Fair Value December 31, 2016
	(Millions)
Long-term debt, including current portion:
Fixed rate	$785	$500	$—	$2,100	$500	$13,735	$17,620	$18,057
Weighted-average interest rate	5.1%	5.0%	5.0%	5.0%	5.0%	5.4%
Variable rate (2)	$—	$850	$—	$—	$—	$—	$850	$850
Commercial paper:
Variable rate (3)	$93	$—	$—	$—	$—	$—	$93	$93
______________

(1)	Includes unamortized discount / premium and debt issuance costs.

(2)	The weighted-average interest rate for our $850 million term loan was 2.50 percent at December 31, 2016.

(3)	The weighted-average interest rate was 1.06 percent at December 31, 2016.
Commodity Price Risk
We are exposed to the impact of fluctuations in the market price of NGLs and natural gas, as well as other market factors, such as market volatility and energy commodity price correlations. We are exposed to these risks in connection with our owned energy-related assets, our long-term energy-related contracts, and limited proprietary trading activities. Our management of the risks associated with these market fluctuations includes maintaining sufficient liquidity, as well as using various derivatives and nonderivative energy-related contracts. The fair value of derivative contracts is subject to many factors, including changes in energy commodity market prices, the liquidity and volatility of the markets in which the contracts are transacted, and changes in interest rates. At December 31, 2017 and 2016, our derivative activity was not material. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements.)

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Limited Partners of Williams Partners L.P.
and the Board of Directors of WPZ GP LLC,
General Partner of Williams Partners L.P.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Williams Partners L.P. (the “Partnership”) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Partnership at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We did not audit the financial statements of Gulfstream Natural Gas System, L.L.C. (“Gulfstream”), a limited liability corporation in which the Partnership has a 50 percent interest. In the consolidated financial statements, the Partnership’s investment in Gulfstream was $244 million and $261 million as of December 31, 2017 and 2016, respectively, and the Partnership’s equity earnings in the net income of Gulfstream were $75 million in 2017, $69 million in 2016 and $65 million in 2015. Gulfstream’s financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Gulfstream, is based solely on the reports of the other auditors.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Partnership’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 22, 2018 expressed an unqualified opinion thereon.

Adoption of New Accounting Standard
As discussed in Note 1 to the consolidated financial statements, the Partnership changed its method of accounting for the presentation of cash distributions received from equity method investees in 2017, 2016, and 2015.

Basis for Opinion
These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Partnership’s auditor since 2004.
Tulsa, Oklahoma
February 22, 2018,
except as it relates to the changes due to the application of Accounting Standards Update 2016-15 described under the Accounting standards issued and adopted heading in Note 1, and the other matters disclosed in Note 19, as to which the date is May 3, 2018

Report of Independent Registered Public Accounting Firm

To the Management Committee and Members of Gulfstream Natural Gas System, L.L.C.:

Opinion on the Financial Statements

We have audited the balance sheet of Gulfstream Natural Gas System, L.L.C. (the “Company”) as of December 31, 2017, and the related statements of operations, comprehensive income, cash flows, and members’ equity for the year then ended, including the related notes (collectively referred to as the “financial statements;” not presented herein). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 22, 2018

We have served as the Company’s auditor since 2018.

Report of Independent Registered Public Accounting Firm

To the Members of Gulfstream Natural Gas System, L.L.C.

We have audited the balance sheet of Gulfstream Natural Gas System, L.L.C. (the "Company") as of December 31, 2016, and the related statement of operations, comprehensive income, cash flows, and members’ equity for each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Gulfstream Natural Gas System, L.L.C. as of December 31, 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 22, 2017

Williams Partners L.P.
Consolidated Statement of Comprehensive Income (Loss)

	Years Ended December 31,
	2017	2016	2015
	(Millions, except per-unit amounts)
Revenues:
Service revenues	$5,292	$5,173	$5,135
Product sales	2,718	2,318	2,196
Total revenues	8,010	7,491	7,331
Costs and expenses:
Product costs	2,300	1,728	1,779
Operating and maintenance expenses	1,562	1,548	1,625
Depreciation and amortization expenses	1,700	1,720	1,702
Selling, general, and administrative expenses	610	630	684
Impairment of goodwill (Note 16)	—	—	1,098
Impairment of certain assets (Note 16)	1,156	457	145
Gain on sale of Geismar Interest (Note 2)	(1,095)	—	—
Regulatory charges resulting from Tax Reform (Note 1)	674	—	—
Insurance recoveries – Geismar Incident	(9)	(7)	(126)
Other (income) expense – net	79	118	41
Total costs and expenses	6,977	6,194	6,948
Operating income (loss)	1,033	1,297	383
Equity earnings (losses)	434	397	335
Impairment of equity-method investments (Note 16)	—	(430)	(1,359)
Other investing income (loss) – net	281	29	2
Interest incurred	(855)	(949)	(864)
Interest capitalized	33	33	53
Other income (expense) – net	55	62	93
Income (loss) before income taxes	981	439	(1,357)
Provision (benefit) for income taxes	6	(80)	1
Net income (loss)	975	519	(1,358)
Less: Net income attributable to noncontrolling interests	104	88	91
Net income (loss) attributable to controlling interests	$871	$431	$(1,449)
Allocation of net income (loss) for calculation of earnings per common unit:
Net income (loss) attributable to controlling interests	$871	$431	$(1,449)
Allocation of net income (loss) to general partner	—	517	384
Allocation of net income (loss) to Class B units	15	12	(46)
Allocation of net income (loss) to Class D units	—	—	68
Allocation of net income (loss) to common units	$856	$(98)	$(1,855)
Basic earnings (loss) per common unit:
Net income (loss) per common unit	$0.90	$(0.17)	$(3.27)
Weighted average number of common units outstanding (thousands)	947,171	592,519	567,275
Diluted earnings (loss) per common unit:
Net income (loss) per common unit	$0.90	$(0.17)	$(3.27)
Weighted average number of common units outstanding (thousands)	947,485	592,519	567,275
Cash distributions per common unit	$2.40	$3.40	$3.40
Other comprehensive income (loss):
Cash flow hedging activities:
Net unrealized gain (loss) from derivative instruments	$(11)	$5	$6
Reclassifications into earnings of net derivative instruments (gain) loss	7	(3)	(7)
Foreign currency translation activities:
Foreign currency translation adjustments	—	61	(173)
Reclassification into earnings upon sale of foreign entity	—	108	—
Other comprehensive income (loss)	(4)	171	(174)
Comprehensive income (loss)	971	690	(1,532)
Less: Comprehensive income attributable to noncontrolling interests	104	88	91
Comprehensive income (loss) attributable to controlling interests	$867	$602	$(1,623)
See accompanying notes.

Williams Partners L.P.
Consolidated Balance Sheet

	December 31,
	2017	2016
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$881	$145
Trade accounts and other receivables (net of allowance of $9 at December 31, 2017 and $6 at December 31, 2016)	972	926
Inventories	113	138
Other current assets and deferred charges	176	205
Total current assets	2,142	1,414
Investments	6,552	6,701
Property, plant, and equipment – net	27,912	28,021
Intangible assets – net of accumulated amortization	8,790	9,662
Regulatory assets, deferred charges, and other	507	467
Total assets	$45,903	$46,265
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable:
Trade	$957	$589
Affiliate	134	109
Accrued interest	214	258
Asset retirement obligations	53	61
Other accrued liabilities	590	804
Commercial paper	—	93
Long-term debt due within one year	501	785
Total current liabilities	2,449	2,699
Long-term debt	15,996	17,685
Asset retirement obligations	944	798
Deferred income tax liabilities	16	20
Long-term deferred income	1,119	1,048
Regulatory liabilities and other	1,690	812
Contingent liabilities and commitments (Note 17)
Equity:
Partners’ equity:
Common units (956,952,542 and 607,064,550 units outstanding at December 31, 2017 and 2016, respectively)	21,251	18,300
Class B units (17,853,088 and 16,690,016 units outstanding as of December 31, 2017 and 2016, respectively)	784	769
General partner	—	2,385
Accumulated other comprehensive income (loss)	(5)	(1)
Total partners’ equity	22,030	21,453
Noncontrolling interests in consolidated subsidiaries	1,659	1,750
Total equity	23,689	23,203
Total liabilities and equity	$45,903	$46,265
 See accompanying notes.

Williams Partners L.P.
Consolidated Statement of Changes in Equity

	Williams Partners L.P.
	Limited Partners
	Common Units	Class B Units	Class D Units	General Partner	Accumulated Other Comprehensive Income (Loss)	Total Partners’ Equity	Noncontrolling Interests	Total Equity
	(Millions)
Balance – December 31, 2014	$10,367	$—	$1,011	$9,214	$2	$20,594	$8,091	$28,685
Net income (loss)	(1,988)	(52)	1	590	—	(1,449)	91	(1,358)
Other comprehensive income (loss)	—	—	—	—	(174)	(174)	—	(174)
Contributions from The Williams Companies, Inc.- net	12,254	823	—	(6,573)	—	6,504	(6,484)	20
Sales of common units (Note 14)	59	—	—	—	—	59	—	59
Amortization of beneficial conversion feature of Class D units (Note 4)	(68)	—	68	—	—	—	—	—
Conversion of Class D units to common units (Note 4)	1,080	—	(1,080)	—	—	—	—	—
Distributions to partners	(1,995)	—	—	(691)	—	(2,686)	—	(2,686)
Contributions from general partner	—	—	—	14	—	14	—	14
Contributions from noncontrolling interests	—	—	—	—	—	—	111	111
Distributions to noncontrolling interests	—	—	—	—	—	—	(87)	(87)
Other	21	—	—	(2)	—	19	3	22
Net increase (decrease) in equity	9,363	771	(1,011)	(6,662)	(174)	2,287	(6,366)	(4,079)
Balance – December 31, 2015	19,730	771	—	2,552	(172)	22,881	1,725	24,606
Net income (loss)	(57)	(2)	—	490	—	431	88	519
Other comprehensive income (loss)	—	—	—	—	171	171	—	171
Noncash consideration from The Williams Companies, Inc. (Note 2)	—	—	—	(150)	—	(150)	—	(150)
Sales of common units (Note 14)	624	—	—	—	—	624	—	624
Distributions to partners	(2,007)	—	—	(533)	—	(2,540)	—	(2,540)
Contributions from general partner	—	—	—	26	—	26	—	26
Contributions from noncontrolling interests	—	—	—	—	—	—	29	29
Distributions to noncontrolling interests	—	—	—	—	—	—	(92)	(92)
Other	10	—	—	—	—	10	—	10
Net increase (decrease) in equity	(1,430)	(2)	—	(167)	171	(1,428)	25	(1,403)
Balance – December 31, 2016	18,300	769	—	2,385	(1)	21,453	1,750	23,203
Net income (loss)	856	15	—	—	—	871	104	975
Other comprehensive income (loss)	—	—	—	—	(4)	(4)	—	(4)
Conversion to noneconomic general partner interest (Note 1)	2,385	—	—	(2,385)	—	—	—	—
Distributions to The Williams Companies, Inc. - net	(3)	—	—	—	—	(3)	—	(3)
Sales of common units (Note 1)	2,245	—	—	—	—	2,245	—	2,245
Distributions to partners	(2,532)	—	—	—	—	(2,532)	—	(2,532)
Contributions from noncontrolling interests	—	—	—	—	—	—	17	17
Distributions to noncontrolling interests	—	—	—	—	—	—	(212)	(212)
Net increase (decrease) in equity	2,951	15	—	(2,385)	(4)	577	(91)	486
Balance – December 31, 2017	$21,251	$784	$—	$—	$(5)	$22,030	$1,659	$23,689
See accompanying notes.

Williams Partners L.P.
Consolidated Statement of Cash Flows

	Years Ended December 31,
	2017	2016	2015
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$975	$519	$(1,358)
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation and amortization	1,700	1,720	1,702
Provision (benefit) for deferred income taxes	(4)	(83)	4
Equity (earnings) losses	(434)	(397)	(335)
Distributions from unconsolidated affiliates	784	742	619
Net (gain) loss on disposition of equity-method investments	(269)	(27)	—
Impairment of goodwill	—	—	1,098
Impairment of equity-method investments	—	430	1,359
Impairment of and net (gain) loss on sale of assets and businesses	1,156	481	150
Gain on sale of Geismar Interest (Note 2)	(1,095)	—	—
Amortization of stock-based awards	8	20	27
Regulatory charges resulting from Tax Reform (Note 1)	713	—	—
Cash provided (used) by changes in current assets and liabilities:
Accounts and notes receivable	(96)	80	(67)
Inventories	8	(20)	105
Other current assets and deferred charges	(16)	(2)	2
Accounts payable	126	15	(126)
Accrued liabilities	(72)	503	(15)
Affiliate accounts receivable and payable – net	24	(37)	—
Other, including changes in noncurrent assets and liabilities	(135)	479	(96)
Net cash provided (used) by operating activities	3,373	4,423	3,069
FINANCING ACTIVITIES:
Proceeds from (payments of) commercial paper – net	(93)	(409)	(306)
Proceeds from long-term debt	1,698	4,248	7,675
Payments of long-term debt	(3,785)	(4,936)	(4,699)
Proceeds from sales of common units	2,184	614	59
Contributions from general partner	—	26	14
Distributions paid	(2,471)	(2,531)	(2,686)
Distributions to noncontrolling interests	(212)	(92)	(87)
Contributions from noncontrolling interests	17	29	111
Contributions from (distributions to) The Williams Companies, Inc. – net	(3)	—	20
Payments for debt issuance costs	(16)	(9)	(33)
Special distribution from Gulfstream	—	—	396
Contribution to Gulfstream for repayment of debt	—	(148)	(248)
Other – net	(83)	(10)	(3)
Net cash provided (used) by financing activities	(2,764)	(3,218)	213
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(2,374)	(1,944)	(2,795)
Dispositions – net	(41)	6	3
Contributions in aid of construction	426	218	87
Proceeds from sale of businesses, net of cash divested	2,070	672	—
Proceeds from dispositions of equity-method investments	200	34	—
Purchases of businesses, net of cash acquired	—	—	(112)
Purchases of and contributions to equity-method investments	(132)	(177)	(594)
Other – net	(22)	35	54
Net cash provided (used) by investing activities	127	(1,156)	(3,357)
Increase (decrease) in cash and cash equivalents	736	49	(75)
Cash and cash equivalents at beginning of year	145	96	171
Cash and cash equivalents at end of year	$881	$145	$96
_________
(1) Increases to property, plant, and equipment	$(2,639)	$(1,871)	$(2,649)
Changes in related accounts payable and accrued liabilities	265	(73)	(146)
Capital expenditures	$(2,374)	$(1,944)	$(2,795)
See accompanying notes.

Williams Partners L.P.
Notes to Consolidated Financial Statements

Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies
General
Unless the context clearly indicates otherwise, references in this report to “we,” “our,” “us,” or like terms refer to Williams Partners L.P. (WPZ) and its subsidiaries. Unless the context clearly indicates otherwise, references to “we,” “our,” and “us” include the operations in which we own interests accounted for as equity-method investments that are not consolidated in our financial statements. When we refer to our equity investees by name, we are referring exclusively to their businesses and operations.
We are a Delaware limited partnership whose common units are listed and traded on the New York Stock Exchange. WPZ GP LLC, a Delaware limited liability company wholly owned by The Williams Companies, Inc. (Williams), serves as our general partner. Our operations are located in the United States.
Financial Repositioning
In January 2017, we entered into agreements with Williams, wherein Williams permanently waived the general partner’s incentive distribution rights (IDRs) and converted its 2 percent general partner interest in us to a noneconomic interest in exchange for 289 million newly issued common units. Pursuant to this agreement, Williams also purchased approximately 277 thousand common units for $10 million. Additionally, Williams purchased approximately 59 million common units at a price of $36.08586 per unit in a private placement transaction. According to the terms of this agreement, concurrent with our quarterly distributions in February 2017 and May 2017, Williams paid additional consideration totaling $56 million to us for these units. Following these transactions and as of December 31, 2017, Williams owns a 74 percent limited partner interest in us.
Public Unit Exchange
On May 12, 2015, we entered into an agreement for a unit-for-stock transaction whereby Williams would have acquired all of our publicly held outstanding common units in exchange for shares of Williams’ common stock (WPZ Public Unit Exchange).
On September 28, 2015, we entered into a Termination Agreement and Release (Termination Agreement), terminating the WPZ Public Unit Exchange. Under the terms of the Termination Agreement, Williams was required to pay us a $428 million termination fee, which settled through a reduction of quarterly incentive distributions payable to Williams (such reduction not to exceed $209 million per quarter). Our November 2015, February 2016, and May 2016 distributions to Williams were reduced by $209 million, $209 million, and $10 million, respectively, related to this termination fee.
ACMP Merger
On February 2, 2015, Williams Partners L.P. merged with and into Access Midstream Partners, L.P. (ACMP Merger). For the purpose of these financial statements and notes, Williams Partners L.P. (WPZ) refers to the renamed merged partnership, while Pre-merger Access Midstream Partners, L.P. (ACMP) and Pre-merger Williams Partners L.P. (Pre-merger WPZ) refer to the separate partnerships prior to the consummation of the ACMP Merger and subsequent name change. The net assets of Pre-merger WPZ and ACMP were combined at Williams’ historical basis.
Description of Business
Consistent with the manner in which our chief operating decision maker evaluates performance and allocates resources, our operations are organized into the following reportable segments: Northeast G&P, Atlantic-Gulf, West, and NGL & Petchem Services. Certain other corporate activities are included in Other.

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Northeast G&P is comprised of our midstream gathering and processing businesses in the Marcellus Shale region primarily in Pennsylvania, New York, and West Virginia and the Utica Shale region of eastern Ohio, as well as a 66 percent interest in Cardinal Gas Services, L.L.C. (Cardinal) (a consolidated entity), a 62 percent equity-method investment in Utica East Ohio Midstream, LLC (UEOM), a 69 percent equity-method investment in Laurel Mountain Midstream, LLC (Laurel Mountain), a 58 percent equity-method investment in Caiman Energy II, LLC (Caiman II), and Appalachia Midstream Services, LLC, which owns equity-method investments with an approximate average 66 percent interest in multiple gathering systems in the Marcellus Shale (Appalachia Midstream Investments).
Atlantic-Gulf is comprised of our interstate natural gas pipeline, Transcontinental Gas Pipe Line Company, LLC (Transco), and significant natural gas gathering and processing and crude oil production handling and transportation assets in the Gulf Coast region, including a 51 percent interest in Gulfstar One LLC (Gulfstar One) (a consolidated entity), which is a proprietary floating production system, and various petrochemical and feedstock pipelines in the Gulf Coast region, as well as a 50 percent equity-method investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream), a 41 percent interest in Constitution Pipeline Company, LLC (Constitution) (a consolidated entity), which is developing a pipeline project (see Note 3 – Variable Interest Entities), and a 60 percent equity-method investment in Discovery Producer Services LLC (Discovery).
West is comprised of our interstate natural gas pipeline, Northwest Pipeline LLC (Northwest Pipeline), and our gathering, processing, and treating operations in New Mexico, Colorado, and Wyoming, as well as the Barnett Shale region of north-central Texas, the Eagle Ford Shale region of south Texas, the Haynesville Shale region of northwest Louisiana, and the Mid-Continent region which includes the Anadarko, Arkoma, Delaware, and Permian basins. This segment also includes our NGL and natural gas marketing business, storage facilities, an undivided 50 percent interest in an NGL fractionator near Conway, Kansas, and a 50 percent equity-method investment in Overland Pass Pipeline, LLC (OPPL), as well as our previously owned 50 percent equity-method investment in the Delaware basin gas gathering system (DBJV) in the Mid-Continent region (see Note 6 – Investing Activities).
NGL & Petchem Services is comprised of previously owned operations, including our 88.5 percent undivided interest in an olefins production facility in Geismar, Louisiana, which was sold in July 2017, and our refinery grade propylene splitter in the Gulf region, which was sold in June 2017. This segment also includes our previously owned Canadian assets, which included an oil sands offgas processing plant located near Fort McMurray, Alberta, and a natural gas liquid (NGL)/olefin fractionation facility at Redwater, Alberta. In September 2016, these Canadian operations were sold. (See Note 2 – Acquisitions and Divestitures.)
Basis of Presentation
Prior to the ACMP Merger, Williams owned certain limited partnership interests in both Pre-merger WPZ and ACMP, as well as 100 percent of the general partners of both partnerships. Due to the ownership of the general partners, Williams controlled both partnerships.
ACMP Merger
The ACMP Merger has been accounted for as a combination between entities under common control, with Pre-merger WPZ representing the predecessor entity. As such, the accompanying financial statements represent a continuation of Pre-merger WPZ, the accounting acquirer, except for certain adjustments to give effect to the exchange ratio applied to Pre-merger WPZ’s historically outstanding units. Because the ACMP Merger was between entities under common control, it was treated similar to a pooling of interests whereby the historical results of operations for ACMP were combined with those of Pre-merger WPZ for periods under common control.
Historical earnings of ACMP prior to the ACMP Merger have been presented herein as allocated to either the capital account of the general partner for interests owned by Williams or to noncontrolling interests for interests held by the public. Thus, there was no change in the total amount of historical earnings attributable to common unitholders. In conjunction with the ACMP Merger, the partners’ equity interests in ACMP have been reclassified out of the capital account of the general partner for interests owned by Williams and noncontrolling interests for interests held by the

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public and into the capital accounts of common and Class B interests as Contributions from The Williams Companies, Inc. - net within the Consolidated Statement of Changes in Equity.
Significant risks and uncertainties
We may monetize assets that are not core to our strategy which could result in impairments of certain equity-method investments, property, plant, and equipment, and intangible assets. Such impairments could potentially be caused by indications of fair value implied through the monetization process or, in the case of asset dispositions that are part of a broader asset group, the impact of the loss of future estimated cash flows.
Summary of Significant Accounting Policies
Principles of consolidation
The consolidated financial statements include the accounts of all entities that we control and our proportionate interest in the accounts of certain ventures in which we own an undivided interest. Our judgment is required to evaluate whether we control an entity. Key areas of that evaluation include:

•	Determining whether an entity is a variable interest entity (VIE);

•
Determining whether we are the primary beneficiary of a VIE, including evaluating which activities of the VIE most significantly impact its economic performance and the degree of power that we and our related parties have over those activities through our variable interests;

•	Identifying events that require reconsideration of whether an entity is a VIE and continuously evaluating whether we are a VIE’s primary beneficiary;

•
Evaluating whether other owners in entities that are not VIEs are able to effectively participate in significant decisions that would be expected to be made in the ordinary course of business such that we do not have the power to control such entities.

We apply the equity method of accounting to investments over which we exercise significant influence but do not control.
Common control transactions
Entities and assets acquired from Williams and its affiliates are accounted for as common control transactions whereby the net assets acquired are combined with ours at their historical amounts. If any cash consideration transferred to Williams in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as a capital transaction with our general partner, similar to a dividend. If the carrying value of the net assets acquired exceeds any cash consideration transferred and limited partner units are also issued as consideration, then the limited partner units are recorded at an amount equal to the excess of the carrying value of the net assets acquired over any cash consideration transferred. To the extent that such transactions require prior periods to be recast, historical net equity amounts prior to the transaction date are reflected in the account of the general partner or noncontrolling interests, if applicable. Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our Consolidated Statement of Cash Flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity in our Consolidated Statement of Cash Flows.
Equity-method investment basis differences
Differences between the cost of our equity-method investments and our underlying equity in the net assets of investees are accounted for as if the investees were consolidated subsidiaries. Equity earnings (losses) in the

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Consolidated Statement of Comprehensive Income (Loss) includes our allocable share of net income (loss) of investees adjusted for any depreciation and amortization, as applicable, associated with basis differences.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Significant estimates and assumptions include:

•	Impairment assessments of investments, property, plant, and equipment, goodwill, and other identifiable intangible assets;

•	Litigation-related contingencies;

•	Environmental remediation obligations;

•	Depreciation and/or amortization of equity-method investment basis differences;

•	Asset retirement obligations;

•	Measurement of regulatory liabilities.
These estimates are discussed further throughout these notes.
Regulatory accounting
Transco and Northwest Pipeline are regulated by the Federal Energy Regulatory Commission (FERC). Their rates, which are established by the FERC, are designed to recover the costs of providing the regulated services, and their competitive environment makes it probable that such rates can be charged and collected. Therefore, we have determined that it is appropriate under Accounting Standards Codification (ASC) Topic 980, “Regulated Operations,” to account for and report regulatory assets and liabilities related to these operations consistent with the economic effect of the way in which their rates are established. Accounting for these operations that are regulated can differ from the accounting requirements for nonregulated operations. For example, for regulated operations, allowance for funds used during construction (AFUDC) represents the estimated cost of debt and equity funds applicable to utility plant in the process of construction and is capitalized as a cost of property, plant, and equipment because it constitutes an actual cost of construction under established regulatory practices; nonregulated operations are only allowed to capitalize the cost of debt funds related to construction activities, while a component for equity is prohibited. The components of our regulatory assets and liabilities relate to the effects of deferred taxes on equity funds used during construction, asset retirement obligations, fuel cost differentials, levelized incremental depreciation, negative salvage, pension and other postretirement benefits, and rate allowances for deferred income taxes at a historically higher federal income tax rate.
In December 2017, the Tax Cuts and Jobs Act was enacted, which, among other things, reduced the federal corporate income tax rate from 35 percent to 21 percent (Tax Reform). In accordance with ASC 980-740-25-2, Transco and Northwest Pipeline have recognized regulatory liabilities to reflect the probable return to customers through future rates of the future decrease in income taxes payable associated with Tax Reform. These liabilities represent an obligation to return amounts directly to our customers. While a majority of our customers have entered into tariff rates based on our cost-of-service proceedings and related rate base therein, certain other contracts with customers reflect contractually-based rates that are designed to recover the cost of providing those services, including an allowance for income taxes, with no expected future rate adjustment for the term of those contracts. This relative mix of contracts for services was considered in determining the probable amount to be returned to customers through future rates. The regulatory liabilities were recorded in December 2017 through regulatory charges to operating income totaling $674 million. The timing

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and actual amount of such return will be subject to future negotiations regarding this matter and many other elements of cost-of-service rate proceedings, including other costs of providing service.
Certain of our equity-method investees recorded similar regulatory liabilities, for which our Equity earnings (losses) in the Consolidated Statement of Comprehensive Income (Loss) have been reduced by $11 million related to our proportionate share of the associated regulatory charges.
Our regulatory assets associated with the effects of deferred taxes on equity funds used during construction were also impacted by Tax Reform and were reduced by $39 million in December 2017 through a charge to Other income (expense) – net below Operating income (loss) in the Consolidated Statement of Comprehensive Income (Loss) (see Note 7 – Other Income and Expenses). This amount, along with the previously described charges for establishing the regulatory liabilities resulting from Tax Reform, is reported within Regulatory charges resulting from Tax Reform within the Consolidated Statement of Cash Flows.
Our current and noncurrent regulatory asset and liability balances for the years ended December 31, 2017 and 2016 are as follows:

	December 31,
	2017	2016
	(Millions)
Current assets reported within Other current assets and deferred charges	$102	$91
Noncurrent assets reported within Regulatory assets, deferred charges, and other	299	299
Total regulated assets	$401	$390

Current liabilities reported within Other accrued liabilities	$18	$11
Noncurrent liabilities reported within Regulatory liabilities and other	1,234	480
Total regulated liabilities	$1,252	$491
Cash and cash equivalents
Cash and cash equivalents in the Consolidated Balance Sheet includes amounts primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government. These have maturity dates of three months or less when acquired.
Accounts receivable
Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers, and the amount and age of past due accounts. We consider receivables past due if full payment is not received by the contractual due date. Interest income related to past due accounts receivable is generally recognized at the time full payment is received or collectability is assured. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.
Inventories
Inventories in the Consolidated Balance Sheet consist of natural gas liquids, olefins, natural gas in underground storage, and materials and supplies and are stated at the lower of cost or net realizable value. The cost of inventories is primarily determined using the average-cost method.
Property, plant, and equipment
Property, plant, and equipment is initially recorded at cost. We base the carrying value of these assets on estimates, assumptions, and judgments relative to capitalized costs, useful lives, and salvage values.

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As regulated entities, Northwest Pipeline and Transco provide for depreciation using the straight-line method at FERC-prescribed rates. Depreciation for nonregulated entities is provided primarily on the straight-line method over estimated useful lives, except for certain offshore facilities that apply an accelerated depreciation method.
Gains or losses from the ordinary sale or retirement of property, plant, and equipment for regulated pipelines are credited or charged to accumulated depreciation. Other gains or losses are recorded in Other (income) expense – net included in Operating income (loss) in the Consolidated Statement of Comprehensive Income (Loss).
Ordinary maintenance and repair costs are generally expensed as incurred. Costs of major renewals and replacements are capitalized as property, plant, and equipment.
We record a liability and increase the basis in the underlying asset for the present value of each expected future asset retirement obligation (ARO) at the time the liability is initially incurred, typically when the asset is acquired or constructed. As regulated entities, Northwest Pipeline and Transco offset the depreciation of the underlying asset that is attributable to capitalized ARO cost to a regulatory asset as we expect to recover these amounts in future rates. We measure changes in the liability due to passage of time by applying an interest rate to the liability balance. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in Operating and maintenance expenses in the Consolidated Statement of Comprehensive Income (Loss), except for regulated entities, for which the liability is offset by a regulatory asset. The regulatory asset is amortized commensurate with our collection of those costs in rates.
Measurements of AROs include, as a component of future expected costs, an estimate of the price that a third party would demand, and could expect to receive, for bearing the uncertainties inherent in the obligations, sometimes referred to as a market-risk premium.
Goodwill
Goodwill included within Intangible assets – net of accumulated amortization in the Consolidated Balance Sheet represents the excess of the consideration, plus the fair value of any noncontrolling interest or any previously held equity interest, over the fair value of the net assets acquired. It is not subject to amortization but is evaluated annually as of October 1 for impairment or more frequently if impairment indicators are present that would indicate it is more likely than not that the fair value of the reporting unit is less than its carrying amount. Generally, the evaluation of goodwill for impairment involves a two-step quantitative test, although under certain circumstances an initial qualitative evaluation may be sufficient to conclude goodwill is not impaired. If a quantitative assessment is performed, we compare our estimate of the fair value of the reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, a computation of the implied fair value of the goodwill is compared with its related carrying value. If the carrying value of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in the amount of the excess. Judgments and assumptions are inherent in our estimate of fair value. Effective October 1, 2017, we early adopted Accounting Standards Update (ASU) 2017-04 “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (ASU 2017-04), which removed the computation of the implied fair value of goodwill from the measurement process.
Other intangible assets
Our identifiable intangible assets included within Intangible assets – net of accumulated amortization in the Consolidated Balance Sheet are primarily related to gas gathering, processing, and fractionation contractual customer relationships. Our intangible assets are amortized on a straight-line basis over the period in which these assets contribute to our cash flows. We evaluate these assets for changes in the expected remaining useful lives and would reflect any changes prospectively through amortization over the revised remaining useful life.
Impairment of property, plant, and equipment, other identifiable intangible assets, and investments
We evaluate our property, plant, and equipment and other identifiable intangible assets for impairment when events or changes in circumstances indicate, in our judgment, that the carrying value of such assets may not be recoverable.

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When an indicator of impairment has occurred, we compare our estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether an impairment has occurred and we may apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes including selling in the near term or holding for the remaining estimated useful life. If an impairment of the carrying value has occurred, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value. This evaluation is performed at the lowest level for which separately identifiable cash flows exist.
For assets identified to be disposed of in the future and considered held for sale, we compare the carrying value to the estimated fair value less the cost to sell to determine if recognition of an impairment is required. Until the assets are disposed of, the estimated fair value, which includes estimated cash flows from operations until the assumed date of sale, is recalculated when related events or circumstances change.
We evaluate our investments for impairment when events or changes in circumstances indicate, in our judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other-than-temporary, the excess of the carrying value over the fair value is recognized in the consolidated financial statements as an impairment charge.
Judgments and assumptions are inherent in our estimate of undiscounted future cash flows and an asset’s or investment’s fair value. Additionally, judgment is used to determine the probability of sale with respect to assets considered for disposal.
Deferred income

We record a liability for deferred income related to cash received from customers in advance of providing our services. Such amounts are generally recognized in revenue upon satisfying our performance obligations, primarily providing services based on units of production or over remaining contractual service periods ranging from 1 to 25 years. Deferred income is reflected within Other accrued liabilities and Long-term deferred income on the Consolidated Balance Sheet.  (See Note 12 – Other Accrued Liabilities.)

We received an aggregate amount of $240 million in three equal installments as certain milestones of Transco’s Hillabee Expansion Project were met related to an agreement to resolve several matters in relation to the project. (See Note 12 – Other Accrued Liabilities.) During the third quarter of 2017, WPZ received the final installment and placed the project into service. As a result of placing the project into service, WPZ reclassified the refundable deposits to deferred income and expects to recognize income associated with these receipts over the term of an underlying contract.

During 2016, we received cash proceeds totaling $820 million associated with restructuring certain gas gathering contracts in the Barnett Shale and Mid-Continent regions. The proceeds were recorded as deferred income and are being amortized into income.

In October 2016, we received $104 million of newly constructed assets as part of a noncash investing transaction with a customer for which we provide production handling and other services. The transaction was recorded in Property, plant, and equipment – net and deferred income in the Consolidated Balance Sheet and is being amortized based on units of production through 2024. Due to the noncash nature of this transaction, it is not presented within the Consolidated Statement of Cash Flows.
Contingent liabilities
We record liabilities for estimated loss contingencies, including environmental matters, when we assess that a loss is probable and the amount of the loss can be reasonably estimated. These liabilities are calculated based upon our assumptions and estimates with respect to the likelihood or amount of loss and upon advice of legal counsel, engineers,

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or other third parties regarding the probable outcomes of the matters. These calculations are made without consideration of any potential recovery from third parties. We recognize insurance recoveries or reimbursements from others when realizable. Revisions to these liabilities are generally reflected in income when new or different facts or information become known or circumstances change that affect the previous assumptions or estimates.
Cash flows from revolving credit facility and commercial paper program
Proceeds and payments related to borrowings under our credit facility are reflected in the financing activities in the Consolidated Statement of Cash Flows on a gross basis. Proceeds and payments related to borrowings under our commercial paper program are reflected in the financing activities in the Consolidated Statement of Cash Flows on a net basis, as the outstanding notes generally have maturity dates less than three months from the date of issuance. (See Note 13 – Debt, Banking Arrangements, and Leases.)
Derivative instruments and hedging activities
We may utilize derivatives to manage a portion of our commodity price risk. These instruments consist primarily of swaps, futures, and forward contracts involving short- and long-term purchases and sales of energy commodities. We report the fair value of derivatives, except those for which the normal purchases and normal sales exception has been elected, in Other current assets and deferred charges; Regulatory assets, deferred charges, and other; Other accrued liabilities; or Regulatory liabilities and other in the Consolidated Balance Sheet. We determine the current and noncurrent classification based on the timing of expected future cash flows of individual trades. We report these amounts on a gross basis. Additionally, we report cash collateral receivables and payables with our counterparties on a gross basis. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk.)
The accounting for the changes in fair value of a commodity derivative can be summarized as follows:

Derivative Treatment	Accounting Method
Normal purchases and normal sales exception	Accrual accounting
Designated in a qualifying hedging relationship	Hedge accounting
All other derivatives	Mark-to-market accounting
We may elect the normal purchases and normal sales exception for certain short- and long-term purchases and sales of physical energy commodities. Under accrual accounting, any change in the fair value of these derivatives is not reflected on the balance sheet after the initial election of the exception.
We may also designate a hedging relationship for certain commodity derivatives. For a derivative to qualify for designation in a hedging relationship, it must meet specific criteria and we must maintain appropriate documentation. We establish hedging relationships pursuant to our risk management policies. We evaluate the hedging relationships at the inception of the hedge and on an ongoing basis to determine whether the hedging relationship is, and is expected to remain, highly effective in achieving offsetting changes in fair value or cash flows attributable to the underlying risk being hedged. We also regularly assess whether the hedged forecasted transaction is probable of occurring. If a derivative ceases to be or is no longer expected to be highly effective, or if we believe the likelihood of occurrence of the hedged forecasted transaction is no longer probable, hedge accounting is discontinued prospectively, and future changes in the fair value of the derivative are recognized currently in Product sales or Product costs in the Consolidated Statement of Comprehensive Income (Loss).
For commodity derivatives designated as a cash flow hedge, the effective portion of the change in fair value of the derivative is reported in Accumulated other comprehensive income (loss) (AOCI) in the Consolidated Balance Sheet and reclassified into earnings in the period in which the hedged item affects earnings. Any ineffective portion of the derivative’s change in fair value is recognized currently in Product sales or Product costs in the Consolidated Statement of Comprehensive Income (Loss). Gains or losses deferred in AOCI associated with terminated derivatives, derivatives that cease to be highly effective hedges, derivatives for which the forecasted transaction is reasonably possible but no

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longer probable of occurring, and cash flow hedges that have been otherwise discontinued remain in AOCI until the hedged item affects earnings. If it becomes probable that the forecasted transaction designated as the hedged item in a cash flow hedge will not occur, any gain or loss deferred in AOCI is recognized in Product sales or Product costs in the Consolidated Statement of Comprehensive Income (Loss) at that time. The change in likelihood of a forecasted transaction is a judgmental decision that includes qualitative assessments made by us.
For commodity derivatives that are not designated in a hedging relationship, and for which we have not elected the normal purchases and normal sales exception, we report changes in fair value currently in Product sales or Product costs in the Consolidated Statement of Comprehensive Income (Loss).
Certain gains and losses on derivative instruments included in the Consolidated Statement of Comprehensive Income (Loss) are netted together to a single net gain or loss, while other gains and losses are reported on a gross basis. Gains and losses recorded on a net basis include unrealized gains and losses on all derivatives that are not designated as hedges and for which we have not elected the normal purchases and normal sales exception.
Realized gains and losses on derivatives that require physical delivery, as well as natural gas derivatives for NGL processing activities and which are not held for trading purposes nor were entered into as a pre-contemplated buy/sell arrangement, are recorded on a gross basis.
Revenue recognition
Revenues
As a result of the ratemaking process, certain revenues collected by us may be subject to refunds upon the issuance of final orders by the FERC in pending rate proceedings. We record estimates of rate refund liabilities considering our and other third-party regulatory proceedings, advice of counsel, and other risks.
Service revenues
Revenues from our interstate natural gas pipeline businesses include services pursuant to long-term firm transportation and storage agreements. These agreements provide for a reservation charge based on the volume of contracted capacity and a commodity charge based on the volume of gas delivered, both at rates specified in our FERC tariffs. We recognize revenues for reservation charges ratably over the contract period regardless of the volume of natural gas that is transported or stored. Revenues for commodity charges, from both firm and interruptible transportation services and storage injection and withdrawal services, are recognized when natural gas is delivered at the agreed upon delivery point or when natural gas is injected or withdrawn from the storage facility.
Certain revenues from our midstream operations include those derived from natural gas gathering, processing, treating, and compression services and are performed under volumetric-based fee contracts. These revenues are recorded when services have been performed.
Certain of our gas gathering and processing agreements have minimum volume commitments. If a customer under such an agreement fails to meet its minimum volume commitment for a specified period, generally measured on an annual basis, it is obligated to pay a contractually determined fee based upon the shortfall between actual production volumes and the minimum volume commitment for that period. The revenue associated with minimum volume commitments is recognized in the period that the actual shortfall is determined and is no longer subject to future reduction or offset, which is generally at the end of the annual period or fourth quarter.
Crude oil gathering and transportation revenues and offshore production handling fees are recognized when the services have been performed. Certain offshore production handling contracts contain fixed payment terms that result in the deferral of revenues until such services have been performed or such capacity has been made available.

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Storage revenues from our midstream operations associated with prepaid contracted storage capacity contracts are recognized on a straight-line basis over the life of the contract as services are provided.
Product sales
In the course of providing transportation services to customers of our interstate natural gas pipeline businesses, we may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. The resulting imbalances are primarily settled through the purchase and sale of gas with our customers under terms provided for in our FERC tariffs. Revenue is recognized from the sale of gas upon settlement of the transportation and exchange imbalances.
We market NGLs, crude oil, and natural gas that we purchase from our producer customers as part of the overall service provided to producers. Our revenues from marketing activities are recognized when the products have been sold and delivered.
Under our keep-whole and percent-of-liquids processing contracts, we retain the rights to all or a portion of the NGLs extracted from the producers’ natural gas stream and recognize revenues when the extracted NGLs are sold and delivered.
Our former domestic olefins business produced olefins from purchased or produced feedstock and we recognized revenues when the olefins were sold and delivered.
Our Canadian businesses that were sold in September 2016 had processing and fractionation operations where we retained certain NGLs and olefins from an upgrader’s offgas stream and we recognized revenues when the fractionated products were sold and delivered.
Interest capitalized
We capitalize interest during construction on major projects with construction periods of at least 3 months and a total project cost in excess of $1 million. Interest is capitalized on borrowed funds and, where regulation by the FERC exists, on internally generated funds (equity AFUDC). The latter is included in Other income (expense) – net below Operating income (loss) in the Consolidated Statement of Comprehensive Income (Loss). The rates used by regulated companies are calculated in accordance with FERC rules. Rates used by nonregulated companies are based on our average interest rate on debt.
Employee equity-based awards
We recognize compensation expense on employee equity-based awards on a straight-line basis; forfeitures are recognized when they occur. (See Note 15 – Equity-Based Compensation.)
Pension and other postretirement benefits
We do not have employees. Certain of the costs charged to us by Williams associated with employees who directly support us include costs related to Williams’ pension and other postretirement benefit plans. (See Note 9 – Benefit Plans.) Although the underlying benefit plans of Williams are single-employer plans, we follow multiemployer plan accounting whereby the amount charged to us, and thus paid by us, is based on our share of net periodic benefit cost.
Income taxes
We generally are not a taxable entity for income tax purposes, with the exception of Texas franchise tax and foreign income taxes associated with our Canadian operations, which were sold in September 2016. Other income taxes are generally borne by individual partners. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregated difference

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in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available to us.
Foreign deferred income taxes associated with our former Canadian operations have been computed using the liability method and have been provided on all temporary differences between the financial basis and the tax basis of the related assets and liabilities.
Earnings (loss) per common unit
We use the two-class method to calculate basic and diluted earnings (loss) per common unit whereby net income (loss), adjusted for items specifically allocated to our general partner, is allocated on a pro-rata basis between ownership interests. Basic and diluted earnings (loss) per common unit are based on the average number of common units outstanding. Diluted earnings (loss) per common unit includes any dilutive effect of nonvested restricted common units determined by the treasury-stock method, unless common unitholders are allocated a loss.
Foreign currency translation
Our former foreign subsidiaries used the Canadian dollar as their functional currency. Assets and liabilities of such foreign subsidiaries were translated at the spot rate in effect at the applicable reporting date, and the combined statements of comprehensive income (loss) were translated into the U.S. dollar at the average exchange rates in effect during the applicable period. The resulting cumulative translation adjustment was recorded as a separate component of AOCI in the Consolidated Balance Sheet.
Transactions denominated in currencies other than the functional currency were recorded based on exchange rates at the time such transactions arose. Subsequent changes in exchange rates when the transactions were settled resulted in transaction gains and losses which were reflected in Other (income) expense – net within Costs and expenses in the Consolidated Statement of Comprehensive Income (Loss). All of our Canadian operations were sold in September 2016.
Accounting standards issued and adopted
Effective October 1, 2017, we early adopted ASU 2017-04 “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” ASU 2017-04 modified the concept of goodwill impairment to represent the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Under ASU 2017-04, entities are no longer required to determine the implied fair value of goodwill by assigning the fair value of a reporting unit to its individual assets and liabilities as if that reporting unit had been acquired in a business combination. Our West reportable segment has $47 million of goodwill included in Intangible assets – net of accumulated amortization in the Consolidated Balance Sheet (see Note 11 – Goodwill and Other Intangible Assets).
Effective January 1, 2018, we adopted ASU 2016-15 “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (ASU 2016-15). Among other things, ASU 2016-15 permits an accounting policy election to classify distributions received from equity-method investees using either the cumulative earnings approach or the nature of distribution approach. We have elected to apply the nature of distribution approach and have retrospectively revised the accompanying Consolidated Statement of Cash Flows in accordance with ASU 2016-15. Amounts previously presented as Distributions from unconsolidated affiliates in excess of cumulative earnings and certain amounts in Other – net within Investing Activities are now presented as part of Distributions from unconsolidated affiliates within Operating Activities, resulting in increases to Net cash provided (used) by operating activities of $533 million, $475 million, and $406 million for the years ended December 31, 2017, 2016, and 2015, respectively, with corresponding reductions in Net cash provided (used) by investing activities for those periods.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Accounting standards issued but not yet adopted
In August 2017, the Financial Accounting Standards Board (FASB) issued ASU 2017-12 “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities” (ASU 2017-12). ASU 2017-12 applies to entities that elect hedge accounting in accordance with Accounting Standards Codification (ASC) 815. The ASU affects both the designation and measurement guidance for hedging relationships and the presentation of hedging results. ASU 2017-12 is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. ASU 2017-12 will be applied using a modified retrospective approach for cash flow and net investment hedges existing at the date of adoption and prospectively for the presentation and disclosure guidance. During the first quarter of 2018, we early adopted ASU 2017-12. The adoption did not have a significant impact on our consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13 “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (ASU 2016-13). ASU 2016-13 changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans, and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. The guidance also requires increased disclosures. ASU 2016-13 is effective for interim and annual periods beginning after December 15, 2019. Early adoption is permitted. The standard requires varying transition methods for the different categories of amendments. Although we do not expect ASU 2016-13 to have a significant impact, it will impact our trade receivables as the related allowance for credit losses will be recognized earlier under the expected loss model.
In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)” (ASU 2016-02). ASU 2016-02 establishes a comprehensive new lease accounting model. ASU 2016-02 modifies the definition of a lease, requires a dual approach to lease classification similar to current lease accounting, and causes lessees to recognize leases on the balance sheet as a lease liability measured as the present value of the future lease payments with a corresponding right-of-use asset, with an exception for leases with a term of one year or less. Additional disclosures will also be required regarding the amount, timing, and uncertainty of cash flows arising from leases. In January 2018, the FASB issued ASU 2018-01 “Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842” (ASU 2018-01). Per ASU 2018-01, land easements and rights-of-way are required to be assessed under ASU 2016-02 to determine whether the arrangements are or contain a lease. ASU 2018-01 permits an entity to elect a transition practical expedient to not apply ASU 2016-02 to land easements that exist or expired before the effective date of ASU 2016-02 and that were not previously assessed under the previous lease guidance in ASC Topic 840 “Leases.” ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. ASU 2016-02 currently requires a modified retrospective transition for financing or operating leases existing at or entered into after the beginning of the earliest comparative period presented in the financial statements.
In January 2018, the FASB proposed an accounting standard update titled “Leases (Topic 842): Targeted Improvements,” which is an update to ASU 2016-02 allowing entities an additional transition method to the existing requirements whereby an entity could adopt the provisions of ASU 2016-02 by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption without adjustment to the financial statements for periods prior to adoption. We expect to adopt ASU 2016-02 effective January 1, 2019. We are in the process of reviewing contracts to identify leases based on the modified definition of a lease, implementing a financial lease accounting system, and evaluating internal control changes to support management in the accounting for and disclosure of leasing activities. While we are still in the process of completing our implementation evaluation of ASU 2016-02, we currently believe the most significant changes relate to the recognition of a lease liability and offsetting right-of-use asset in our consolidated balance sheet for operating leases. We are also evaluating ASU 2016-02’s currently available and proposed practical expedients on adoption.
In May 2014, the FASB issued ASU 2014-09 establishing ASC Topic 606, “Revenue from Contracts with Customers” (ASC 606). ASC 606 establishes a comprehensive new revenue recognition model designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to be entitled to receive in exchange for those goods or services and requires significantly enhanced revenue disclosures. In August 2015, the FASB issued ASU 2015-14 “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Date” (ASU 2015-14). Per ASU 2015-14, the standard is effective for interim and annual reporting periods beginning after December 15, 2017. ASC 606 allows either full retrospective or modified retrospective transition and early adoption is permitted for annual periods beginning after December 15, 2016. We are adopting ASC 606 utilizing the modified retrospective transition approach, effective January 1, 2018, by recognizing the cumulative effect of initially applying ASC 606 for periods prior to January 1, 2018, which we expect to result in a decrease of approximately $315 million, to the opening balance of Total equity in the Consolidated Balance Sheet.
We are in the final stages of evaluating the impact ASC 606 will have on our financial statements. For each revenue contract type, we have conducted a formal contract review process to evaluate the impact of ASC 606. We have substantially completed our evaluation. During the fourth quarter, we concluded on certain technical matters, including the evaluation of significant financing components, tiered pricing structures, and minimum volume commitments, and certain contracts for which we received prepayments for services. The adjustment to Total equity upon adoption of ASC 606 is primarily comprised of the impact to the timing of recognition of deferred revenue (contract liabilities) associated with certain contracts which underwent modifications in periods prior to January 1, 2018. Under the provisions of ASC 606, when a contract modification does not increase both the scope and price of the contract, and the remaining goods and services are distinct from the goods and services transferred prior to the modification, the modification is treated as a termination of the existing contract and the creation of a new contract. The new contract requires that the transaction price, including any remaining deferred revenue from the old contract, be allocated to the performance obligations over the term of the new contract. The contract modifications adjustments are partially offset by the impact of changes to the timing of recognizing revenue which is subject to the constraint on estimates of variable consideration of certain contracts. The constraint of variable consideration will result in the acceleration of revenue recognition and corresponding de-recognition of deferred revenue for certain contracts (as compared to the previous revenue recognition model) as a result of our assessment that it is probable such recognition would not result in a significant revenue reversal in the future. Additionally, under ASC 606, our revenues will increase in situations where we receive noncash consideration, which exists primarily in certain of our gas processing contracts where we receive commodities as full or partial consideration for services provided. This increase in revenues will be offset by a similar increase in costs and expenses when the commodities received are subsequently sold. Based on commodities received during 2017 as consideration for services and market prices during 2017, the increase in revenues and costs would have been approximately $350 million. Financial systems and internal controls necessary for adoption were implemented effective January 1, 2018.
Note 2 – Acquisitions and Divestitures
Eagle Ford Gathering System
In May 2015, we acquired a gathering system comprised of approximately 140 miles of pipeline and a sour gas compression facility in the Eagle Ford Shale, included in our West segment, for $112 million. The acquisition was accounted for as a business combination, and the allocation of the acquisition-date fair value of the major classes of assets acquired includes $80 million of Property, plant, and equipment – net and $32 million of Intangible assets – net of accumulated amortization in the Consolidated Balance Sheet. Changes to the preliminary allocation disclosed in the second quarter of 2015 reflect an increase of $20 million in Property, plant, and equipment – net, and a decrease of $20 million in Intangible assets – net of accumulated amortization.
Sale of Geismar Interest
In July 2017, we completed the sale of Williams Olefins, L.L.C., a wholly owned subsidiary which owned our interest in the Geismar, Louisiana, olefins plant (Geismar Interest) for total consideration of $2.084 billion in cash. We received a final working capital adjustment of $12 million in October 2017. The assets and liabilities of the Geismar olefins plant were designated as held for sale within the NGL & Petchem Services segment during the first quarter of 2017. Upon closing of the sale, we entered into a long-term supply and transportation agreement with the purchaser to provide feedstock to the plant via its Bayou Ethane pipeline system. As a result of this sale, we recorded a gain of $1.095 billion in the third quarter of 2017. Following this sale, the cash proceeds were used to repay our $850 million

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

term loan. Proceeds have also been funding a portion of the capital and investment expenditures that are a part of our growth portfolio.
The following table presents the results of operations for the Geismar Interest, excluding the gain noted above.

	Years Ended December 31,
	2017	2016
	(Millions)
Income (loss) before income taxes of the Geismar Interest	$26	$141
Sale of Canadian Operations
In September 2016, we completed the sale of subsidiaries conducting Canadian operations (such subsidiaries, the Canadian disposal group). Consideration received totaled $672 million, net of $13 million of cash divested and subject to customary working capital adjustments. Consideration also included $150 million in the form of a waiver of incentive distributions otherwise payable to Williams in the fourth quarter of 2016. The waiver recognizes certain affiliate contracts wherein our Canadian operations provided services to Williams. This noncash transaction is reflected as a decrease in General partner equity in the Consolidated Statement of Changes in Equity. The proceeds were primarily used to reduce borrowings on credit facilities.
During the second quarter of 2016, we designated these operations as held for sale. As a result, we measured the fair value of the disposal group as of June 30, 2016, resulting in an impairment charge of $341 million, reflected in Impairment of certain assets in the Consolidated Statement of Comprehensive Income (Loss). (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk.) During the second half of 2016, we recorded an additional loss of $34 million at our NGL & Petchem Services segment upon completion of the sale, primarily reflecting revisions to the sales price and including an $11 million benefit related to transactions to hedge our foreign currency exchange risk on the Canadian proceeds, reflected in Other (income) expense – net within Costs and expenses in the Consolidated Statement of Comprehensive Income (Loss).
The following table presents the results of operations for the Canadian disposal group, excluding the impairment and loss noted above.

	Years Ended December 31,
	2017	2016
	(Millions)
Income (loss) before income taxes of the Canadian disposal group	$—	$(9)

Note 3 – Variable Interest Entities
As of December 31, 2017, we consolidate the following VIEs:
Gulfstar One
We own a 51 percent interest in Gulfstar One LLC (Gulfstar One), a subsidiary that, due to certain risk-sharing provisions in its customer contracts, is a VIE. Gulfstar One includes a proprietary floating-production system, Gulfstar FPS, and associated pipelines which provide production handling and gathering services in the eastern deepwater Gulf of Mexico. We are the primary beneficiary because we have the power to direct the activities that most significantly impact Gulfstar One’s economic performance.
Constitution
We own a 41 percent interest in Constitution, a subsidiary that, due to shipper fixed-payment commitments under its long-term firm transportation contracts, is a VIE. We are the primary beneficiary because we have the power to

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

direct the activities that most significantly impact Constitution’s economic performance. We, as operator of Constitution, are responsible for constructing the proposed pipeline connecting our gathering system in Susquehanna County, Pennsylvania, to the Iroquois Gas Transmission and the Tennessee Gas Pipeline systems. The total remaining cost of the project is estimated to be approximately $740 million, which would be funded with capital contributions from us and the other equity partners on a proportional basis.
In December 2014, Constitution received approval from the Federal Energy Regulatory Commission (FERC) to construct and operate its proposed pipeline. However, in April 2016, the New York State Department of Environmental Conservation (NYSDEC) denied the necessary water quality certification under Section 401 of the Clean Water Act for the New York portion of the pipeline. In May 2016, Constitution appealed the NYSDEC’s denial of the Section 401 certification to the United States Court of Appeals for the Second Circuit, and in August 2017 the court issued a decision denying in part and dismissing in part Constitution’s appeal. The court expressly declined to rule on Constitution’s argument that the delay in the NYSDEC’s decision on Constitution’s Section 401 application constitutes a waiver of the certification requirement. The court determined that it lacked jurisdiction to address that contention, and found that jurisdiction over the waiver issue lies exclusively with the United States Court of Appeals for the District of Columbia Circuit. As to the denial itself, the court determined that NYSDEC’s action was not arbitrary or capricious. Constitution filed a petition for rehearing with the Second Circuit Court of Appeals, but in October the court denied our petition.
In October 2017, we filed a petition for declaratory order requesting the FERC to find that, by operation of law, the Section 401 certification requirement for the New York State portion of Constitution’s pipeline project was waived due to the failure by the NYSDEC to act on Constitution’s Section 401 application within a reasonable period of time as required by the express terms of such statute. In January 2018, the FERC denied our petition, finding that Section 401 provides that a state waives certification only when it does not act on an application within one year from the date of the application.
The project’s sponsors remain committed to the project, and, in that regard, we are pursuing two separate and independent paths in order to overturn the NYSDEC’s denial of the Section 401 certification. In January 2018, we filed a petition with the United States Supreme Court to review the decision of the Second Circuit Court of Appeals that upheld the merits of the NYSDEC’s denial of the Section 401 certification. And, in February 2018, we filed a request with the FERC for rehearing of its finding that the NYSDEC did not waive the Section 401 certification requirement. If the FERC denies such request, we will file a petition for review with the D.C. Circuit Court of Appeals.
We estimate that the target in-service date for the project would be approximately 10 to 12 months following any court or FERC decision that the NYSDEC denial order was improper or that the NYSDEC waived the Section 401 certification requirement. An unfavorable resolution could result in the impairment of a significant portion of the capitalized project costs, which total $381 million on a consolidated basis at December 31, 2017, and are included within Property, plant, and equipment – net in the Consolidated Balance Sheet. Beginning in April 2016, we discontinued capitalization of development costs related to this project. It is also possible that we could incur certain supplier-related costs in the event of a prolonged delay or termination of the project.
Cardinal
We own a 66 percent interest in Cardinal, a subsidiary that provides gathering services for the Utica Shale region and is a VIE due to certain risks shared with customers. We are the primary beneficiary because we have the power to direct the activities that most significantly impact Cardinal’s economic performance. We expect to fund future expansion activity with capital contributions from us and the other equity partner on a proportional basis.
Jackalope
We own a 50 percent interest in Jackalope Gas Gathering Services, L.L.C. (Jackalope), a subsidiary that provides gathering and processing services for the Powder River basin and is a VIE due to certain risks shared with customers. We are the primary beneficiary because we have the power to direct the activities that most significantly impact Jackalope’s economic performance. We expect to fund future expansion activity with capital contributions from us and the other equity partner on a proportional basis.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The following table presents amounts included in our Consolidated Balance Sheet that are for the use or obligation of our consolidated VIEs:

	December 31,
	2017	2016	Classification
	(Millions)
Assets (liabilities):
Cash and cash equivalents	$35	$82	Cash and cash equivalents
Accounts receivable	76	91	Trade accounts and other receivables
Prepaid assets	2	3	Other current assets and deferred charges
Property, plant, and equipment – net	2,887	3,024	Property, plant, and equipment – net
Intangible assets – net	1,381	1,431	Intangible assets – net of accumulated amortization
Accounts payable	(28)	(44)	Accounts payable – trade
Accrued liabilities	(1)	(3)	Other accrued liabilities
Current deferred revenue	(57)	(63)	Other accrued liabilities
Noncurrent asset retirement obligations	(103)	(99)	Asset retirement obligations
Noncurrent deferred revenue associated with customer advance payments	(305)	(324)	Long-term deferred income
Note 4 – Allocation of Net Income (Loss) and Distributions
The components of Net income (loss) within Equity are as follows:

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Net income (loss) allocated to common limited partners’ equity (1)	$856	$(57)	$(2,056)
Net income (loss) allocated to Class B limited partners’ equity	15	(2)	(52)
Net income allocated to general partner’s equity (1) (2)	—	490	590
Net income allocated to Class D limited partners’ equity (3)	—	—	69
Net income allocated to noncontrolling interests	104	88	91
Net income (loss)	$975	$519	$(1,358)
____________

(1)
Net income (loss) allocated to equity accounts above considers distributions paid to partners during the current reporting period, while Net income (loss) allocated within the Consolidated Statement of Comprehensive Income (Loss) considers distributions declared for the current reporting period, but paid in the subsequent period. The difference between Net income (loss) allocated to equity accounts and Net income (loss) allocated within the Consolidated Statement of Comprehensive Income (Loss) for 2016 is primarily due to the effect of units issued and the conversion of the general partner interest in us to a non-economic interest in conjunction with our Financial Repositioning. The 2015 difference is primarily due to the timing of the waiver of IDRs associated with the Termination Agreement. (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies.)

(2)	As a result of the first quarter 2017 Financial Repositioning, our general partner no longer receives an allocation of net income.

(3)
Includes amortization of the beneficial conversion feature associated with the Pre-merger WPZ Class D units of $68 million for the year ended December 31, 2015. See following discussion of Class D units.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Common Units
On February 9, 2018, we paid a cash distribution of $0.60 per common unit on our outstanding common units to unitholders of record at the close of business on February 2, 2018.
Class B Units
The Class B units are not entitled to cash distributions. Instead, prior to conversion into common units, the Class B units receive quarterly distributions of additional paid-in-kind Class B units. Effective February 10, 2015, each Class B unit became convertible at the election of either us or the holders of such Class B unit into a common unit on a one-for-one basis. During 2017, 2016, and 2015 we issued 1,163,072, 1,906,001, and 1,058,172, respectively, of additional paid-in-kind Class B units associated with quarterly distributions. On February 9, 2018, we issued 271,008 Class B units associated with the fourth-quarter 2017 distribution.
Class D Units
Pre-merger WPZ Class D units were issued at a discount to the market price of Pre-merger WPZ’s common units. The discount represented a beneficial conversion feature and was being amortized through the originally expected first quarter 2016 conversion date. The remaining unamortized balance was recognized in the first quarter of 2015 due to the ACMP Merger. All Pre-merger WPZ Class D units were converted into common units in conjunction with the ACMP Merger.
Note 5 – Related Party Transactions
Reimbursement of Expenses of Our General Partner
The employees of our operated assets are employees of Williams. Williams directly charges us for the payroll and benefit costs associated with operations employees and carries the obligations for many employee-related benefits in its financial statements, including the liabilities related to employee retirement, medical plans, and paid time off. Our share of the costs is charged to us through affiliate billings and reflected in Operating and maintenance expenses in the Consolidated Statement of Comprehensive Income (Loss) and Property, plant, and equipment – net in the Consolidated Balance Sheet.
In addition, employees of Williams provide general, administrative, and operations support services to us. We are also charged for certain administrative expenses incurred by Williams. These charges are either directly identifiable or allocated to our assets. Direct charges are for goods and services provided by Williams at our request. Allocated charges are based on either metrics correlating to the service provided or, if a service cannot be specifically correlated to a specific metric, a three-factor formula, which considers revenues; property, plant, and equipment; and payroll. Our share of direct and allocated administrative expenses is generally reflected in Selling, general, and administrative expenses in the Consolidated Statement of Comprehensive Income (Loss). Our share of direct and allocated operations support expenses is generally reflected in Operating and maintenance expenses in the Consolidated Statement of Comprehensive Income (Loss). Our share of such direct and allocated costs may also be capitalized within Property, plant, and equipment – net in the Consolidated Balance Sheet.
In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams.
Transactions with Affiliates and Equity-Method Investees
Service revenues, in the Consolidated Statement of Comprehensive Income (Loss), includes transportation and fractionation revenues from our former NGL/olefins fractionation facility located in Redwater, Alberta. This facility supported Williams’ Horizon liquids extraction plant in Canada until both were sold in September 2016 (see Note 2 – Acquisitions and Divestitures).

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Product costs, in the Consolidated Statement of Comprehensive Income (Loss), includes charges for the following types of transactions:

•	Purchases of NGLs for resale from Discovery;

•	Payments to OPPL for transportation of NGLs from certain natural gas processing plants;

•	Purchases of NGLs for resale from Williams’ former Horizon liquids extraction plant in Canada.
Summary of the related party transactions discussed in all sections above.

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Service revenues	$—	$31	$—
Product costs	208	181	169
Operating and maintenance expenses - employee costs	470	470	498
Selling, general, and administrative expenses:
Employee direct costs	343	344	368
Employee allocated costs	174	160	195
HB Construction Company Ltd., a subsidiary of Williams, provided construction services to us until the sale of our Canadian operations in September 2016. Charges for these construction services were previously capitalized within Property, plant, and equipment – net in the Consolidated Balance Sheet and totaled $9 million during 2016. Charges for capitalized payroll and benefit costs charged by Williams described above totaled $92 million and $94 million during 2017 and 2016, respectively.
The Accounts payable — affiliate in the Consolidated Balance Sheet represents the payable positions that result from the transactions with affiliates discussed above. We also have $20 million and $19 million in Accounts payable — trade in the Consolidated Balance Sheet with our equity-method investees at December 31, 2017 and 2016, respectively.
Operating Agreements with Equity-Method Investees
We have operating agreements with certain equity-method investees. These operating agreements typically provide for reimbursement or payment to us for certain direct operational payroll and employee benefit costs, materials, supplies, and other charges and also for management services. Williams supplied a portion of these services, primarily those related to employees since we do not have any employees, to certain equity-method investees. The total charges to equity-method investees for these fees are $67 million, $66 million, and $64 million for the years ended December 31, 2017, 2016, and 2015, respectively.
Omnibus Agreements
Under these agreements, Williams is obligated to reimburse us for certain items including an amount based on the amortization over time of deferred revenue amounts that relate to cash payments received by Williams prior to the closing of the contribution transaction for services to be rendered by us in the future at the Devils Tower floating production platform. Net amounts received under these agreements for the years ended December 31, 2017, 2016, and 2015 were $11 million, $11 million, and $12 million, respectively.
We have a contribution receivable from our general partner of $2 million and $3 million at December 31, 2017 and 2016, respectively, for amounts reimbursable to us under omnibus agreements presented within Total partners’ equity in the Consolidated Balance Sheet.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Acquisitions and Equity Issuances
Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies includes related party transactions for Financial Repositioning and the ACMP Merger.
Note 14 – Partners’ Capital includes related party transactions for a distribution reinvestment program (DRIP) in November 2016 and a private placement transaction in August 2016.
Board of Directors
A former member of Williams’ Board of Directors, who was elected in 2013 and resigned during 2016, is also the current chairman, president, and chief executive officer of an energy services company that is a customer of ours. We recorded $144 million and $111 million in Service revenues in Consolidated Statement of Comprehensive Income (Loss) from this company for transportation and storage of natural gas for the years ended December 31, 2016 and 2015, respectively.
Note 6 – Investing Activities
Impairment of equity-method investments
The following table presents other-than-temporary impairment charges related to certain equity-method investments. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk.)

	Years Ended December 31,
	2016	2015
	(Millions)
Northeast G&P
Appalachia Midstream Investments	$294	$562
Laurel Mountain	50	45
UEOM	—	241
West
DBJV	59	503
Ranch Westex	24	—
Other	3	8
	$430	$1,359
Acquisition of Additional Interests in Appalachia Midstream Investments
During the first quarter of 2017, we exchanged all of our 50 percent interest in DBJV for an increased interest in two natural gas gathering systems that are part of the Appalachia Midstream Investments and $155 million in cash. This transaction was recorded based on our estimate of the fair value of the interests received as we have more insight to this value as we operate the underlying assets. Following this exchange, we have an approximate average 66 percent interest in the Appalachia Midstream Investments. We continue to account for this investment under the equity-method due to the significant participatory rights of our partners such that we do not exercise control. We also sold all of our interest in Ranch Westex JV LLC (Ranch Westex) for $45 million. These transactions resulted in a total gain of $269 million reflected in Other investing income (loss) – net in the Consolidated Statement of Comprehensive Income (Loss).
The fair value of the increased interests in the Appalachia Midstream Investments received as consideration was estimated to be $1.1 billion using an income approach based on expected cash flows and an appropriate discount rate (a Level 3 measurement within the fair value hierarchy). The determination of estimated future cash flows involved significant assumptions regarding gathering volumes, rates, and related capital spending. A 9.5 percent discount rate was utilized and reflected our estimate of the cost of capital as impacted by market conditions and risks associated with the underlying business.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Acquisition of Additional Interest in UEOM
In June 2015, we acquired an additional 13 percent interest in our equity-method investment, UEOM, for $357 million. Following the acquisition we own approximately 62 percent of UEOM. However, we continue to account for this as an equity-method investment because we do not control UEOM due to the significant participatory rights of our partner. In connection with the acquisition of the additional interest, our general partner agreed to waive approximately $2 million of its IDR payments each quarter through 2017. See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies for discussion of agreement with Williams wherein Williams permanently waived IDR payment obligations from us.
Equity earnings (losses)
In 2015, we recognized a loss of $19 million associated with our share of underlying property impairments at certain of the Appalachia Midstream Investments.
Other investing income (loss) – net
In 2016, we recognized a $27 million gain from the sale of an equity-method investment interest in a gathering system that was part of our Appalachia Midstream Investments.
Investments

	Ownership Interest at December 31, 2017	December 31,
		2017	2016
		(Millions)
Appalachia Midstream Investments	(1)	$3,104	$2,062
UEOM	62%	1,383	1,448
Discovery	60%	534	572
Caiman II	58%	429	426
OPPL	50%	422	430
Laurel Mountain	69%	309	324
Gulfstream	50%	244	261
DBJV	—	—	988
Other	Various	127	190
		$6,552	$6,701
____________

(1)	Includes equity-method investments in multiple gathering systems in the Marcellus Shale with an approximate average 66 percent interest.
We have differences between the carrying value of our equity-method investments and the underlying equity in the net assets of the investees of $1.8 billion at December 31, 2017 and $1.9 billion at December 31, 2016. For 2017 these differences primarily relate to our investments in Appalachia Midstream Investments and UEOM resulting from property, plant, and equipment, as well as customer-based intangible assets and goodwill. For 2016, the difference also includes DBJV.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Purchases of and contributions to equity-method investments
We generally fund our portion of significant expansion or development projects of these investees through additional capital contributions. These transactions increased the carrying value of our investments and included:

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Appalachia Midstream Investments	$70	$28	$93
DBJV	32	105	57
Caiman II	24	22	—
UEOM	—	—	357
Discovery	1	—	35
Other	5	22	52
	$132	$177	$594

Dividends and distributions
The organizational documents of entities in which we have an equity-method interest generally require distribution of available cash to members on at least a quarterly basis. These transactions reduced the carrying value of our investments and included:

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Appalachia Midstream Investments	$270	$211	$219
Discovery	127	141	116
Gulfstream	92	100	88
UEOM	80	92	42
OPPL	68	69	45
Caiman II	49	40	33
DBJV	39	39	33
Laurel Mountain	32	28	31
Other	27	22	26
	$784	$742	$633
In addition, on September 24, 2015, we received a special distribution of $396 million from Gulfstream reflecting our proportional share of the proceeds from new debt issued by Gulfstream. The new debt was issued to refinance Gulfstream’s debt maturities. Subsequently, we contributed $248 million and $148 million to Gulfstream for our proportional share of amounts necessary to fund debt maturities of $500 million due on November 1, 2015 and $300 million due on June 1, 2016, respectively.

Summarized Financial Position and Results of Operations of All Equity-Method Investments

	December 31,
	2017	2016
	(Millions)
Assets (liabilities):
Current assets	$447	$508
Noncurrent assets	9,181	9,695
Current liabilities	(295)	(412)
Noncurrent liabilities	(1,538)	(1,484)

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Gross revenue	$1,961	$1,883	$1,707
Operating income	871	799	690
Net income	806	726	611
Note 7 – Other Income and Expenses
The following table presents certain gains or losses reflected in Other (income) expense – net within Costs and expenses in the Consolidated Statement of Comprehensive Income (Loss):

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Atlantic-Gulf
Amortization of regulatory assets associated with asset retirement obligations	$33	$33	$33
Accrual of regulatory liability related to overcollection of certain employee expenses	22	25	20
Project development costs related to Constitution (see Note 3)	16	28	—
Gain on asset retirement	—	(11)	—
West
Gains on contract settlements and terminations	(15)	—	—
NGL & Petchem Services
Gain on sale of Refinery Grade Propylene Splitter	(12)	—	—
Loss on sale of Canadian operations (see Note 2)	4	34	—
Net foreign currency exchange (gains) losses (1)	—	10	(10)
__________

(1)
Primarily relates to gains and losses incurred on foreign currency transactions and the remeasurement of U.S. dollar-denominated current assets and liabilities within our former Canadian operations (see Note 2 – Acquisitions and Divestitures).

ACMP Acquisition, Merger, and Transition
Certain ACMP acquisition, merger, and transition costs included in the Consolidated Statement of Comprehensive Income (Loss) are as follows:

•	Selling, general, and administrative expenses includes $26 million in 2015 primarily related to professional advisory fees within the West segment.

•	Operating and maintenance expenses includes $12 million in 2015 primarily related to employee transition costs within the West segment.
Additional Items
Certain additional items included in the Consolidated Statement of Comprehensive Income (Loss) are as follows:

•
Service revenues includes $66 million, $58 million, and $239 million, recognized in the fourth quarter of 2017, 2016, and 2015, respectively, from minimum volume commitment fees in the Barnett Shale and Mid-Continent regions within the West segment.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

•
Service revenues for the year ended December 31, 2016, includes $173 million associated with the amortization of deferred income related to the restructuring of certain gas gathering contracts in the Barnett Shale and Mid-Continent regions within the West segment.

•
Service revenues were reduced by $15 million for the year ended December 31, 2016, related to potential refunds associated with a ruling received in certain rate case litigation within the Atlantic-Gulf segment.

•Selling, general, and administrative expenses and Operating and maintenance expenses for the years ended December 31, 2017 and 2016 includes severance and other related costs. Amounts by segment are as follows:

	Years Ended December 31,
	2017	2016
	(Millions)
Northeast G&P	$—	$3
Atlantic-Gulf	—	8
West	—	13
NGL & Petchem Services	—	4
Other	22	9

•	Other income (expense) – net below Operating income (loss) includes $70 million, $65 million, and $76 million in 2017, 2016, and 2015, respectively, for equity AFUDC within the Atlantic-Gulf segment.

•
Other income (expense) – net below Operating income (loss) also includes a $33 million and $6 million charge for the year ended December 31, 2017, within the Atlantic Gulf and West segments, respectively, for regulatory assets associated with the effects of deferred taxes on equity funds used during construction as a result of Tax Reform (see Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies).

•
Other income (expense) – net below Operating income (loss) for the year ended December 31, 2017, includes a net gain of $30 million associated with the February 23, 2017, early retirement of $750 million of 6.125 percent senior unsecured notes that were due in 2022 and a net loss of $3 million associated with the July 3, 2017, early retirement of of $1.4 billion of 4.875 percent senior unsecured notes that were due in 2023. The net gain for the February 23, 2017, early retirement within the Other segment reflects $53 million of unamortized premium, partially offset by $23 million in premiums paid. The net loss for the July 3, 2017, early retirement within the Other segment reflects $51 million of unamortized premium, offset by $54 million in premiums paid (see Note 13 – Debt, Banking Arrangements, and Leases).

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 8 – Provision (Benefit) for Income Taxes
The Provision (benefit) for income taxes includes:

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Current:
State	$10	$2	$(3)
Foreign	—	1	—
	10	3	(3)
Deferred:
State	(4)	(1)	(3)
Foreign	—	(82)	7
	(4)	(83)	4
Provision (benefit) for income taxes	$6	$(80)	$1
Reconciliations from the Provision (benefit) at statutory rate to recorded Provision (benefit) for income taxes are as follows:

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Provision (benefit) at statutory rate	$343	$154	$(475)
Increases (decreases) in taxes resulting from:
Income not subject to U.S. federal tax	(343)	(154)	475
State income taxes	6	1	(6)
Foreign operations — net	—	(81)	7
Provision (benefit) for income taxes	$6	$(80)	$1
The 2016 foreign deferred benefit includes the tax effect of a $341 million impairment associated with the Canadian operations (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk). The 2015 state deferred benefit includes $7 million related to the impact of a Texas franchise tax rate decrease. The 2015 foreign deferred provision includes $8 million related to the impact of an Alberta provincial tax rate increase.
Income (loss) before income taxes includes $4 million and $387 million of foreign loss in 2017 and 2016, respectively, and $1 million of foreign income in 2015.
Deferred income tax liabilities, primarily attributable to the taxable temporary differences from property, plant, and equipment, were $16 million and $20 million in 2017 and 2016, respectively.
Cash payments for income taxes (net of refunds) were $12 million and $3 million in 2017 and 2016, respectively. Cash refunds for income taxes (net of payments) were $4 million in 2015.
As of December 31, 2017, we have no unrecognized tax benefits.
Tax years after 2013 are subject to examination by the Texas Comptroller. Generally, tax returns for our previously owned Canadian entities are open to audit for tax years after 2012. Tax years 2013 and 2014 are currently under examination. Williams has indemnified us for any adjustments to foreign tax returns filed prior to Pre-Merger WPZ’s acquisition of certain Canadian operations from Williams in 2014. We have indemnified the purchaser for any adjustments to foreign tax returns for periods prior to the sale of our Canadian operations in September 2016 (see Note 2 – Acquisitions and Divestitures).

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 9 – Benefit Plans
Certain of the benefit costs charged to us by our general partner associated with employees who directly support us are described below. Additionally, allocated corporate expenses from Williams to us also include amounts related to these same employee benefits, which are not included in the amounts presented below, except as specifically described.
Defined Benefit Pension Plans
Williams has noncontributory defined benefit pension plans (Williams Pension Plan, Williams Inactive Employees Pension Plan, and The Williams Companies Retirement Restoration Plan) that provide pension benefits for its eligible employees. Pension costs charged to us by Williams for 2017, 2016, and 2015 totaled $47 million, $32 million, and $43 million, respectively. Included in our 2017 pension costs is a $19 million settlement charge. This amount reflects the portion of Williams’ settlement charge directly charged to us which was required as a result of lump-sum benefit payments made under Williams’ 2017 program to pay out certain deferred vested pension benefits, as well as lump-sum benefit payments made throughout 2017. In addition, we were charged $16 million of allocated corporate expenses also associated with the settlement charge. At the total Williams plan level, the pension plans had a projected benefit obligation of $1.3 billion and $1.5 billion at December 31, 2017 and 2016, respectively. The plans were underfunded by $92 million and $212 million at December 31, 2017 and 2016, respectively.
Postretirement Benefits Other than Pensions
Williams provides subsidized retiree health care and life insurance benefits for certain eligible participants. We recognized a net periodic postretirement benefit credited to us by Williams of $11 million, $12 million, and $12 million in 2017, 2016, and 2015, respectively. At the total Williams plan level, the postretirement benefit plans had an accumulated postretirement benefit obligation of $206 million and $197 million at December 31, 2017 and 2016, respectively. The plans were overfunded by $21 million and $11 million at December 31, 2017 and 2016, respectively.
Any differences between the annual expense and amounts currently being recovered in rates by Transco and Northwest Pipeline are recorded as an adjustment to expense and collected or refunded through future rate adjustments.
Defined Contribution Plans
Williams maintains defined contribution plans for the benefit of substantially all of its employees. We were charged compensation expense of $21 million, $24 million, and $27 million in 2017, 2016, and 2015, respectively, for contributions to these plans.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 10 – Property, Plant, and Equipment
The following table presents nonregulated and regulated Property, plant, and equipment – net as presented on the Consolidated Balance Sheet for the years ended:

	Estimated	Depreciation
	Useful Life (1)	Rates (1)	December 31,
	(Years)	(%)	2017	2016
			(Millions)
Nonregulated:
Natural gas gathering and processing facilities (2)	5 - 40		$18,350	$19,377
Construction in progress	Not applicable		548	355
Other (2)	3 - 45		2,302	2,630
Regulated:
Natural gas transmission facilities		1.2 - 6.97	14,460	12,692
Construction in progress	Not applicable	Not applicable	1,637	1,603
Other	5 - 45	1.35 - 33.33	1,634	1,590
Total property, plant, and equipment, at cost			38,931	38,247
Accumulated depreciation and amortization			(11,019)	(10,226)
Property, plant, and equipment – net			$27,912	$28,021
_________________

(1)	Estimated useful life and depreciation rates are presented as of December 31, 2017. Depreciation rates and estimated useful lives for regulated assets are prescribed by the FERC.

(2)	The 2016 presentation has been changed to reflect $890 million of right-of-way assets previously presented in Natural gas gathering and processing facilities, now in Other.
Depreciation and amortization expense for Property, plant, and equipment – net was $1.353 billion, $1.364 billion, and $1.348 billion in 2017, 2016, and 2015, respectively.
Regulated Property, plant, and equipment – net includes approximately $626 million and $665 million at December 31, 2017 and 2016, respectively, related to amounts in excess of the original cost of the regulated facilities within our gas pipeline businesses as a result of our prior acquisitions. This amount is being amortized over 40 years using the straight-line amortization method. Current FERC policy does not permit recovery through rates for amounts in excess of original cost of construction.
Asset Retirement Obligations
Our accrued obligations relate to underground storage caverns, offshore platforms and pipelines, fractionation and compression facilities, gas gathering well connections and pipelines, and gas transmission pipelines and facilities. At the end of the useful life of each respective asset, we are legally obligated to plug storage caverns and remove any related surface equipment, to restore land and remove surface equipment at gas processing, fractionation, and compression facilities, to dismantle offshore platforms and appropriately abandon offshore pipelines, to cap certain gathering pipelines at the wellhead connection and remove any related surface equipment, and to remove certain components of gas transmission facilities from the ground.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The following table presents the significant changes to our ARO, of which $944 million and $798 million are included in Asset retirement obligations with the remaining portion in Asset retirement obligations under Current liabilities on the Consolidated Balance Sheet at December 31, 2017 and 2016, respectively.

	December 31,
	2017	2016
	(Millions)
Beginning balance	$859	$914
Liabilities incurred	34	21
Liabilities settled	(16)	(8)
Accretion expense (1)	141	69
Revisions (2)	(21)	(137)
Ending balance	$997	$859
______________

(1)	The increase in accretion expense for 2017 includes an adjustment associated with obligations identified from certain Transco land agreements.

(2)
Several factors are considered in the annual review process, including inflation rates, current estimates for removal cost, market risk premiums, discount rates, and the estimated remaining useful life of the assets. The 2017 revisions reflect changes in removal cost estimates and decreases in the estimated remaining useful life of certain assets and discount rates used in the annual review process. The 2016 revisions reflect changes in removal cost estimates, increases in the estimated remaining useful life of certain assets, and decreases in the inflation rate and discount rates used in the annual review process.

The funds Transco collects through a portion of its rates to fund its ARO are deposited into an external trust account dedicated to funding its ARO (ARO Trust). (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk.) Under its current rate settlement, Transco’s annual funding obligation is approximately $36 million, with installments to be deposited monthly.
Note 11 – Goodwill and Other Intangible Assets
Goodwill
At December 31, 2017, 2016, and 2015, our Consolidated Balance Sheet includes $47 million of goodwill in Intangible assets – net of accumulated amortization, reported in the West segment. Our goodwill is not subject to amortization, but is evaluated at least annually for impairment or more frequently if impairment indicators are present. We did not identify or recognize any impairments to goodwill in connection with our annual evaluation of goodwill for impairment (performed as of October 1) during the years ended December 31, 2017 and 2016. During 2015, we performed an interim assessment of goodwill within the Northeast G&P and West segments as of September 30, 2015, and the annual assessment of goodwill within the Northeast G&P and West segments as of October 1, 2015. The estimated fair value of the reporting units evaluated exceeded their carrying amounts, and thus no impairment was identified. We performed an additional goodwill impairment evaluation as of December 31, 2015, of the goodwill recorded within the Northeast G&P and West segments. As a result of this evaluation, we recorded goodwill impairment charges totaling $1.098 billion. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk.)

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Other Intangible Assets
The gross carrying amount and accumulated amortization of other intangible assets, included in Intangible assets – net of accumulated amortization, at December 31 are as follows:

	2017		2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Millions)
Contractual customer relationships	$10,026	$(1,283)	$10,634	$(1,019)
Other intangible assets primarily relate to gas gathering, processing, and fractionation contractual customer relationships recognized in acquisitions including ACMP and Eagle Ford (see Note 2 – Acquisitions and Divestitures). The decrease in the gross carrying amount of other intangible assets during 2017 is primarily related to the impairment of certain gathering operations in the Mid-Continent and Marcellus South regions (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk). The write-off of accumulated amortization related to the impaired assets is the primary reason for the difference between the change in accumulated amortization during 2017 indicated above and the amortization expense for 2017 noted below. Other intangible assets are being amortized on a straight-line basis over an initial period of 30 years which represents a portion of the term over which the contractual customer relationships are expected to contribute to our cash flows.
We expense costs incurred to renew or extend the terms of our gas gathering, processing, and fractionation contracts with customers. Based on the estimated future revenues during the contract periods (as estimated at the time of the acquisition), the weighted-average period prior to the next renewal or extension of the contractual customer relationships associated with the Eagle Ford acquisition was approximately 10 years. Although a significant portion of the expected future cash flows associated with these contractual customer relationships are dependent on our ability to renew or extend the arrangements beyond the initial contract periods, these expected future cash flows are significantly influenced by the scope and pace of our producer customers’ drilling programs. Once producer customers’ wells are connected to our gathering infrastructure, their likelihood of switching to another provider before the wells are abandoned is reduced due to the significant capital investment required.
The amortization expense related to other intangible assets was $347 million, $356 million, and $353 million in 2017, 2016, and 2015, respectively. The estimated amortization expense for each of the next five succeeding fiscal years is approximately $337 million.
Note 12 – Other Accrued Liabilities

	December 31,
	2017	2016
	(Millions)
Deferred income	$361	$338
Refundable deposits	—	160
Other, including other loss contingencies	229	306
	$590	$804
Deferred income includes cash proceeds associated with restructuring certain gas gathering contracts in the Barnett Shale and Mid-Continent regions. (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies.)
Refundable deposits in 2016 includes receipts related to an agreement to resolve several matters in relation to Transco’s Hillabee Expansion Project. In accordance with the agreement, the member–sponsors of Sabal Trail paid us an aggregate amount of $240 million in three equal installments as certain milestones of the project were met. During the third quarter of 2017 we received the final installment and placed the project into service. As a result of placing the

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

project into service, we reclassified the Refundable deposits to Other accrued liabilities and Long-term deferred income and expect to recognize income associated with these receipts over the term of an underlying contract.
Note 13 – Debt, Banking Arrangements, and Leases
Long-Term Debt

	December 31,
	2017	2016
	(Millions)
Transco:
6.05% Notes due 2018	$250	$250
7.08% Debentures due 2026	8	8
7.25% Debentures due 2026	200	200
7.85% Notes due 2026	1,000	1,000
5.4% Notes due 2041	375	375
4.45% Notes due 2042	400	400
Other financing obligation	231	—
Northwest Pipeline:
5.95% Notes due 2017	—	185
6.05% Notes due 2018	250	250
7.125% Debentures due 2025	85	85
4% Notes due 2027	250	—
Williams Partners L.P.:
7.25% Notes due 2017	—	600
5.25% Notes due 2020	1,500	1,500
4.125% Notes due 2020	600	600
4% Notes due 2021	500	500
3.6% Notes due 2022	1,250	1,250
3.35% Notes due 2022	750	750
6.125% Notes due 2022	—	750
4.5% Notes due 2023	600	600
4.875% Notes due 2023	—	1,400
4.3% Notes due 2024	1,000	1,000
4.875% Notes due 2024	750	750
3.9% Notes due 2025	750	750
4% Notes due 2025	750	750
3.75% Notes due 2027	1,450	—
6.3% Notes due 2040	1,250	1,250
5.8% Notes due 2043	400	400
5.4% Notes due 2044	500	500
4.9% Notes due 2045	500	500
5.1% Notes due 2045	1,000	1,000
Term Loan, variable interest rate, due 2018	—	850
Debt issuance costs	(96)	(90)
Net unamortized debt premium (discount)	(6)	107
Long-term debt, including current portion	16,497	18,470
Long-term debt due within one year	(501)	(785)
Long-term debt	$15,996	$17,685

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The terms of our senior unsecured notes are governed by indentures that contain covenants that, among other things, limit: (1) our ability and the ability of our subsidiaries to create liens securing indebtedness and (2) mergers, consolidations, and sales of assets. The indentures also contain customary events of default, upon which the trustee or the holders of the senior unsecured notes may declare all outstanding senior unsecured notes to be due and payable immediately.
The following table presents aggregate minimum maturities of long-term debt, excluding net unamortized debt premium (discount) and debt issuance costs, for each of the next five years:

December 31, 2017
(Millions)
2018	$502
2019	2
2020	2,102
2021	502
2022	2,002
Issuances and retirements
On July 6, 2017, we repaid our $850 million variable interest rate term loan that was due December 2018 using proceeds from the sale of our Geismar Interest.
On June 5, 2017, we issued $1.45 billion of 3.75 percent senior unsecured notes due 2027. We used the proceeds for general partnership purposes, primarily the July 3, 2017 repayment of $1.4 billion of 4.875 percent senior unsecured notes that were due in 2023.
On April 3, 2017, Northwest Pipeline issued $250 million of 4.0 percent senior unsecured notes due 2027 to investors in a private debt placement. Northwest Pipeline used the net proceeds to retire $185 million of 5.95 percent senior unsecured notes that matured on April 15, 2017, and for general corporate purposes. As part of the issuance, Northwest Pipeline entered into a registration rights agreement with the initial purchasers of the unsecured notes. Under the terms of the agreement, Northwest Pipeline was obligated to file and consummate a registration statement for an offer to exchange the notes for a new issue of substantially identical notes registered under the Securities Act of 1933, as amended, within 365 days from closing and to use commercially reasonable efforts to complete the exchange offer. Northwest Pipeline has filed the registration statement, which became effective in January 2018. The exchange offer is expected to be completed in the first quarter of 2018.
On February 23, 2017, using proceeds received from the Financial Repositioning (see Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies), we early retired $750 million of 6.125 percent senior unsecured notes that were due in 2022.
We retired $600 million of 7.25 percent senior unsecured notes that matured on February 1, 2017.
Northwest Pipeline retired $175 million of 7 percent senior unsecured notes that matured on June 15, 2016.
Transco retired $200 million of 6.4 percent senior unsecured notes that matured on April 15, 2016.
On January 22, 2016, Transco, issued $1 billion of 7.85 percent senior unsecured notes due 2026 to investors in a private debt placement. In January 2017, Transco completed an exchange of these notes for substantially identical new notes that are registered under the Securities Act of 1933, as amended. Transco used the net proceeds to repay debt and to fund capital expenditures.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Other financing obligation
During the construction of Transco’s Dalton expansion project, we received funding from a partner for its proportionate share of construction costs related to its undivided ownership interest in the project. Amounts received were recorded within noncurrent liabilities and 100 percent of the costs associated with construction were capitalized on our Consolidated Balance Sheet. Upon placing the project in service during the third quarter of 2017, we began leasing this partner’s undivided interest in the lateral, including the associated pipeline capacity, and reclassified approximately $237 million of funding previously received from our partner from noncurrent liabilities to debt to reflect the financing obligation payable to our partner over an expected term of 35 years.
Credit Facilities

	December 31, 2017
	Available	Outstanding
	(Millions)
Long-term credit facility (1)	$3,500	$—
Letters of credit under certain bilateral bank agreements		1
__________

(1)
In managing our available liquidity, we do not expect a maximum outstanding amount in excess of the capacity of our credit facility inclusive of any outstanding amounts under our commercial paper program.

Long-term credit facilities
On February 2, 2015, we along with Transco, Northwest Pipeline, the lenders named therein, and an administrative agent entered into the Second Amended & Restated Credit Agreement with aggregate commitments available of $3.5 billion, with up to an additional $500 million increase in aggregate commitments available under certain circumstances. In November 2017, the maturity date of the facility was extended to February 2, 2021. However, the co-borrowers may request an additional extension of the maturity date for a one year period to allow a maturity date as late as February 2, 2022, under certain circumstances. The agreement allows for swing line loans up to an aggregate amount of $150 million, subject to available capacity under the credit facility, and letters of credit commitments of $1.125 billion. Transco and Northwest Pipeline are each able to borrow up to $500 million under this credit facility to the extent not otherwise utilized by the other co-borrowers.
The agreement governing our credit facility contains the following terms and conditions:

•
Various covenants may limit, among other things, a borrower’s and its material subsidiaries’ ability to grant certain liens supporting indebtedness, merge or consolidate, sell all or substantially all of its assets, enter into certain affiliate transactions, make certain distributions during an event of default, enter into certain restrictive agreements, and allow any material change in the nature of its business.

•
If an event of default with respect to a borrower occurs under the credit facility, the lenders will be able to terminate the commitments for all borrowers and accelerate the maturity of any loans of the defaulting borrower under the credit facility agreement and exercise other rights and remedies.

•
Other than swing line loans, each time funds are borrowed, the borrower must choose whether such borrowing will be an alternate base rate borrowing or a Eurodollar borrowing.  If such borrowing is an alternate base rate borrowing, interest is calculated on the basis of the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one half of 1 percent, and (c) a periodic fixed rate equal to the London Interbank Offered Rate (LIBOR) plus 1 percent, plus, in the case of each of (a), (b), and (c), an applicable margin. If the borrowing is a Eurodollar borrowing, interest is calculated on the basis of LIBOR for the relevant period plus an applicable margin.  Interest on swing line loans is calculated as the sum of the alternate base rate plus an applicable margin.  The borrower is required to pay a commitment fee based on the unused portion of the credit facility.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The applicable margin and the commitment fee are determined for each borrower by reference to a pricing schedule based on such borrower’s senior unsecured long-term debt ratings.
Significant financial covenants under the agreement require the ratio of debt to EBITDA, each as defined in the credit facility, be no greater than 5.00 to 1, except for the fiscal quarter and the two following fiscal quarters in which one or more acquisitions has been executed, in which case the ratio of debt to EBITDA is to be no greater than 5.5 to 1.
The ratio of debt to capitalization (defined as net worth plus debt) must be no greater than 65 percent for each of Transco and Northwest Pipeline. We are in compliance with these financial covenants as measured at December 31, 2017.
As of February 20, 2018, there are no amounts outstanding under our long-term credit facility.
Commercial Paper Program
On February 2, 2015, we amended and restated the commercial paper program for the ACMP Merger and to allow a maximum outstanding amount of unsecured commercial paper notes of $3 billion. The maturities of the commercial paper notes vary but may not exceed 397 days from the date of issuance. The commercial paper notes are sold under customary terms in the commercial paper market and are issued at a discount from par, or, alternatively, are sold at par and bear varying interest rates on a fixed or floating basis. Proceeds from these notes are used for general partnership purposes, including funding capital expenditures, working capital, and partnership distributions. At December 31, 2017, no Commercial paper was outstanding. At December 31, 2016, $93 million of Commercial paper was outstanding at a weighted-average interest rate of 1.06 percent, which was classified in Current liabilities in the Consolidated Balance Sheet, as the outstanding notes have maturity dates less than three months from the date of issuance.
Cash Payments for Interest (Net of Amounts Capitalized)
Cash payments for interest (net of amounts capitalized) were $855 million in 2017, $891 million in 2016, and $795 million in 2015.
Leases-Lessee
The future minimum annual rentals under noncancelable operating leases, are payable as follows:

December 31, 2017
(Millions)
2018	$33
2019	32
2020	27
2021	26
2022	24
Thereafter	126
Total	$268
Total rent expense was $55 million in 2017, $59 million in 2016, and $62 million in 2015 and primarily included in Operating and maintenance expenses and Selling, general, and administrative expenses in the Consolidated Statement of Comprehensive Income (Loss).

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 14 – Partners’ Capital
Financial Repositioning
See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies for information regarding units that were issued during the first quarter of 2017 related to the Financial Repositioning.
Distribution Reinvestment Program and Other Private Placement Transactions
In September 2016, we filed a Form S-3D registration statement with the Securities and Exchange Commission for our distribution reinvestment program. The DRIP commenced with the quarterly distribution for the quarter ending September 30, 2016. Under the DRIP, registered unitholders may invest all or a portion of their quarterly cash distribution in our common units. The price for newly issued common units purchased under the DRIP is the average of the high and low trading prices of our common units for the five trading days immediately preceding the distribution, less a discount rate of 2.5 percent.

2017 Activity

Distribution Date	Common Units Issued to the Public	Discounted Average Price per Unit	Reinvested Distribution Amount (Millions)
November	521,143	$35.88	$19
August	378,631	38.24	14
May	311,279	39.69	12
February	395,395	39.76	16
2016 Activity
The November 2016 distribution resulted in 7,891,414 common units issued at a discounted average price of $32.92 per unit associated with reinvested distributions of $260 million, of which $250 million related to Williams.
In August 2016, we completed an equity issuance of 6,975,446 common units sold to Williams in a private placement. The units were sold for an aggregate purchase price of $250 million. The proceeds were used to repay amounts outstanding under our credit facility and for general partnership purposes.
Equity Distribution Agreement Transactions
In November 2016, we issued 3,254,958 common units pursuant to an equity distribution agreement between us and certain banks resulting in net proceeds of $115 million. The net proceeds were used for general partnership purposes. We incurred commission fees of approximately $1.2 million associated with these transactions.
In January 2016, we issued 18,643 common units pursuant to an equity distribution agreement between us and certain banks. The net proceeds of $414 thousand were used for general partnership purposes. We incurred commission fees of $4 thousand associated with these transactions.
In November 2015, we issued 1,790,840 common units pursuant to an equity distribution agreement between us and certain banks. The net proceeds of $59 million were used for general partnership purposes. We incurred commission fees of $592 thousand associated with these transactions.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Limited Partners’ Rights
Significant rights of the limited partners include the following:

•	Right to receive distributions of available cash within 45 days after the end of each quarter.

•	No limited partner shall have any management control over our business and affairs; the general partner shall conduct, direct and manage our activities.

•
The general partner may be removed if such removal is approved by the unitholders holding at least 66 2/3 percent of the outstanding units voting as a single class, including units held by our general partner and its affiliates.

Incentive Distribution Rights
Prior to the previously described Financial Repositioning in January 2017, our general partner was entitled to incentive distributions if the amount we distribute to unitholders with respect to any quarter exceeds specified target levels shown below:

	Total Quarterly Distribution per Unit	Unitholders	General Partner
Minimum Quarterly Distribution	$0.3375	98%	2%
First Target Distribution	Up to $0.388125	98	2
Second Target Distribution	Above $0.388125 up to $0.421875	85	15
Third Target Distribution	Above $0.421875 up to $0.50625	75	25
Thereafter	Above $0.50625	50	50
In the event of liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the unitholders and our general partner in proportion to their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
Issuances of Additional Partnership Securities
Our partnership agreement allows us to issue additional partnership securities for any partnership purpose at any time and from time to time for consideration and on terms and conditions as our general partner determines, all without the approval of any limited partners.
Note 15 – Equity-Based Compensation
Williams’ Plan Information
The Williams Companies, Inc. 2007 Incentive Plan (Plan) provides for Williams common-stock-based awards to both employees and nonmanagement directors. The Plan permits the granting of various types of awards including, but not limited to, stock options and restricted stock units. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved.
Williams charges us directly for compensation expense related to stock-based compensation awards based on the fair value of the awards.
Operating and maintenance expenses and Selling, general, and administrative expenses include equity-based compensation expense for the years ended December 31, 2017, 2016, and 2015 of $34 million, $20 million, and $19 million, respectively.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Williams Partners’ Plan Information
During 2014, certain employees of ACMP’s general partner received equity-based compensation through ACMP’s equity-based compensation program. These awards were converted to WPZ equity-based awards in accordance with the terms of the ACMP Merger. No additional grants of restricted common units were awarded through Williams Partners’ equity-based compensation programs and no additional grants are expected in the future. Operating and maintenance expenses and Selling, general, and administrative expenses include equity-based compensation expense related to Williams Partners’ equity-based compensation program of $5 million, $16 million, and $26 million, for the years ended December 31, 2017, 2016, and 2015, respectively. The total fair value of the restricted common units vested during 2017, 2016, and 2015 was $24 million, $34 million, and $5 million, respectively. As of December 31, 2017, there were 76 thousand nonvested units outstanding and $1 million of unrecognized compensation expense attributable to the outstanding awards which will be recognized in 2018.
Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk
The following table presents, by level within the fair value hierarchy, certain of our financial assets and liabilities. The carrying values of cash and cash equivalents, accounts receivable, commercial paper, and accounts payable approximate fair value because of the short-term nature of these instruments. Therefore, these assets and liabilities are not presented in the following table.

			Fair Value Measurements Using
	Carrying Amount	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Millions)
Assets (liabilities) at December 31, 2017:
Measured on a recurring basis:
ARO Trust investments	$135	$135	$135	$—	$—
Energy derivatives liabilities designated as hedging instruments	(3)	(3)	(2)	(1)	—
Energy derivatives liabilities not designated as hedging instruments	(3)	(3)	—	—	(3)
Additional disclosures:
Other receivables	7	7	7	—	—
Long-term debt, including current portion	(16,497)	(18,112)	—	(18,112)	—

Assets (liabilities) at December 31, 2016:
Measured on a recurring basis:
ARO Trust investments	$96	$96	$96	$—	$—
Energy derivatives assets designated as hedging instruments	2	2	—	2	—
Energy derivatives assets not designated as hedging instruments	1	1	—	—	1
Energy derivatives liabilities not designated as hedging instruments	(6)	(6)	—	—	(6)
Additional disclosures:
Other receivables	15	15	15	—	—
Long-term debt, including current portion	(18,470)	(18,907)	—	(18,907)	—

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Fair Value Methods
We use the following methods and assumptions in estimating the fair value of our financial instruments:
Assets and liabilities measured at fair value on a recurring basis
ARO Trust investments:  Transco deposits a portion of its collected rates, pursuant to its rate case settlement, into an external trust that is specifically designated to fund future asset retirement obligations. The ARO Trust invests in a portfolio of actively traded mutual funds that are measured at fair value on a recurring basis based on quoted prices in an active market, is classified as available-for-sale, and is reported in Regulatory assets, deferred charges, and other in the Consolidated Balance Sheet. Both realized and unrealized gains and losses are ultimately recorded as regulatory assets or liabilities.
Energy derivatives:  Energy derivatives include commodity-based exchange-traded contracts and over-the-counter contracts, which consist of physical forwards, futures, and swaps that are measured at fair value on a recurring basis. The fair value amounts are presented on a gross basis and do not reflect the netting of asset and liability positions permitted under the terms of our master netting arrangements. Further, the amounts do not include cash held on deposit in margin accounts that we have received or remitted to collateralize certain derivative positions. Energy derivatives assets are reported in Other current assets and deferred charges and Regulatory assets, deferred charges, and other in the Consolidated Balance Sheet. Energy derivatives liabilities are reported in Other accrued liabilities and Regulatory liabilities and other in the Consolidated Balance Sheet.
Reclassifications of fair value between Level 1, Level 2, and Level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter. No transfers between Level 1 and Level 2 occurred during the years ended December 31, 2017 or 2016.
Additional fair value disclosures
Other receivables: Other receivables consist of margin deposits, which are reported in Other current assets and deferred charges in the Consolidated Balance Sheet. The disclosed fair value of our margin deposits is considered to approximate the carrying value generally due to the short-term nature of these items.
Long-term debt, including current portion:  The disclosed fair value of our long-term debt is determined primarily by a market approach using broker quoted indicative period-end bond prices. The quoted prices are based on observable transactions in less active markets for our debt or similar instruments. The fair value of the financing obligation associated with our Dalton lateral, which is included within long-term debt, was determined using an income approach (See Note 13 – Debt, Banking Arrangements, and Leases).
Nonrecurring fair value measurements
We performed an interim assessment of the goodwill associated with our Central Region and Northeast Region reporting units within the West and Northeast G&P segments, respectively, as of September 30, 2015. At the time of measurement, the Central Region was part of our former Central segment. We performed the annual assessment of goodwill associated with our Northeast G&P and West G&P reporting units as of October 1, 2015. No impairment charges were required following these evaluations.
During the fourth quarter of 2015, we observed a significant decline in the market values of WPZ and comparable midstream companies within the industry. This served to reduce our estimate of enterprise value and increased our estimates of discount rates. As a result, we performed an impairment assessment as of December 31, 2015, of the goodwill associated with these reporting units.
We estimated the fair value of each reporting unit based on an income approach utilizing discount rates specific to the underlying businesses of each reporting unit. These discount rates considered variables unique to each business area, including equity yields of comparable midstream businesses, expectations for future growth, and customer

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

performance considerations. Weighted-average discount rates utilized ranged from approximately 11 percent to 13 percent across the four reporting units.
As a result of the increases in discount rates during the fourth quarter of 2015, coupled with certain reductions in estimated future cash flows determined during the same period, the fair values of the Central Region, Northeast Region and Northeast G&P reporting units were determined to be below their respective carrying values. We then calculated the implied fair value of goodwill by performing a hypothetical application of the acquisition method wherein the estimated fair value was allocated to the underlying assets and liabilities of each reporting unit. As a result of these Level 3 measurements, we determined that the previously recorded goodwill associated with each reporting unit was fully impaired, resulting in a fourth-quarter 2015 noncash charge of $1,098 million, reflected in Impairment of goodwill in the Consolidated Statement of Comprehensive Income (Loss). For the West G&P reporting unit, the estimated fair value exceeded the carrying value and no impairment was recorded.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The following table presents impairments of assets and investments associated with certain nonrecurring fair value measurements within Level 3 of the fair value hierarchy.

					Impairments
					Years Ended December 31,
	Classification	Segment	Date of Measurement	Fair Value	2017	2016	2015
				(Millions)
Certain gathering operations (1)	Property, plant, and equipment – net and Intangible assets - net of accumulated amortization	West	September 30, 2017	$439	$1,019
Certain gathering operations (2)	Property, plant, and equipment – net and Intangible assets - net of accumulated amortization	Northeast G&P	September 30, 2017	21	115
Canadian operations (3)	Assets held for sale	NGL & Petchem Services	June 30, 2016	924		$341
Certain gathering operations (4)	Property, plant, and equipment – net	West	June 30, 2016	18		48
Previously capitalized project development costs (5)	Property, plant, and equipment – net	West	December 31, 2015	13			$94
Surplus equipment (6)	Property, plant, and equipment – net	Northeast G&P	June 30, 2015	17			20
Level 3 fair value measurements of certain assets					1,134	389	114
Other impairments and write-downs (7)					22	68	31
Impairment of certain assets					$1,156	$457	$145
Equity-method investments (8)	Investments	West and Northeast G&P	December 31, 2016	$1,295		$318
Equity-method investments (9)	Investments	West and Northeast G&P	March 31, 2016	1,294		109
Other equity-method investment	Investments	West	March 31, 2016	—		3
Equity-method investments (10)	Investments	West and Northeast G&P	December 31, 2015	4,017			$890
Equity-method investments (11)	Investments	West and Northeast G&P	September 30, 2015	1,203			461
Other equity-method investment	Investments	Northeast G&P	December 31, 2015	58			8
Impairment of equity-method investments						$430	$1,359
__________________

(1)
Relates to certain gathering operations in the Mid-Continent region. During the third quarter of 2017, we received solicitations and engaged in negotiations for the sale of certain of these assets which led to our impairment

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

evaluation. The estimated fair value was determined using an income approach and incorporated market inputs based on ongoing negotiations for a potential sale of a portion of the underlying assets. For the income approach, we utilized a discount rate of 10.2 percent, reflecting an estimated cost of capital and risks associated with the underlying assets.

(2)
Relates to certain gathering operations in the Marcellus South region resulting from an anticipated decline in future volumes following a third-quarter 2017 shut-in by the primary producer. The estimated fair value was determined by the income approach utilizing a discount rate of 11.1 percent, reflecting an estimated cost of capital and risks associated with the underlying assets.

(3)
Relates to our Canadian operations. We designated these operations as held for sale as of June 30, 2016. As a result, we measured the fair value of the disposal group, resulting in an impairment charge. The estimated fair value was determined by a market approach based primarily on inputs received in the marketing process and reflected our estimate of the potential assumed proceeds. We disposed of our Canadian operations through a sale during the third quarter of 2016. (See Note 2 – Acquisitions and Divestitures).

(4)	Relates to certain gathering assets within the Mid-Continent region. The estimated fair value was determined by a market approach based on our analysis of observable inputs in the principal market.

(5)
Relates to a gas processing plant, the completion of which is considered remote due to unfavorable impact of low natural gas prices on customer drilling activities. The assessed fair value primarily represents the estimated salvage value of certain equipment measured using a market approach based on our analysis of observable inputs in the principal market.

(6)	Relates to certain surplus equipment. The estimated fair value was determined by a market approach based on our analysis of observable inputs in the principal market.

(7)
Reflects multiple individually insignificant impairments and write-downs of other certain assets that may no longer be in use or are surplus in nature for which the fair value was determined to be lower than the carrying value.

(8)
Relates to West’s previously held interest in Ranch Westex and multiple, currently held Appalachia Midstream Investments at Northeast G&P. The historical carrying value of these equity-method investments was initially recorded based on estimated fair value during the third quarter of 2014 in conjunction with the acquisition of ACMP. We estimated the fair value of these Appalachia Midstream Investments using an income approach based on expected future cash flows and appropriate discount rates. The determination of estimated future cash flows involved significant assumptions regarding gathering volumes, rates, and related capital spending. The discount rate utilized for the Appalachia Midstream Investments evaluation was 10.2 percent and reflected an estimated cost of capital as impacted by market conditions and risks associated with the underlying businesses. In addition to utilizing an income approach, we also considered a market approach for certain Appalachia Midstream Investments and Ranch Westex based on an agreement reached in February 2017 to exchange our interests in DBJV and Ranch Westex for additional interests in certain Appalachia Midstream Investments and cash. (See Note 6 – Investing Activities).

(9)
Relates to West’s previously held interest in DBJV and Northeast G&P’s currently held equity-method investment in Laurel Mountain. Our carrying values in these equity-method investments had been written down to fair value at December 31, 2015. Our first-quarter 2016 analysis reflected higher discount rates for both of these equity-method investments, along with lower natural gas prices for Laurel Mountain. We estimated the fair value of these equity-method investments using an income approach based on expected future cash flows and appropriate discount rates. The determination of estimated future cash flows involved significant assumptions regarding gathering volumes and related capital spending. Discount rates utilized ranged from 13.0 percent to 13.3 percent

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

and reflected increases in the estimated cost of capital, revised estimates of expected future cash flows, and risks associated with the underlying businesses.

(10)
Relates to West’s previously held interest in DBJV as well as Northeast G&P’s currently held equity-method investments in UEOM, Laurel Mountain, and certain of the Appalachia Midstream Investments. We estimated the fair value of these equity-method investments using an income approach based on expected future cash flows and appropriate discount rates. The determination of estimated future cash flows involved significant assumptions regarding gathering volumes and related capital spending. Discount rates utilized ranged from 10.8 percent to 14.4 percent and reflected further fourth-quarter 2015 increases in the estimated cost of capital, revised estimates of expected future cash flows, and risks associated with the underlying businesses.

(11)
Relates to West’s previously held interest in DBJV and certain of the Appalachia Midstream Investments at Northeast G&P currently held. The historical carrying value of these equity-method investments was initially recorded based on estimated fair value during the third quarter of 2014 in conjunction with the acquisition of ACMP. We estimated the fair value of these equity-method investments using an income approach based on expected future cash flows and appropriate discount rates. The determination of estimated future cash flows involved significant assumptions regarding gathering volumes and related capital spending. Discount rates utilized were 11.8 percent and 8.8 percent for DBJV and certain of the Appalachia Midstream Investments, respectively, and reflected an estimated cost of capital as impacted by market conditions, and risks associated with the underlying businesses.

Guarantees
We are required by our revolving credit agreement to indemnify lenders for certain taxes required to be withheld from payments due to the lenders and for certain tax payments made by the lenders. The maximum potential amount of future payments under these indemnifications is based on the related borrowings and such future payments cannot currently be determined. These indemnifications generally continue indefinitely unless limited by the underlying tax regulations and have no carrying value. We have never been called upon to perform under these indemnifications and have no current expectation of a future claim.
Concentration of Credit Risk
Cash equivalents
Our cash equivalents are primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government.
Trade accounts and other receivables
The following table summarizes concentration of receivables, net of allowances:

	December 31,
	2017	2016
	(Millions)
NGLs, natural gas, and related products and services	$760	$736
Transportation of natural gas and related products	212	187
Other	—	3
Total	$972	$926
Customers include producers, distribution companies, industrial users, gas marketers, and pipelines primarily located in the continental United States. As a general policy, collateral is not required for receivables, but customers’ financial condition and credit worthiness are evaluated regularly. Based upon this evaluation, we may obtain collateral to support receivables. As of December 31, 2017 and 2016, Chesapeake Energy Corporation, and its affiliates

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

(Chesapeake), a customer primarily within our Northeast G&P and West segments, accounted for $176 million and $133 million, respectively, of the consolidated Trade accounts and other receivables balances.
Revenues
In 2017, 2016, and 2015, Chesapeake accounted for 10 percent, 14 percent, and 18 percent, respectively, of our consolidated revenues.
Note 17 – Contingent Liabilities and Commitments
Environmental Matters
We are a participant in certain environmental activities in various stages including assessment studies, cleanup operations, and/or remedial processes at certain sites, some of which we currently do not own. We are monitoring these sites in a coordinated effort with other potentially responsible parties, the U.S. Environmental Protection Agency (EPA), or other governmental authorities. We are jointly and severally liable along with unrelated third parties in some of these activities and solely responsible in others. Certain of our subsidiaries have been identified as potentially responsible parties at various Superfund and state waste disposal sites. In addition, these subsidiaries have incurred, or are alleged to have incurred, various other hazardous materials removal or remediation obligations under environmental laws. As of December 31, 2017, we have accrued liabilities totaling $15 million for these matters, as discussed below. Estimates of the most likely costs of cleanup are generally based on completed assessment studies, preliminary results of studies, or our experience with other similar cleanup operations. At December 31, 2017, certain assessment studies were still in process for which the ultimate outcome may yield different estimates of most likely costs. Therefore, the actual costs incurred will depend on the final amount, type, and extent of contamination discovered at these sites, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.
The EPA and various state regulatory agencies routinely promulgate and propose new rules, and issue updated guidance to existing rules. More recent rules and rulemakings include, but are not limited to, rules for reciprocating internal combustion engine maximum achievable control technology, air quality standards for one hour nitrogen dioxide emissions, and volatile organic compound and methane new source performance standards impacting design and operation of storage vessels, pressure valves, and compressors. On October 1, 2015, the EPA issued its rule regarding National Ambient Air Quality Standards for ground-level ozone, setting a stricter standard of 70 parts per billion. We are monitoring the rule’s implementation as the reduction will trigger additional federal and state regulatory actions that may impact our operations. Implementation of the regulations is expected to result in impacts to our operations and increase the cost of additions to Property, plant, and equipment – net in the Consolidated Balance Sheet for both new and existing facilities in affected areas. We are unable to reasonably estimate the cost of additions that may be required to meet the regulations at this time due to uncertainty created by various legal challenges to these regulations and the need for further specific regulatory guidance.
Our interstate gas pipelines are involved in remediation activities related to certain facilities and locations for polychlorinated biphenyls, mercury, and other hazardous substances. These activities have involved the EPA and various state environmental authorities, resulting in our identification as a potentially responsible party at various Superfund waste sites. At December 31, 2017, we have accrued liabilities of $7 million for these costs. We expect that these costs will be recoverable through rates.
We also accrue environmental remediation costs for natural gas underground storage facilities, primarily related to soil and groundwater contamination. At December 31, 2017, we have accrued liabilities totaling $8 million for these costs.
Royalty Matters
Certain of our customers, including one major customer, have been named in various lawsuits alleging underpayment of royalties and claiming, among other things, violations of anti-trust laws and the Racketeer Influenced and Corrupt Organizations Act. We have also been named as a defendant in certain of these cases filed in Pennsylvania

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

based on allegations that we improperly participated with that major customer in causing the alleged royalty underpayments. We believe that the claims asserted are subject to indemnity obligations owed to us by that major customer. Due to the preliminary status of the cases, we are unable to estimate a range of potential loss at this time.
Unitholder Litigation
On March 7, 2016, a purported unitholder of us filed a putative class action on behalf of certain purchasers of our units in U.S. District Court in Oklahoma. The action names as defendants us, Williams, Williams Partners GP LLC, Alan S. Armstrong, and former Chief Financial Officer Donald R. Chappel and alleges violations of certain federal securities laws for failure to disclose Energy Transfer Equity, L.P.’s intention to pursue a purchase of Williams conditioned on Williams not closing the WPZ Public Unit Exchange when announcing the WPZ Public Unit Exchange. The complaint seeks, among other things, damages and an award of costs and attorneys’ fees. The plaintiff filed an amended complaint on August 31, 2016. On October 17, 2016, we requested the court dismiss the action, and on March 8, 2017, the court dismissed the complaint with prejudice. On April 7, 2017, the plaintiff filed a notice of appeal. We cannot reasonably estimate a range of potential loss at this time.
Other
In addition to the foregoing, various other proceedings are pending against us which are incidental to our operations, none of which are expected to be material to our expected future annual results of operations, liquidity, and financial position.
Summary
We have disclosed all significant matters for which we are unable to reasonably estimate a range of possible loss. We estimate that for all other matters for which we are able to reasonably estimate a range of loss, our aggregate reasonably possible losses beyond amounts accrued are immaterial to our expected future annual results of operations, liquidity, and financial position. These calculations have been made without consideration of any potential recovery from third parties.
Commitments
Commitments for construction and acquisition of property, plant, and equipment are approximately $348 million at December 31, 2017.
Note 18 – Segment Disclosures
Our reportable segments are Northeast G&P, Atlantic-Gulf, West, and NGL & Petchem Services. (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies.) Certain other corporate activities are included in Other.
Performance Measurement
We evaluate segment operating performance based upon Modified EBITDA (earnings before interest, taxes, depreciation, and amortization). This measure represents the basis of our internal financial reporting and is the primary performance measure used by our chief operating decision maker in measuring performance and allocating resources among our reportable segments. Intersegment revenues primarily represent the sale of NGLs from our natural gas processing plants to our marketing business.
We define Modified EBITDA as follows:

•	Net income (loss) before:

◦	Provision (benefit) for income taxes;

◦	Interest incurred, net of interest capitalized;

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

◦	Equity earnings (losses);

◦	Impairment of equity-method investments;

◦	Other investing income (loss) – net;

◦	Impairment of goodwill;

◦	Depreciation and amortization expenses;

◦	Accretion expense associated with asset retirement obligations for nonregulated operations.

•
This measure is further adjusted to include our proportionate share (based on ownership interest) of Modified EBITDA from our equity-method investments calculated consistently with the definition described above.

The following geographic area data includes Revenues from external customers based on product shipment origin and Long-lived assets based upon physical location:

	United States	Canada	Total
	(Millions)
Revenues from external customers:
2017	$8,010	$—	$8,010
2016	7,406	85	7,491
2015	7,228	103	7,331

Long-lived assets:
2017	$36,702	$—	$36,702
2016	37,683	—	37,683
2015	37,586	1,030	38,616
Long-lived assets are comprised of property, plant, and equipment, goodwill, and other intangible assets.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The following table reflects the reconciliation of Segment revenues to Total revenues as reported in the Consolidated Statement of Comprehensive Income (Loss) and Other financial information:

	Northeast G&P	Atlantic- Gulf	West	NGL & Petchem Services	Eliminations	Total
	(Millions)
2017
Segment revenues:
Service revenues
External	$837	$2,202	$2,246	$7	$—	$5,292
Internal	35	37	—	—	(72)	—
Total service revenues	872	2,239	2,246	7	(72)	5,292
Product sales
External	264	257	1,840	357	—	2,718
Internal	27	227	173	8	(435)	—
Total product sales	291	484	2,013	365	(435)	2,718
Total revenues	$1,163	$2,723	$4,259	$372	$(507)	$8,010
Other financial information:
Proportional Modified EBITDA of equity-method investments	$452	$264	$79	$—	$—	$795

2016
Segment revenues:
Service revenues
External	$836	$1,959	$2,328	$50	$—	$5,173
Internal	34	39	—	—	(73)	—
Total service revenues	870	1,998	2,328	50	(73)	5,173
Product sales
External	134	245	1,183	756	—	2,318
Internal	28	205	197	22	(452)	—
Total product sales	162	450	1,380	778	(452)	2,318
Total revenues	$1,032	$2,448	$3,708	$828	$(525)	$7,491
Other financial information:
Proportional Modified EBITDA of equity-method investments	$357	$287	$110	$—	$—	$754

2015
Segment revenues:
Service revenues
External	$816	$1,900	$2,399	$20	$—	$5,135
Internal	7	23	—	—	(30)	—
Total service revenues	823	1,923	2,399	20	(30)	5,135
Product sales
External	110	287	1,100	699	—	2,196
Internal	18	176	120	13	(327)	—
Total product sales	128	463	1,220	712	(327)	2,196
Total revenues	$951	$2,386	$3,619	$732	$(357)	$7,331
Other financial information:
Proportional Modified EBITDA of equity-method investments	$359	$257	$83	$—	$—	$699

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The following table reflects the reconciliation of Modified EBITDA to Net income (loss) as reported in the Consolidated Statement of Comprehensive Income (Loss):

	Years Ended December 31,
	2017	2016	2015
	(Millions)
Modified EBITDA by segment:
Northeast G&P	$819	$853	$770
Atlantic-Gulf	1,238	1,621	1,539
West	412	1,544	1,481
NGL & Petchem Services	1,161	(145)	218
Other	(14)	(9)	(5)
	3,616	3,864	4,003
Accretion expense associated with asset retirement obligations for nonregulated operations	(33)	(31)	(28)
Depreciation and amortization expenses	(1,700)	(1,720)	(1,702)
Impairment of goodwill	—	—	(1,098)
Equity earnings (losses)	434	397	335
Impairment of equity-method investments	—	(430)	(1,359)
Other investing income (loss) – net	281	29	2
Proportional Modified EBITDA of equity-method investments	(795)	(754)	(699)
Interest expense	(822)	(916)	(811)
(Provision) benefit for income taxes	(6)	80	(1)
Net income (loss)	$975	$519	$(1,358)
The following table reflects Total assets, Investments, and Additions to long-lived assets by reportable segments:

	Total Assets at December 31,		Investments at December 31,		Additions to Long-Lived Assets at December 31,
	2017	2016	2017	2016	2017	2016	2015
	(Millions)
Northeast G&P	$14,397	$13,436	$5,307	$4,345	$460	$223	$584
Atlantic-Gulf	15,230	14,176	823	893	2,001	1,608	1,607
West	16,144	18,479	422	1,463	321	223	591
NGL & Petchem Services	3	1,112	—	—	5	48	175
Other (1)	936	161	—	—	5	—	3
Eliminations (2)	(807)	(1,099)	—	—	—	—	—
Total	$45,903	$46,265	$6,552	$6,701	$2,792	$2,102	$2,960

(1)	Increase in Other due primarily to increased cash balance.

(2)	Eliminations primarily relate to the intercompany accounts receivable generated by our cash management program.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 19 – Subsequent Events
Debt Items
On March 5, 2018, we completed a public offering of $800 million of 4.85 percent senior unsecured notes due 2048. We used the net proceeds for general partnership purposes, primarily the March 28, 2018 repayment of $750 million of 4.875 percent senior unsecured notes that were due in 2024.
On March 15, 2018, Transco issued $400 million of 4 percent senior unsecured notes due 2028 and $600 million of 4.6 percent senior unsecured notes due 2048 to investors in a private debt placement. Transco intends to use the net proceeds to retire $250 million of 6.05 percent senior unsecured notes due June 2018, and for general corporate purposes, including the funding of capital expenditures.
Significant Risks and Uncertainties
On March 15, 2018, the FERC issued a policy statement regarding the recovery of income tax costs in rates of natural gas pipelines. The FERC found that an impermissible double recovery results from granting a Master Limited Partnership (MLP) pipeline both an income tax allowance and a return on equity pursuant to the discounted cash flow methodology. The FERC will no longer permit an MLP pipeline to recover an income tax allowance in its cost of service. The FERC further stated it will address the application of this policy to non-MLP partnership forms as those issues arise in subsequent proceedings. The FERC also issued a Notice of Proposed Rulemaking proposing a process that will allow it to determine which natural gas pipelines may be collecting unjust and unreasonable rates in light of the recent reduction in the corporate income tax rate associated with Tax Reform and this policy statement. Furthermore, the FERC issued a Notice of Inquiry seeking comments on the additional impacts of Tax Reform on jurisdictional rates, particularly whether, and if so how, the FERC should address changes relating to accumulated deferred income tax amounts after the corporate income tax rate reduction and bonus depreciation rules, as well as whether other features of Tax Reform require FERC action. We are evaluating the impact of these developments on our interstate natural gas pipelines and currently expect any associated impacts would be prospective and determined through subsequent rate proceedings. We also continue to monitor developments that may impact our regulatory liabilities resulting from Tax Reform. It is reasonably possible that future tariff-based rates collected by our interstate natural gas pipelines may be adversely impacted.

Williams Partners L.P.
Quarterly Financial Data
(Unaudited)

Summarized quarterly financial data are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Millions, except per-unit amounts)
2017
Revenues	$1,983	$1,919	$1,885	$2,223
Product costs	579	537	504	680
Net income (loss)	660	348	284	(317)
Net income (loss) attributable to controlling interests	634	320	259	(342)
Net income (loss) allocated to common units for calculation of earnings per common unit (1)	623	314	255	(336)
Basic and diluted net income (loss) per common unit (2)	.68	.33	.27	(.35)

2016
Revenues	$1,654	$1,740	$1,907	$2,190
Product costs	317	403	463	545
Net income (loss)	79	(77)	351	166
Net income (loss) attributable to controlling interests	50	(90)	326	145
Net income (loss) allocated to common units for calculation of earnings per common unit (1)	(148)	(289)	247	143
Basic and diluted net income (loss) per common unit (2)	(.25)	(.49)	.42	.24
___________________

(1)	The sum of Net income (loss) allocated to common units for calculation of earnings per common unit for the four quarters may not equal the total for the year due to timing of unit issuances.

(2)	The sum of Net income (loss) per common unit for the four quarters may not equal the total for the year due to changes in the average number of common units outstanding and rounding.
2017
Net income (loss) for fourth-quarter 2017 includes $713 million of regulatory charges resulting from Tax Reform.
Net income (loss) for third-quarter 2017 includes:

•
$1.095 billion gain on the sale of Williams Olefins, L.L.C., a wholly owned subsidiary which owned our interest in the Geismar, Louisiana, olefins plant (Geismar Interest) (see Note 2 – Acquisitions and Divestitures of Notes to Consolidated Financial Statements);

•
$1.019 billion impairment in the West reportable segment, primarily related to impairment of certain gathering operations in the Mid-Continent region (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk);

•
$121 million impairment in the Northeast G&P reportable segment, primarily related to impairment of certain gathering operations in the Marcellus South region (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk).

Net income (loss) for first-quarter 2017 includes a gain of $269 million associated with the disposition of certain equity-method investments (see Note 6 – Investing Activities).

Williams Partners L.P.
Quarterly Financial Data – (Continued)
(Unaudited)

2016
Net income (loss) for fourth-quarter 2016 includes:

•
$173 million of income associated with the amortization of deferred income related to the restructuring of certain gas gathering contracts in the Barnett Shale and Mid-Continent regions and $58 million of related minimum volume commitment fees (see Note 7 – Other Income and Expenses);

•	$318 million impairment loss on certain equity-method investments (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk).
Net income (loss) for second-quarter 2016 includes a $341 million impairment loss on Canadian assets (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk).
Net income (loss) for first-quarter 2016 includes a $112 million impairment loss on equity-method investments (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk).